Exhibit 10.1

FORM OF

CREDIT AGREEMENT

dated as of

August 21, 2009

among

AMERICAN DENTAL PARTNERS, INC.,

as Borrower

THE LENDING INSTITUTIONS NAMED HEREIN,

as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,

as a Co-Lead Arranger and Administrative Agent

and

RBS SECURITIES INC.,

as a Co-Lead Arranger

and

BANC OF AMERICA SECURITIES LLC,

as a Co-Lead Arranger

BANK OF AMERICA, N.A.,

as Documentation Agent

and

RBS CITIZENS, N.A.,

as Syndication Agent

$50,000,000 Revolving Facility

$80,000,000 Term Loan Facility

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

Page

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit A-3	Form of Term Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of Letter of Credit Request
Exhibit C-1	Form of Subsidiary Guaranty
Exhibit C-2	Form of Security Agreement
Exhibit D	Form of Assignment Agreement
Exhibit E	Form of Compliance Certificate

Schedule 1	Lenders and Commitments	11
Schedule 2	Subsidiary Guarantors	12
Schedule 3	Existing Letters of Credit	13
Schedule 4	Scheduled Subsidiaries	14
Schedule 7.1	Subsidiaries
Schedule 7.21	Management Service Agreements
Schedule 9.3	Liens
Schedule 9.4	Indebtedness
Schedule 9.5	Investments

-vi-

THIS CREDIT AGREEMENT is entered into as of August 21, 2009 among the following: (i) AMERICAN DENTAL PARTNERS, INC., a Delaware corporation (the “Borrower”); (ii) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); (iii) KEYBANK NATIONAL ASSOCIATION, as a co-lead arranger, sole bookrunner and administrative agent (the “Administrative Agent”); (iv) KBCM BRIDGE LLC, a Delaware limited liability company, as a Lender and the Swing Line Lender (as hereinafter defined); (v) RBS SECURITIES INC., as a co-lead arranger; (vi) BANK OF AMERICA, N.A., as documentation agent and a Lender; (vii) BANC OF AMERICA SECURITIES LLC, as a co-lead arranger, and (viii) RBS CITIZENS, N.A., as syndication agent and a Lender.

PRELIMINARY STATEMENTS:

(1) The Borrower has requested that the Lenders, the Swing Line Lender and each Letter of Credit Issuer (as hereafter defined) extend credit to the Borrower to refinance the Existing Facilities (as hereinafter defined) and to provide working capital and funds for other lawful purposes.

(2) Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each Letter of Credit Issuer are willing to extend credit and make available to the Borrower the credit facility provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.1. Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) any acquisition on a going concern basis (whether by purchase, lease or otherwise) of any facility and/or business or business unit operated by any person that is not a Subsidiary of the Borrower, (ii) the acquisition of a majority of the outstanding Equity Interest in any such person (whether by merger, stock purchase or otherwise), (iii) the affiliation with a dental group through the acquisition of selected assets consistent with the past practices of the Borrower, (iv) the acquisition of all or substantially all of the assets of any person, or any business or division of any person, (v) any transaction in which the Borrower or any Subsidiary enters into a Management Service Agreement or any similar agreement or affiliation and (vi) the acquisition of another person by a merger, consolidation, amalgamation or any other combination with such person.

“Additional Security Document” shall have the meaning provided in Section 8.11(a).

“Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, the greater of: (i) (A) the rate per annum equal to the offered rate appearing on the applicable electronic page of Reuters (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars with a maturity comparable to such Interest Period, divided (and rounded to the nearest one hundredth of 1%) by (B) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that in the event that the rate referred to in clause (A) above is not available at any such time for any reason, then the rate referred to in clause (A) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest ten thousandth of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to the Reference Banks in the London interbank market at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period and (ii) 2.00%. Notwithstanding the foregoing, the Adjusted Eurodollar Rate for the Hedged Portion of the Term Loan shall equal clause (i) above so long as the Hedge Condition is in effect.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.9.

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with such person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A person shall be deemed to control a second person if such first person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second person or (ii) to direct or cause the direction of the management and policies of such second person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (x) a director, officer or employee of a person shall not, solely by reason of such status, be considered an Affiliate of such person; and (y) neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of the Borrower or any other Credit Party or any of their respective Subsidiaries.

“Aggregate Credit Facility Exposure” shall mean, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time and (ii) the principal amount of Swing Loans outstanding at such time, and (iii) aggregate principal amount of the Term Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” shall mean, at any time, the sum of (i) the principal amounts of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the aggregate amount of the Letter of Credit Outstandings at such time.

“Agreement” shall mean this Credit Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Anti-Terrorism Law” shall mean the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Commitment Fee Rate” shall mean:

(i) On the Closing Date and thereafter, until changed hereunder in accordance with the provisions set forth in this definition, the Applicable Commitment Fee Rate shall be 62.50 basis points;

(ii) Commencing with the fiscal quarter of the Borrower ended on September 30, 2009, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Leverage Ratio:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 2.00 to 1.00	62.50 bps
Less than 2.00 to 1.00 and greater than or equal to 1.50 to 1.00	50.00 bps
Less than 1.50 to 1.00	37.50 bps

(iii) Changes in the Applicable Commitment Fee Rate based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Administrative Agent pursuant to Section 8.1(a) or Section 8.1(b), as the case may be, of the financial statements of the Borrower for the Testing Period most recently ended, accompanied by a Compliance Certificate required pursuant to Section 8.1(c), demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing, during any period when (A) the Borrower has failed to timely deliver its consolidated financial statements referred to in Section 8.1(a) or Section 8.1(b), accompanied by a Compliance Certificate required pursuant to Section 8.1(c), (B) a Default under Section 10.1(a) has occurred and is continuing, or (C) an Event of Default has occurred and is continuing, the Applicable Commitment Fee Rate shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Leverage Ratio at such time. Any changes in the Applicable Commitment Fee Rate shall be determined by the Administrative Agent in accordance with the provisions set forth in this definition and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

(iv) In the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.1(a), (b) or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for an applicable period than the Applicable Commitment Fee Rate actually applied for such applicable period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such applicable period, (ii) the Applicable Commitment Fee Rate shall be determined as if such corrected, higher Applicable Commitment Fee Rate were applicable for such period, and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the applicable Lenders and/or the applicable Letter of Credit Issuers, the additional Commitment Fee owing (including for any retrospective periods) as a result of such higher Applicable Commitment Fee Rate for such period. This provision shall not limit the rights of the Administrative Agent and the Lenders with respect to any other provision of this Agreement. The Borrower’s obligations under this clause (iv) shall survive the termination of the Commitments and the repayment of all Obligations hereunder.

“Applicable Lending Office” shall mean, with respect to each Lender, the office or offices designated by such Lender to the Administrative Agent as such Lender’s lending office or offices for purposes of this Agreement. A Lender may have a different Applicable Lending Office for Base Rate Loans and Eurodollar Loans.

“Applicable Margin” shall mean:

(i) On the Closing Date and thereafter, until changed hereunder in accordance with the following provisions, the Applicable Margin shall be (A) 550.00 basis points for Base Rate Loans, and (B) 600.00 basis points for Eurodollar Loans;

(ii) Commencing with the fiscal quarter of the Borrower ended on September 30, 2009, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio:

Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans
Greater than or equal to 2.00 to 1.00	550.00 bps	600.00 bps
Less than 2.00 to 1.00 and greater than or equal to 1.50 to 1.00	525.00 bps	575.00 bps
Less than 1.50 to 1.00 and greater than or equal to 1.00 to 1.00	500.00 bps	550.00 bps
Less than 1.00 to 1.00	475.00 bps	525.00 bps

(iii) Changes in the Applicable Margin based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Administrative Agent pursuant to Section 8.1(a) or Section 8.1(b), as the case may be, of the financial statements of the Borrower for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 8.1(c), demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) the Borrower has failed to timely deliver its consolidated financial statements referred to in Section 8.1(a) or Section 8.1(b), accompanied by a Compliance Certificate in accordance with Section 8.1(c), (B) a Default under Section 10.1(a) has occurred and is continuing, or (C) an Event of Default has occurred and is continuing, the Applicable Margin shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Leverage Ratio at such time. Any changes in the Applicable Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in this definition and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

(iv) In the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.1(a), (b) or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for an applicable period than the Applicable Margin actually applied for such applicable period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such applicable period, (ii) the Applicable Margin shall be determined as if such corrected, higher Applicable Margin were applicable for such period, and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the applicable Lenders and/or the applicable Letter of Credit Issuers, the accrued additional interest owing (including for any retrospective periods) as a result of such higher Applicable Margin for such period. This provision shall not limit the rights of the Administrative Agent and the Lenders with respect to any other provision of this Agreement. The Borrower’s obligations under this clause (iv) shall survive the termination of the Commitments and the repayment of all Obligations hereunder.

“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”

“Approved Fund” shall mean a fund that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender.

“Asset Sale” shall mean the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of the Borrower or any Subsidiary) by the Borrower or any Subsidiary to any person of any of the Borrower’s or such Subsidiary’s respective assets, provided that the term Asset Sale specifically excludes (i) any sales, transfers or other dispositions of inventory, or obsolete or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, and (ii) the actual or constructive total loss of any property or the use thereof resulting from any Event of Loss.

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit D hereto.

“Authorized Officer” shall mean any of the following officers of the Borrower: the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Vice President-Planning and Investment or the Treasurer or any other officer of the Borrower performing a function similar to any of the foregoing that is acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower.

“Bank Products” means treasury management, cash management, deposit, disbursement or other bank account services, credit card or purchase card programs or other similar banking products.

“Bank Product Creditor” shall have the meaning provided in the Security Agreement.

“Bank Product Document” shall have the meaning provided in the Security Agreement.

“Bank Product Obligations” shall have the meaning provided in the Security Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 10.1(h)(i).

“Base Rate” shall mean, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of: (i) the rate of interest established by KeyBank in Cleveland, Ohio, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus  1/2 of 1.00% per annum; and (iii) the greater of (A) the Adjusted Eurodollar Rate for one month interest periods that would be applicable had the Borrower submitted on such day a Notice of Borrowing, Continuation or Conversion that requested the Borrowing, Continuation or Conversion of a Eurodollar Loan, and (B) 2.00%, in the case of each of subclauses (A) and (B) of this clause (iii), plus 1.00% per annum.

“Base Rate Loan” shall mean any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Benefited Creditors” shall mean, with respect to the Borrower Guaranteed Obligations pursuant to Article XII, each of the Administrative Agent, the Lenders, each Letter of Credit Issuer and the Swing Line Lender, each Designated Hedge Creditor and each Bank Product Creditor, and the respective successors and assigns of each of the foregoing (but in the case of a successor or assign of a Designated Hedge Creditor or a Bank Product Creditor, as applicable, solely to the extent such successor or assign meets the definition of a Designated Hedge Creditor or a Bank Product Creditor, as applicable).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Guaranteed Obligations” has the meaning provided in Section 12.1.

“Borrowing” shall mean a Revolving Borrowing, a Term Borrowing or the incurrence of a Swing Loan.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday or any other day that shall be in the city in which the Payment Office is located a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of the Borrower or any of its Subsidiaries or as a dividend, return of capital or other distribution in respect of the Borrower’s or such Subsidiary’s Equity Interest.

“Capital Lease” as applied to any person shall mean any lease of any property (whether real, personal or mixed) by that person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that person.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Care For Kids Subsidiary” shall mean Care For Kids – USA, LLC, a Delaware limited liability company, or any other Subsidiary formed from time to time at any time after the Closing Date by ADP-CFK, LLC, a Delaware limited liability company or any other Credit Party approved in writing by the Administrative Agent, primarily for purposes of operating dental practices (or providing administrative services thereto) specializing in the treatment of children, including children covered by the applicable State’s Medicaid program, and “Care For Kids Subsidiaries” shall mean, collectively, each such Care For Kids Subsidiary.

“Cash Equivalents” shall mean any of the following:

(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii) Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than three months from the date of acquisition;

(iii) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A-2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 90 days after the date of acquisition;

(iv) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

(v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(vii) investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

(viii) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii).

“Cash Proceeds” shall mean, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower or any Subsidiary from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall occur if:

(i) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Borrower’s Board of Directors (together with any new directors (x) whose election by the Borrower’s Board of Directors was, or (y) whose nomination for election by the Borrower’s shareholders was (prior to the date of the proxy or consent solicitation relating to such nomination), approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), shall cease for any reason to constitute a majority of the directors then in office; or

(ii) any person or group (as such term is defined in Section 13(d)(3) of the 1934 Act), shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the 1934 Act) of more than 30%, on a fully diluted basis, of the economic or voting interest in the Borrower’s capital stock.

“Charges” shall have the meaning provided in Section 13.22.

“CIP Regulations” shall have the meaning provided in Section 11.11.

“Claims” shall have the meaning set forth in the definition of “Environmental Claims.”

“Closing Date” shall mean August 21, 2009.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Lead Arrangers” means, collectively, KeyBank, Banc of America Securities LLC, and RBS Securities Inc., in their capacities as co-lead arrangers hereunder.

“Collateral” shall mean the “Collateral” as defined in the Security Agreement, together with any other collateral (whether real property or personal property) covered by any Security Document.

“Commitment” shall mean with respect to each Lender, (i) its Revolving Commitment or (ii) its Term Commitment, if any, or, in the case of such Lender, all of such Commitments.

“Commitment Fees” shall have the meaning provided in Section 4.1(a).

“Compliance Certificate” shall have the meaning provided in Section 8.1(c).

“Confidential Information” shall have the meaning provided in Section 13.14(b).

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent and including, without limitation, any earn-out payments), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid in connection with such Acquisition.

“Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases and Synthetic Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

“Consolidated Depreciation and Amortization Expense” shall mean, for any period, all depreciation and amortization expenses of the Borrower and its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus (i) the sum of the amounts for such period included in determining such Consolidated Net Income of, without duplication, (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, (C) Consolidated Depreciation and Amortization Expense, (D) Non-Cash Compensation Charges, and (E) extraordinary and other non-recurring non-cash losses and charges, less (ii) gains on sales of assets and other extraordinary gains and other non-recurring gains; all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, that Consolidated EBITDA for any Testing Period shall (x) include the appropriate financial items for any person or business unit that has been acquired by the Borrower or any of its Subsidiaries for any portion of such Testing Period prior to the date of acquisition (but excluding anticipated operating synergies), and (y) exclude the appropriate financial items for any person or business unit that has been disposed of by the Borrower or any of its Subsidiaries, for the portion of such Testing Period prior to the date of disposition. In the case of clauses (x) and (y) in the preceding sentence, such terms shall be subject to the Administrative Agent’s reasonable discretion and supporting documentation (a copy of which shall be provided to the Lenders) acceptable to the Administrative Agent.

“Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on the net income of the Borrower or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including, without limitation, that which is capitalized, that which is attributable to Capital Leases or Synthetic Leases and the pre-tax equivalent of dividends payable on Disqualified Equity Interests) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements.

“Consolidated Net Income” shall mean for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Net Rent Expense” shall mean, for any period, the total amount of rent or similar obligations required to be paid during such period by the Borrower or any of its Subsidiaries in respect of

Operating Leases, as determined on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, but only to the extent such rent or similar obligations are not reimbursed to the Borrower or any of its Subsidiaries pursuant to the terms of a Management Service Agreement.

“Consolidated Net Working Capital” means current assets (excluding cash and Cash Equivalents), minus current liabilities, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” shall mean at any time, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Borrower at such time, provided that in no event shall Consolidated Net Worth include any amounts in respect of Disqualified Equity Interests.

“Consolidated Revenue” shall mean the line item captioned “net revenue” in the Borrower’s financial statements included in the Borrower’s most recently filed Form 10-K or 10-Q, as applicable.

“Consolidated Total Debt” shall mean the sum (without duplication) of all Indebtedness of the Borrower and of each of its Subsidiaries, all as determined on a consolidated basis.

“Continue,” “Continuation” and “Continued” each refers to a continuation of Eurodollar Loans for an additional Interest Period as provided in Section 2.12.

“Control Agreements” shall have the meaning set forth in the Security Agreement.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Credit Documents” shall mean this Agreement, the Notes, the Subsidiary Guaranty, the Security Documents, the Fee Letter, each Letter of Credit, and each other Letter of Credit Document.

“Credit Event” shall mean the making of any Borrowing, any Conversion or Continuation or any Letter of Credit Issuance.

“Credit Facility” shall mean the credit facility established under this Agreement pursuant to which (i) the Lenders shall make Revolving Loans to the Borrower, and shall participate in Letters of Credit Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (ii) each Lender with a Term Commitment shall make a Term Loan to the Borrower pursuant to such Term Commitment of such Lender, (iii) the Swing Line Lender shall make Swing Loans to the Borrower under the Swing Line Facility pursuant to the Swing Line Commitment, and (iv) each Letter of Credit Issuer shall issue Letters of Credit for the account of the Letter of Credit Obligors in accordance with the terms of this Agreement.

“Credit Facility Exposure” shall mean, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time, (ii) in the case of the Swing Line Lender, the principal amount of Swing Loans outstanding at such time, and (iii) the outstanding aggregate principal amount of the Term Loan made by such Lender, if any.

“Credit Party” shall mean any of the Borrower or any Subsidiary Guarantor.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, for any day, (i) with respect to any Loan, a rate per annum equal to two percent (2%) per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.8(a)(i) or Section 2.8(b)(i), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.8(a)(i).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Hedge Agreement” shall mean (a) any Hedge Agreement to which the Borrower or any other Credit Party is a party and as to which a Lender or any of its Affiliates is a counterparty and (b) that has been designated as a Designated Hedge Agreement by written notice to the Administrative Agent from the Borrower or such Lender or Affiliate so that the Borrower’s or such other Credit Party’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Subsidiary Guaranty and the Security Documents.

“Designated Hedge Creditor” shall mean each Lender or Affiliate of a Lender that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender.

“Disqualified Equity Interests” shall mean, with respect to any person, any Equity Interest that (i) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the later of the Revolving Facility Termination Date and the Term Loan Maturity Date, (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (A) debt securities or other Indebtedness or (B) any Equity Interest referred to in clause (i) above, in each case at any time on or prior to the first anniversary of the later of the Revolving Facility Termination Date and the Term Loan Maturity Date, (iii) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (iv) requires cash dividend payments prior to the first anniversary of the later of the Revolving Facility Termination Date and the Term Loan Maturity Date, other than, in the case of a limited liability company, cash distributions required by the applicable Organizational Documents to be made to its members to enable each member to pay taxes allocable to such member based on such limited liability company’s net taxable income, but in each case only to the extent necessary to pay such taxes, (v) does not provide that any claims of any holder of such Equity Interest may have against the Borrower or any other Credit Party (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner reasonably satisfactory to the Administrative Agent, (vi) provides the holders of such Equity Interests with any rights to receive any cash upon the occurrence of a change of control prior to the first anniversary date on which the Obligations have been irrevocably paid in full, unless (x) the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full or (y) such holders are required by the applicable Organizational Documents to sell or otherwise transfer such Equity Interests in connection with such change of control, and then, only to the extent of the consideration paid by the purchaser of such Equity Interests to such holder, or (vii) is otherwise prohibited by the terms of this Agreement. Notwithstanding the foregoing, Equity Interests issued by (a) the Borrower and consisting solely of common stock or (b) a Care For Kids Subsidiary shall not be deemed to be “Disqualified Equity Interests” solely by virtue of such Equity Interests failing to meet the condition set forth in clause (v) above.

“Dollars” and the sign “$” each shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any United States territory or possession.

“Eligible Assignee” shall mean (i) a Lender (other than a Defaulting Lender), (ii) an Affiliate of a Lender (other than a Defaulting Lender), (iii) an Approved Fund, (iv) the Administrative Agent and (v) any other person (other than a natural person) approved by (A) the Administrative Agent, (B) each Letter of Credit Issuer, and (C) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Financing” shall have the meaning provided in Section 6.1(t).

“Equity Financing Documents” shall mean all agreements, documents, and instruments executed and delivered by a Credit Party in connection with the Equity Financing.

“Equity Interest” shall mean with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA), which together with the Borrower or a Subsidiary, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA or (ii) as a result of the Borrower or a Subsidiary being or having been a general partner of such person.

“Eurodollar Loan” shall mean each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” shall have the meaning provided in Section 10.1.

“Event of Loss” shall mean, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 90 days after the occurrence of such destruction or damage, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a Leasehold, the termination or expiration of such Leasehold.

“Excess Cash Flow” shall mean, for any period, the excess of (i) Consolidated EBITDA for such period, over (ii) the sum for such period of (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, (C) Consolidated Capital Expenditures, (D) the increase or decrease, as applicable, in Consolidated Net Working Capital, (E) scheduled or mandatory repayments, prepayments or redemptions of the principal of Indebtedness so long as in the case of any revolving credit facility there is a permanent reduction in the commitment thereunder, (F) without duplication of any amount included under the preceding clause (E), scheduled payments representing the principal portion of Capitalized Leases and Synthetic Leases, and (G) to the extent paid in cash during such period, Restricted Payments by the Borrower.

“Excess Cash Flow Prepayment Amount” has the meaning provided in Section 5.1(c)(iv).

“Excluded Subsidiary” shall mean American Dental Partners of Ohio, Inc., a Delaware corporation.

“Exemption Certificates” shall have the meaning provided in Section 5.3(b).

“Existing Facilities” shall mean those certain credit facilities established under (i) that certain Amended and Restated Credit Agreement, dated as of February 22, 2005, as amended by the Omnibus Amendment Agreement and Waiver, dated as of January 26, 2007, Amendment No. 2 to Amended and Restated Credit Agreement, dated as of February 21, 2007, Amendment No. 3 to Amended and Restated Credit Agreement, dated as of September 25, 2007, Amended and Restated Forbearance Agreement and Amendment No. 4 to Credit Agreement, dated as of January 11, 2008, Amendment No. 5 to Amended and Restated Credit Agreement and Waiver, dated as of February 21, 2008, Amendment No. 6 to Amended and Restated Credit Agreement, dated as of June 11, 2008, and Amendment No. 7 to Amended and Restated Credit Agreement, dated as of October 24, 2008, and (ii) that certain Term Loan Agreement, dated as of September 25, 2007, as amended by Amendment No. 1 to Term Loan Agreement and Waiver, dated as of February 21, 2008, Amendment No. 2 to Term Loan Agreement, dated as of June 11, 2008, and Amendment No. 3, dated as of October 24, 2008.

“Existing Letters of Credit” shall mean the letters of credit listed on Schedule 3 hereto.

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean, collectively, (i) the Fee Letter, dated as of July 8, 2009, between the Borrower and KeyBank, as amended by Amendment No. 1 to Fee Letter, dated August 3, 2009, and (ii) the Fee Letter, dated as of August 3, 2009, among the Borrower, RBS Securities Inc. and RBS Citizens, N.A.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1, together with any other fees payable pursuant to this Agreement or any other Credit Document.

“Financial Projections” shall have the meaning provided in Section 7.7(b).

“Fixed Charge Coverage Ratio” shall mean, for any Testing Period, the ratio of (a) the sum of (i) Consolidated EBITDA and (ii) Consolidated Net Rent Expense to (b) the sum of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Capital Expenditures, (iv) scheduled or mandatory repayments or prepayments (excluding voluntary repayments or prepayments of any Loans without a corresponding permanent reduction of the Commitments) or redemptions of the principal of Indebtedness and the stated or liquidation value of Disqualified Equity Interests (including required reductions in committed credit facilities), (v) without duplication of any amount included under the preceding clause (iv), scheduled payments representing the principal portion of Capitalized Leases and Synthetic Leases, (vi) the aggregate amount of Capital Distributions made by the Borrower, if any, (vii) the aggregate amount of Share Repurchases made by the Borrower, if any, and (viii) Consolidated Net Rent Expense, in each case on a consolidated basis for the Borrower and its Subsidiaries for such Testing Period; provided that, notwithstanding anything to the contrary contained herein, the Borrower’s Fixed Charge Coverage Ratio for any Testing Period shall (x) include the appropriate financial items for any person or business unit that has been acquired by the Borrower for any portion of such Testing Period prior to the date of acquisition, including both items of expense and income and taking into account any Indebtedness incurred in connection with such acquisition (but excluding anticipated operating synergies), and (y) exclude the appropriate financial items for any person or business unit that has been disposed of by the Borrower, for the portion of such Testing Period prior to the date of disposition, including both items of expense and income, and in the case of clauses (x) and (y), subject to the Administrative Agent’s reasonable discretion and supporting documentation (a copy of which shall be provided to the Lenders) acceptable to the Administrative Agent; provided, for purposes of determining the scheduled repayments set forth in clause (iv) of subpart (b) above with respect to the Term Loans only, such amounts for each of the Testing Periods ending September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010 shall be deemed to be $8,000,000 for each such Testing Period.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty Obligations” shall mean as to any person (without duplication) any obligation of such person guaranteeing any Indebtedness (“primary Indebtedness”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent, (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof; provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness (or stated portion thereof) in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Hazardous Materials” shall mean (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hedge Agreement” shall mean (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, or (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement.

“Hedge Condition” shall be deemed to exist so long as the ISDA Master Agreement, dated April 25, 2007, between KeyBank and the Borrower, together with the related Confirmation, dated May 4, 2007, is in effect without any default or event of termination relating to the Borrower or any of its Subsidiaries existing thereunder.

“Hedged Portion” shall mean an aggregate principal amount of the Term Loans equal to the lesser of (a) $20,000,000 and (b) the outstanding principal amount of the Term Loans.

“Indebtedness” of any person shall mean without duplication: (i) all indebtedness of such person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such person; (iv) the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances; (vi) all Indebtedness of a second person secured by any Lien on any property owned by such first person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such person; (ix) all obligations of such person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (x) all net obligations of such person under Hedge Agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xii) all Disqualified Equity Interests of such person; and (xiii) all Guaranty Obligations of such person (without duplication under clause (vi)); provided, however, that (x) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business (other than trade payables or other similar accrued expenses that are outstanding for more than 120 days after the date such trade payable or other similar accrued expense was created), nor obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; and (y) the Indebtedness of any person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such person is a general partner) to the extent such person is liable thereon as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such person is not liable thereon.

“Indemnitees” has the meaning provided in Section 13.1(f).

“Insurance Subsidiary” shall mean Edgewater Indemnity Company, a Vermont corporation.

“Interest Period” shall mean, with respect to each Eurodollar Loan, a period of one, two, three or six months as selected by the Borrower, provided that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Revolving Facility Termination Date or the Term Loan Maturity Date, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to a Base Rate Loan effective as of the expiration date of such current Interest Period.

“Investment” shall mean: (i) any direct or indirect purchase or other acquisition by a person of any Equity Interest of any other person (other than a person that is, or after giving effect to such purchase or acquisition would be, a Subsidiary Guarantor); (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other debt of, any person (other than a person that is, or after giving effect to such loan, advance or capital contribution would be, a Subsidiary Guarantor); or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.

“KBCM” shall mean KBCM Bridge LLC, a Delaware limited liability company.

“KeyBank” shall mean KeyBank National Association, a national banking association, together with its successors and assigns.

“Key Employee” shall mean Gregory A. Serrao and Breht T. Feigh.

“Landlord’s Agreement” shall mean a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

“Leaseholds” of any person shall mean all the right, title and interest of such person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” shall have the meaning provided in the first paragraph of this Agreement and includes any other person that becomes a party hereto pursuant to an Assignment Agreement, other than any such person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender in violation of the requirements of this Agreement to make available its portion of any incurrence of Loans, to fund its portion of the Swing Loan Participation or to fund its portion of any unreimbursed payment under Section 3.8(c), unless the same is the subject of a good faith dispute, or (ii) a Lender having notified the Administrative Agent that it does not intend to comply with the obligations under Section 2.2, Section 2.4 and/or Section 3.8(c), in the case of (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Lender Register” shall have the meaning provided in Section 2.7(b).

“Letter of Credit” shall mean any Standby Letter of Credit issued (or deemed issued) by any Letter of Credit Issuer under this Agreement pursuant to Article III for the account of any Letter of Credit Obligor, including without limitation, the Existing Letters of Credit.

“Letter of Credit Commitment Amount” shall mean $4,500,000.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“Letter of Credit Fee” shall mean any of the fees payable pursuant to Section 4.1(b) or Section 4.1(c) in respect of Letters of Credit.

“Letter of Credit Issuance” shall mean the issuance (or deemed issuance) of any Letter of Credit by any Letter of Credit Issuer for the account of a Letter of Credit Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

“Letter of Credit Issuer” shall mean (i) KeyBank or any of its Affiliates, or (ii) such other Lender that is requested, and agrees, to so act by the Borrower, and is approved by the Administrative Agent.

“Letter of Credit Obligor” shall mean, with respect to each Letter of Credit Issuance, the Borrower, the Subsidiary Guarantor or the Insurance Subsidiary for whose account such Letter of Credit is issued (or deemed issued).

“Letter of Credit Outstandings” shall mean, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings.

“Letter of Credit Participant” shall have the meaning provided in Section 3.8(a).

“Letter of Credit Participation” shall have the meaning provided in Section 3.8(a).

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Leverage Ratio” shall mean, for any Testing Period, the ratio of (i) Consolidated Total Debt to (ii) Consolidated EBITDA, in each case on a consolidated basis for the Borrower and its Subsidiaries for such Testing Period.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Loan, Term Loan or Swing Loan.

“Management Service Agreement” shall have the meaning provided in Section 7.21.

“Management Service Agreement Termination Event” shall mean, with respect to any Management Service Agreement, the occurrence of any event that allows any party to such Management Service Agreement the right to terminate such Management Service Agreement.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean any or all of the following: (i) any material adverse effect on the business, operations, properties, assets, liabilities, financial or other condition, or prospects of, the Borrower or the Borrower and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Borrower or any other Credit Party to perform any of its obligations under the Credit Documents to which it is a party; (iii) any material adverse effect on the ability of the Borrower and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect upon any substantial portion of the Collateral or upon the validity, effectiveness or enforceability, as against any Credit Party, of any of the Credit Documents to which it is a party.

“Maximum Rate” shall have the meaning provided in Section 13.22.

“Minimum Borrowing Amount” shall mean, (i) with respect to any Base Rate Loan, $250,000, with minimum increments thereafter of $50,000, (ii) with respect to any Eurodollar Loan, $1,000,000, with minimum increments thereafter of $100,000 and (iii) with respect to any Swing Loan, $100,000, with minimum increments thereafter of $50,000.

“Minority Holder” shall mean any holder (other than a Credit Party) of Equity Interests of any Care For Kids Subsidiary, and “Minority Holders” shall mean, collectively, each such Minority Holder.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall mean a Mortgage, Deed of Trust or other instrument, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Credit Party with respect to a Mortgaged Real Property, as the same may from time to time be amended, restated or otherwise modified.

“Mortgaged Real Property” shall mean each parcel of Real Property that shall become subject to a Mortgage after the Closing Date, in each case together with all of such Credit Party’s right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” shall mean an employee benefit plan, other than a Multiemployer Plan, to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Proceeds” shall mean, with respect to: (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all state and local taxes paid or reasonably estimated to be payable by such person (after taking into account any available tax credits or deductions), as a consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Asset Sale and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale, (B) amounts of any distributions payable to holders of minority interests in the relevant person or in the relevant property or assets and (C) incremental federal, state and local income taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions); and (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and local taxes paid or reasonably estimated to be payable by such person, as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, (B) amounts of any distributions payable to holders of minority interests in the relevant person or in the relevant property or assets and (C) incremental federal, state and local income taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions).

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Non-Cash Compensation Charges” means, for any period, non-cash compensation expenses or other non-cash charges arising from the grant of or issuance of stock options in connection with employee plans or other equity compensation arrangements.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Note” shall mean a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

“Notice of Borrowing” shall have the meaning provided in Section 2.5(b).

“Notice of Continuation or Conversion” shall have the meaning provided in Section 2.12(b).

“Notice of Swing Loan Refunding” shall have the meaning provided in Section 2.4(b).

“Notice Office” shall mean the office of the Administrative Agent at Key Center, 127 Public Square, Cleveland, Ohio 44114, Attention: KCIB Healthcare Group (facsimile: (216) 689-8329), or such other office, located in a city in the United States Eastern Time Zone, as the Administrative Agent may designate to the Borrower from time to time.

“Obligations” shall mean all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent, any Lender, the Swing Line Lender or any Letter of Credit Issuer pursuant to the terms of this Agreement or any other Credit Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code).

“Operating Lease” as applied to any person shall mean any lease of any property (whether real, personal or mixed) by that person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that person.

“Organizational Documents” shall mean, with respect to any person (other than an individual), such person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement and any amendments to any of the foregoing.

“Payment Office” shall mean the office of the Administrative Agent at Key Center, 127 Public Square, Cleveland, Ohio 44114, Attention: KCIB Healthcare Group (facsimile: (216) 689-8329), or such other office, located in a city in the United States Eastern Time Zone, as the Administrative Agent may designate to the Borrower from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” has the meaning provided in the Security Agreement.

“Permitted Acquisition” shall mean any Acquisition as to which all of the following conditions are satisfied:

(i) such Acquisition (A) involves a line or lines of business that is or are complementary to the lines of business in which the Borrower and its Subsidiaries, considered as an entirety, are engaged on the Closing Date, and (B) involves a person or a line or lines of business that is or are located and operated in the United States;

(ii) the Borrower has, after giving effect to such Acquisition, on a pro forma basis, $10,000,000 in Post-Acquisition Liquidity;

(iii) the aggregate Consideration for such Acquisition, when added together with the aggregate Consideration for all other Permitted Acquisitions made during the same fiscal year as such Acquisition, shall not exceed $25,000,000;

(iv) no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(v) the Borrower is, after giving effect to such Acquisition, on a pro forma basis (as determined in accordance with subpart (vi) below), in compliance with the financial covenants set forth in Section 9.7;

(vi) at least five Business Days prior to the consummation of any such Acquisition (other than an acquisition of patient records in which the aggregate Consideration is less than $500,000), the Borrower shall have delivered to the Administrative Agent and the Lenders (A) in the case of any Acquisition in which the aggregate Consideration to be paid is in excess of $3,000,000, a certificate of an Authorized Officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 9.7 on a pro forma basis, such pro forma ratios being determined as if (y) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Borrower and the business or person to be acquired, is available, and (z) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period, and (B) in the case of any Acquisition in which the aggregate Consideration is in excess of $7,500,000, historical financial statements relating to the business or person to be acquired, financial projections relating to the Borrower and its Subsidiaries after giving effect to such Acquisition and such other information as the Administrative Agent may reasonably request; and

(vii) any Management Service Agreement entered into by the Borrower or any of its Subsidiaries in connection with such Acquisition is collaterally assignable to the Administrative Agent without the consent of any party to such Management Service Agreement, subject to any restrictions under applicable law.

“Permitted Lien” shall mean any Lien permitted by Section 9.3.

“person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any Multiemployer Plan or Single-Employer Plan.

“Post-Acquisition Liquidity” shall mean the sum of the Unused Total Revolving Commitment less the principal amount of Swing Loans outstanding plus any unencumbered cash balances of the Borrower and the Guarantors maintained in deposit accounts that are subject to Control Agreements.

“primary Indebtedness” shall have the meaning provided in the definition of “Guaranty Obligations.”

“primary obligor” shall have the meaning provided in the definition of “Guaranty Obligations.”

“Principal Party” shall have the meaning provided in Section 10.1(h)(i).

“Prohibited Transaction” shall mean a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Provider” shall have the meaning given to such term in the applicable Management Service Agreement and shall include any similar term used in lieu thereof.

“Purchase Date” shall have the meaning provided in Section 2.4(c).

“Quoted Rate” shall mean, with respect to any Swing Loan, the interest rate quoted to the Borrower by the Swing Line Lender and agreed to by the Borrower as being the interest rate applicable to such Swing Loan.

“RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any person shall mean all of the right, title and interest of such person in and to land, improvements and fixtures, including Leaseholds.

“Reference Banks” shall mean (i) KeyBank and (ii) any other Lender or Lenders selected as a Reference Bank by the Administrative Agent.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Reportable Event” shall mean an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsections .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders whose Credit Facility Exposure and Unused Revolving Commitments constitute greater than 50% of the sum of the Aggregate Credit Facility Exposure (excluding the Credit Facility Exposure of each Defaulting Lender for purposes of determining the Aggregate Credit Facility Exposure) and the Unused Total Revolving Commitment (excluding the Revolving Commitment and the Revolving Facility Exposure of each Defaulting Lender for purposes of determining the Unused Total Revolving Commitment); provided, however, if any two (2) Non-Defaulting Lenders collectively hold more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment, then the Required Lenders must include at least three (3) non-affiliated Non-Defaulting Lenders.

“Restricted Payment” shall mean (i) any Capital Distribution, (ii) any Share Repurchase, (iii) any amount paid by the Borrower or any of its Subsidiaries in repayment, redemption (including, without limitation, any mandatory redemption or optional redemption), retirement, repurchase, direct or indirect, of any Subordinated Indebtedness, or (iv) the exercise of any right of legal defeasance or covenant defeasance or similar right with respect to any Subordinated Indebtedness.

“Revolving Borrowing” shall mean the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) having in the case of any Eurodollar Loans the same Interest Period.

“Revolving Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 4.2(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 13.5.

“Revolving Facility” shall mean the credit facility established under Section 2.2 pursuant to the Revolving Commitment of each Lender.

“Revolving Facility Availability Period” shall mean the period from the Closing Date until the Revolving Facility Termination Date.

“Revolving Facility Exposure” shall mean, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (ii) such Lender’s share of the Letter of Credit Outstandings at such time.

“Revolving Facility Note” shall mean a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” shall mean, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Revolving Facility Percentage of each Lender as of the Closing Date is set forth on Schedule 1 hereto.

“Revolving Facility Termination Date” shall mean the earlier of (i) August 21, 2012, or (ii) the date that the Commitments have been terminated pursuant to Section 10.2.

“Revolving Loan” shall mean, with respect to each Lender, any loan made by such Lender pursuant to Section 2.2.

“Sale and Lease-Back Transaction” shall mean any arrangement with any person providing for the leasing by the Borrower or any Subsidiary of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such person.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Schedule 4 Affiliations” shall mean, collectively, the affiliations commonly known as “Arizona’s Tooth Doctor,” “Carus Dental,” “Forward Dental,” “Metro Dentalcare” and “Western New York Dental Group,” as referred to on Schedule 4 to this Agreement.

“Scheduled Repayment” shall have the meaning provided in Section 5.1(b).

“Scheduled Subsidiary” shall mean those Subsidiaries set forth on Schedule 4 hereto, and shall include all successors and assigns of any such Subsidiary.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Secured Creditors” shall have the meaning provided in the Security Agreement.

“Security Agreement” shall have the meaning provided in Section 6.1(e).

“Security Documents” shall mean the Security Agreement, each Mortgage (if any), each Landlord’s Agreement, each Additional Security Document, any UCC financing statement, any Control Agreement, any Perfection Certificate and any other document pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent as security for any of the Obligations.

“Share Repurchase” shall mean the purchase, acquisition, repurchase, redemption or retirement by the Borrower or any of its Subsidiaries of any issued and outstanding capital stock or other equity interests of the Borrower or any of its Subsidiaries.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Standard Permitted Lien” shall mean any of the following:

(i) Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary and do not secure any Indebtedness;

(iii) Liens created by this Agreement or the other Credit Documents;

(iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 10.1(g);

(v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi) Leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries, or (B) a Material Adverse Effect;

(viii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) permitted pursuant to this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(ix) items listed on Schedule B to any Title Policy approved by the Administrative Agent and delivered pursuant to Section 8.17(a); and

(x) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.

“Standby Letter of Credit” shall mean any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subordinated Indebtedness” shall mean any Indebtedness that (i) has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms acceptable to the Administrative Agent and (ii) has amortization terms acceptable to the Administrative Agent.

“Subsidiary” of any person shall mean (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such person at the time or in which such person, one or more other Subsidiaries of such person or such person and one or more Subsidiaries of such person, directly or indirectly, has the power to direct the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing, the Excluded Subsidiary shall not be deemed a Subsidiary hereunder unless or until the Excluded Subsidiary is required to become a Subsidiary Guarantor pursuant to Section 8.10 hereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Subsidiary that is or hereafter becomes a party to the Subsidiary Guaranty. Schedule 2 hereto lists each Subsidiary Guarantor as of the Closing Date.

“Subsidiary Guaranty” shall have the meaning provided in Section 6.1(d).

“Swing Line Commitment” shall mean $5,000,000.

“Swing Line Facility” shall mean the credit facility established under Section 2.4 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” shall mean KBCM, and it successor and assigns, or any other person that becomes the Swing Line Lender pursuant to an Assignment Agreement.

“Swing Line Note” shall mean a promissory note substantially in the form of Exhibit A-2 hereto.

“Swing Line Participation Amount” shall have the meaning provided in Section 2.4(c).

“Swing Loan” shall mean any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.4.

“Swing Loan Maturity Date” shall mean, with respect to any Swing Loan, the earlier of (i) the last day of the period for such Swing Loan as established by the Swing Line Lender and agreed to by the Borrower, which shall be less than 15 days, and (ii) the Revolving Facility Termination Date.

“Swing Loan Participation” has the meaning provided in Section 2.4(c).

“Synthetic Lease” shall mean any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for Federal income tax purposes.

“Taxes” shall have the meaning provided in Section 5.3(a).

“Term Borrowing” shall mean the incurrence of Term Loans consisting of one Type of Term Loan by the Borrower from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Term Commitment” shall mean, with respect to each Lender, the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Term Commitment.”

“Term Loan” shall mean, with respect to each Lender that has a Term Commitment, any loan made by such Lender pursuant to Section 2.3.

“Term Loan Maturity Date” shall mean August 21, 2012.

“Term Note” shall mean a promissory note substantially in the form of Exhibit A-3 hereto.

“Testing Period” shall mean a single period consisting of the four consecutive fiscal quarters of the Borrower then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Title Company” shall have the meaning provided in Section 8.17.

“Title Policy” shall have the meaning provided in Section 8.17.

“Total Credit Facility Amount” shall mean the aggregate of the Total Revolving Commitment and the Total Term Loan Commitment. As of the Closing Date, the Total Credit Facility Amount is $130,000,000.

“Total Revolving Commitment” shall mean the sum of the Revolving Commitments of the Lenders as the same may be decreased pursuant to Section 4.2(c) hereof. As of the Closing Date, the amount of the Total Revolving Commitment is $50,000,000.

“Total Term Loan Commitment” shall mean the sum of the Term Commitments of the Lenders. As of the Closing Date, the amount of the Total Term Loan Commitment is $80,000,000.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of Ohio.

“Unfunded Benefit Liabilities” of any Plan means the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“United States” and “U.S.” each means United States of America.

“Unpaid Drawing” shall mean, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrower or the applicable Letter of Credit Obligor or converted to a Revolving Loan pursuant to Section 3.7(a), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unused Revolving Commitment” shall mean, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Revolving Commitment” shall mean, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Voting Power” shall mean, with respect to any person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such person, and the holding of a designated percentage of Voting Power of a person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “through and including.”

Section 1.3. Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Borrower notifies the Administrative Agent and the Lenders that the Borrower wishes to amend any covenant in Article IX to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article IX for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders, the Borrower, the Administrative Agent and the Lenders agreeing to enter into negotiations to amend any such covenant promptly upon receipt from any party entitled to send such notice.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

ARTICLE II.

AMOUNT AND TERMS OF LOANS

Section 2.1. Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Credit Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each Letter of Credit Issuer agree to establish the Credit Facility for the benefit of the Borrower; provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Total Credit Facility Amount, or (ii) the Credit Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment. The Revolving

Commitments (and the Revolving Commitment of each Lender) shall terminate on the Revolving Facility Termination Date and the Term Commitments (and the Term Commitment of each Lender) shall terminate on the Term Loan Maturity Date.

Section 2.2. Revolving Facility. During the Revolving Facility Availability Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would exceed the Total Revolving Commitment, or (C) the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 5.1(c). The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.6 hereof.

Section 2.3. Term Loan. On the Closing Date, each Lender that has a Term Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrower pursuant to such Lender’s Term Commitment, which Term Loans: (i) can only be incurred on the Closing Date in the entire amount of each Lender’s Term Commitment; (ii) once prepaid or repaid, may not be reborrowed, (iii) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type; (iv) shall be repaid in accordance with Section 5.1(b); and (v) shall not exceed (A) for any Lender at the time of incurrence thereof the aggregate principal amount of such Lender’s Term Commitment, if any, and (B) for all the Lenders at the time of incurrence thereof the Total Term Loan Commitment. The Term Loans to be made by each Lender will be made by such Lender in the aggregate amount of its Term Commitment in accordance with Section 2.6 hereof.

Section 2.4. Swing Line Facility.

(a) Swing Loans. During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made only in Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would not exceed the Total Revolving Commitment; (v) shall not be made if, after giving effect thereto, the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 5.1(c) hereof; (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan; and (vii) at no time shall there be more than five (5) Borrowings of Swing Loans outstanding hereunder.

(b) Swing Loan Refunding. The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan

Refunding”); provided, however, that if the Swing Line Lender and the Administrative Agent are the same person or are Affiliates, a Notice of Swing Loan Refunding shall not be required to be delivered and the Administrative Agent shall be permitted to act as though such Notice of Swing Loan Refunding had been delivered. Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 10.1(h) in respect of the Borrower has occurred, the Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates. Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 6.2 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrower in the amount of such Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 4:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 12:00 Noon. (local time at its Domestic Lending Office), or not later than 4:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c) Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 10.1(h) shall have occurred in respect of the Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.4(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing

Loan Refunding shall be subject to the conditions that (i) such Lender shall have received, subject to the terms of Section 2.4(b), a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other person, or any Credit Party may have against any Lender or other person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Credit Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

Section 2.5. Notice of Borrowing.

(a) Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below, which notice shall be provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 12:00 Noon (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, 12:00 Noon (local time at its Notice Office) on the proposed date of such Borrowing, and (iii) in the case of any Borrowing under the Swing Line Facility, 1:00 p.m. (local time at its Notice Office) on the proposed date of such Borrowing.

(b) Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing (which shall be in the Minimum Borrowing Amount), (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period and the Swing Loan Maturity Date (which shall be less than 15 days). Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount. No partial Conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto.

(d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrower on any day, provided that (i) if there are two or more Borrowings on a single day (other than with respect to a Term Borrowing made on the Closing Date) by the Borrower that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than six Borrowings of Eurodollar Loans outstanding hereunder.

Section 2.6. Funding Obligations; Disbursement of Funds.

(a) Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations and Letter of Credit Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 4.2 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) Borrowings Pro Rata. Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows: (i) all Revolving Loans made, and Letter of Credit Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued (or is deemed issued), and (ii) all Term Loans shall be made by the Lenders having Term Commitments pro rata on the basis of their respective Term Commitments.

(c) Funding of Loans.

(i) Loans Generally. No later than 4:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in Dollars and in immediately available funds, and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii) Swing Loans. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate amount of Swing Loans requested in such Notice of Borrowing.

(d) Advance Funding. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 2.10).

(e) Notice to Lenders. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and Letter of Credit Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or Letter of Credit Request, as the case may be, relating thereto.

Section 2.7. Evidence of Obligations.

(a) Loan Accounts of Lenders. The Obligations of the Borrower owing to each Lender hereunder shall be evidenced by, and each Lender shall maintain in accordance with its usual practice, an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Loan Accounts of Administrative Agent; Lender Register. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto, (ii) the amount and other details with respect to each Letter of Credit issued (or deemed issued) hereunder, (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) the other details relating to the Loans, Letters of Credit and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders and the Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender or the Borrower upon its request.

(c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.7(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d) Notes. Upon request of any Lender or the Swing Line Lender, the Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence its obligation to pay the principal of, and interest on, the Term Loan made to it by such Lender, and (iii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender or the Swing Line Lender.

Section 2.8. Interest; Default Rate.

(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(b) Interest on Term Loans. The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(c) Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the Quoted Rate applicable thereto.

(d) Default Interest. Notwithstanding the above provisions, if a Default under Section 10.1(a) or an Event of Default is in existence, (i) all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Default Rate, and (ii) the Letter of Credit Fees shall be increased by an additional 2% per annum in excess of the Letter of Credit Fees otherwise applicable thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the Borrower under the Credit Documents is not paid when due, such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(e) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower:

(i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December,

(ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period,

(iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto, and

(iv) in respect of all Loans, other than Revolving Loans accruing interest at a Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.8(d), on demand.

(f) Computations of Interest. All computations of interest on Eurodollar Loans and Swing Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(g) Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the Lenders thereof. Any changes in the Applicable Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Margin” and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

Section 2.9. Increased Costs, Illegality, etc.

(a) In the event that (y) in the case of clause (i) below, the Administrative Agent or (z) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the interest rate applicable to any Eurodollar Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurodollar Loan; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurodollar Loan pursuant to this Agreement) or (y) other circumstances adversely affecting the London interbank market or the position of such Lender in any such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any change since the Closing Date in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrower with respect to Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.9(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.9(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.9(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.9(a)(ii) or (iii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to Convert each such Eurodollar Loan into a Base Rate Loan; provided, however, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.9(b).

(c) If any Lender shall have determined that after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.9(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.9(c) upon the subsequent receipt of such notice.

(d) Notwithstanding anything in this Agreement to the contrary, (i) no Lender shall be entitled to compensation or payment or reimbursement of other amounts under Section 2.9 or Section 3.9 for any amounts incurred or accruing more than 120 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such Sections, and (ii) no Lender shall demand compensation for any reduction referred to in Section 2.9(c) or payment or reimbursement of other amounts under Section 3.9 if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

Section 2.10. Breakage Compensation. The Borrower shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.9(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 2.11(b); or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 2.11(b). Such loss, cost, expense and liability to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the interest rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to effect a Borrowing, Conversion or Continuation, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

Section 2.11. Change of Lending Office; Replacement of Lenders.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.9(a)(ii) or (iii), 2.9(c), 5.3 or 3.9 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

(b) If (i) any Lender requests any compensation, reimbursement or other payment under Sections 2.9(a)(ii) or (iii), 2.9(c) or 3.9 with respect to such Lender, or (ii) the Borrower is required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 5.3, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 13.5(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 2.10 hereof), and (3) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 2.9(a)(ii) or (iii), Section 2.9(c) or Section 3.9 with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 5.3, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.9, 3.9 or 5.3.

Section 2.12. Conversion and Continuation of Loans.

(a) Conversion and Continuation of Revolving Loans. The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans.

(b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to 12:00 noon (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 12:00 noon (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

ARTICLE III.

LETTERS OF CREDIT

Section 3.1. Letter of Credit Issuances. On the Closing Date, each Existing Letter of Credit shall be deemed to have been issued hereunder. During the Revolving Facility Availability Period, the Borrower may request a Letter of Credit Issuer at any time and from time to time to issue, for the account of the Borrower or any Subsidiary Guarantor, and subject to and upon the terms and conditions herein set forth, each Letter of Credit Issuer agrees to issue from time to time Letters of Credit denominated and payable in Dollars and in such form as may be approved by such Letter of Credit Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no Letter of Credit Issuance shall be made if, after giving effect thereto, (i) the Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount, (ii) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans outstanding would exceed the Total Revolving Commitment, or (iv) the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 5.1(c) hereof. Subject to Section 3.4 below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof, or (z) 30 Business Days prior to the Revolving Facility Termination Date. Notwithstanding the foregoing, in the event a Lender Default exists, no Letter of Credit Issuer shall be required to issue any Letter of Credit unless either (i) such Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate such Letter of Credit Issuer’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ Revolving Facility Percentage of the Letter of Credit Outstandings; or (ii) the issuance of such Letter of Credit, taking into account the potential failure of the Defaulting Lender or Lenders to risk participate therein, will not cause the Letter of Credit Issuer to incur aggregate credit exposure hereunder with respect to Loans and Letter of Credit Outstandings in excess of its Commitment, and the Borrower has undertaken, for the benefit of such Letter of Credit Issuer, pursuant to an instrument satisfactory in form and substance to such Letter of Credit Issuer, not to thereafter incur Loans or Letter of Credit Outstandings hereunder that would cause the Letter of Credit Issuer to incur aggregate credit exposure hereunder with respect to Loans and Letter of Credit Outstandings in excess of its Commitment.

Section 3.2. Letter of Credit Requests. Whenever the Borrower desires that a Letter of Credit be issued for its account or the account of any eligible Letter of Credit Obligor, the Borrower shall give the Administrative Agent and the applicable Letter of Credit Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, a “Letter of Credit Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable Letter of Credit Issuer), prior to 12:00 noon (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day), which Letter of Credit Request shall include such supporting documents that such Letter of Credit Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any Letter of Credit Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

Section 3.3. Notice of Letter of Credit Issuance. Each Letter of Credit Issuer shall, on the date of each Letter of Credit Issuance by it (other than on the Closing Date with respect to the Existing Letters of Credit), give the Administrative Agent, each applicable Lender and the Borrower written notice of such Letter of Credit Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each Letter of Credit Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued (or deemed issued) by such Letter of Credit Issuer and then outstanding and an identification for the relevant period of the daily aggregate Letter of Credit Outstandings represented by Letters of Credit issued (or deemed issued) by such Letter of Credit Issuer.

Section 3.4. Auto-Renewal Letters of Credit. If a Letter of Credit Obligor so requests in any applicable Letter of Credit Request, each Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such Letter of Credit Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued (or deemed issued), the Lenders shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Revolving Facility Termination Date; provided, however, that such Letter of Credit Issuer shall not permit any such renewal if (i) such Letter of Credit Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such Letter of Credit Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.2 is not then satisfied.

Section 3.5. Applicability of ISP98. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and the applicable Letter of Credit Obligor, when a Letter of Credit is issued (or deemed issued), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit.

Section 3.6. [Intentionally Omitted]

Section 3.7. Reimbursement Obligations.

(a) The Borrower hereby agrees to reimburse (or cause any Letter of Credit Obligor for whose account a Letter of Credit was issued (or deemed issued) to reimburse) each Letter of Credit Issuer, by making payment directly to such Letter of Credit Issuer in immediately available funds at the payment office of such Letter of Credit Issuer, for any Unpaid Drawing with respect to any Letter of Credit immediately after, and in any event on the date on which, such Letter of Credit Issuer notifies the Borrower (or any such other Letter of Credit Obligor for whose account such Letter of Credit was issued (or deemed issued)) of such payment or disbursement (which notice to the Borrower (or such other Letter of Credit Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable Letter of Credit Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.8(a)(i) that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Default Rate, any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrower or the relevant Letter of Credit Obligor has not made such reimbursement out of its available cash on hand or, in the case of the Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Borrower), (x) the Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing), (y) the Lenders shall, unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.2), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable Letter of Credit Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement.

(b) Obligations Absolute. Each Letter of Credit Obligor’s obligation under this Section 3.7 to reimburse, or cause another Letter of Credit Obligor to reimburse, each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or any other Letter of Credit Obligor may have or have had against such Letter of Credit Issuer, the Administrative Agent, any other Letter of Credit Issuer or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that neither the Borrower nor any other Letter of Credit Obligor shall be obligated to reimburse a Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

Section 3.8. Letter of Credit Participations.

(a) Immediately upon each Letter of Credit Issuance, the Letter of Credit Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each a “Letter of Credit Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (an “Letter of Credit Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any Letter of Credit Obligor under this Agreement with respect thereto (although Letter of Credit Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 4.1 and the Letter of Credit Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 4.1(c) or Section 4.1(e)), the obligations of any Letter of Credit Obligor under any Letter of Credit Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(b) In determining whether to pay under any Letter of Credit, a Letter of Credit Issuer shall not have any obligation relative to the Letter of Credit Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.

(c) If a Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed (or caused any applicable Letter of Credit Obligor shall not have reimbursed) such amount in full to such Letter of Credit Issuer pursuant to Section 3.7, such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Letter of Credit Participant of such failure, and each Letter of Credit Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Letter of Credit Participant’s Revolving Facility Percentage of such payment in Dollars and in same-day funds; provided, however, that no Letter of Credit Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If the Administrative Agent so notifies any Letter of Credit Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such Letter of Credit Participant shall make available to the Administrative Agent for the account of the relevant Letter of Credit Issuer such Letter of Credit Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such Letter of Credit Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Letter of Credit Issuer, such Letter of Credit Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any Letter of Credit Participant to make available to the Administrative Agent for the account of the relevant Letter of Credit Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Letter of Credit Participant shall be responsible for the failure of any other Letter of Credit Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other Letter of Credit Participant’s Revolving Facility Percentage of any such payment.

(d) Whenever a Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the Letter of Credit Participants pursuant to subpart (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Letter of Credit Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such Letter of Credit Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective Letter of Credit Participations, as and to the extent so received.

(e) The obligations of the Letter of Credit Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off defense or other right that the Borrower (or any other Letter of Credit Obligor) may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender, or other person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower (or any other Letter of Credit Obligor) and the beneficiary named in any such Letter of Credit), other than any claim that the Borrower (or any other Letter of Credit Obligor) may have against any applicable Letter of Credit Issuer for gross negligence or willful misconduct of such Letter of Credit Issuer in making payment under any applicable Letter of Credit;

(iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

(f) To the extent any Letter of Credit Issuer is not indemnified by the Borrower or any Letter of Credit Obligor, the Letter of Credit Participants will reimburse and indemnify such Letter of Credit Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such Letter of Credit Issuer in performing its respective duties in any way related to or arising out of Letter of Credit Issuances by it; provided, however, that no Letter of Credit Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such Letter of Credit Issuer’s gross negligence or willful misconduct.

Section 3.9. Increased Costs to Letter of Credit Issuers. If after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued (or deemed issued) by such Letter of Credit Issuer or such Lender’s participation therein, or (ii) impose on such Letter of Credit Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by such Letter of Credit Issuer or such Lender (a copy of which notice shall be sent by such Letter of Credit Issuer or such Lender to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate any such Letter of Credit Issuer or such Lender for such increased cost or reduction. A certificate submitted to the Borrower by any Letter of Credit Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any Letter of Credit Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 3.9.

ARTICLE IV.

FEES AND COMMITMENTS

Section 4.1. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Non-Defaulting Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, commitment fees (the “Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on such day times (ii) the Unused Total Revolving Commitment in effect on such day. Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(b) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Non-Defaulting Lender with a Revolving Commitment based upon each such Non-Defaulting Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued (or deemed issued) hereunder that is a Standby Letter of Credit payable on the date of issuance (or deemed issuance) (or on the date of any increase in the amount, or renewal or extension of the expiry date thereof), for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing accrued fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(c) Fronting Fees. The Borrower agrees to pay directly to each Letter of Credit Issuer, for its own account, any fronting fees agreed to in writing between the Borrower and such Letter of Credit Issuer in respect of each Letter of Credit issued (or deemed issued) by it, such fronting fees to be payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 1/8 of 1% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date that may be made at the election of the beneficiary thereof). Accrued fronting fees shall be due and payable on the date or dates agreed to in writing between the Borrower and such Letter of Credit Issuer.

(d) Additional Charges of Letter of Credit Issuer. The Borrower agrees to pay directly to each Letter of Credit Issuer upon each Letter of Credit Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued (or deemed issued) by it such amount as shall at the time of such Letter of Credit Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued (or deemed issued) by it.

(e) Fees. The Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, as applicable, the fees set forth in the Fee Letter.

(f) Computations and Determination of Fees. Any changes in the Applicable Commitment Fee Rate shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Commitment Fee Rate” and the Administrative Agent will promptly provide notice of such determination to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error. All computations of Commitment Fees, Letter of Credit Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 4.2. Termination and Reduction of Revolving Commitments.

(a) Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.

(b) Mandatory Reduction of Revolving Commitments. On the date that any prepayment is to be made pursuant to Sections 5.1(c) (iv), (v), (vi), (vii) or (viii) is required to be applied to prepay the outstanding principal amount of Revolving Loans, then on such date the Total Revolving Commitment shall be permanently reduced on such date in an amount equal to the amount of such required prepayment and any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender.

(c) Voluntary Termination of the Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 5.1 and (ii) either (A) there are no outstanding Letters of Credit or (B) the Borrower shall contemporaneously either (x) cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each Letter of Credit Issuer and the Revolving Lenders), or (y) the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to 103% of the Letter of Credit Outstandings, and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Borrower until the proceeds are applied to the secured obligations).

(d) Partial Reduction of Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, (ii) such reduction shall apply to proportionately and permanently reduce the Letter of Credit Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans or cash collateralize Letters of Credit pursuant to Section 5.1, and (iv) any partial reduction shall be in the amount of at least $5,000,000 (or, if greater, in integral multiples of $1,000,000).

ARTICLE V.

PAYMENTS

Section 5.1. Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay any of the Loans, in whole or in part, without premium or penalty, except as specified in subparts (e) and (f) below, from time to time. The Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 12:00 noon (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (z) 12:00 noon (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $5,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $1,000,000 in excess thereof, (B) in the case of any prepayment of a Base Rate Loan, $1,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000 in excess thereof, and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof;

(ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, provided that the foregoing limitation shall not apply if such Loans are being prepaid in full; and

(iii) in the case of any prepayment of Term Loans, such prepayment shall be applied to the Scheduled Repayments in respect of the Term Loans in the inverse order of maturity; provided, however, such prepayment shall apply first, to Term Loans that do not constitute the Hedged Portion and second, to the Hedged Portion.

(b) Scheduled Repayments of Term Loans. On each of the dates set forth below, the Borrower shall repay the principal amount of the Term Loans (with amounts being deemed applied to the non-Hedged Portion of the Term Loan first) in the amount set forth opposite such date, except that the payment due on the Term Loan Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Term Loans (each such repayment, as the same may be reduced by reason of the application of prepayments pursuant to Section 5.1(c), a “Scheduled Repayment”):

Date	Amount of Payment
December 31, 2009	$2,000,000
March 31, 2010	$2,000,000
June 30, 2010	$2,000,000
September 30, 2010	$2,000,000
December 31, 2010	$2,500,000
March 31, 2011	$2,500,000

Date	Amount of Payment
June 30, 2011	$2,500,000
September 30, 2011	$2,500,000
December 31, 2011	$3,000,000
March 31, 2012	$3,000,000
June 30, 2012	$3,000,000
Term Loan Maturity Date	$53,000,000

(c) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 5.1(a) above), and the Letter of Credit Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i) Revolving Facility Termination Date. The Borrower shall repay the entire principal amount of all outstanding Revolving Loans on the Revolving Facility Termination Date and, if any Letter of Credit Outstandings exist, then on such date the Borrower shall cause each Letter of Credit to be replaced or cash collateralized in accordance with the provisions of Section 5.1(c)(iii).

(ii) Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Credit Facility Amount, (B) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans exceeds the Total Revolving Commitment, or (D) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Borrower shall, on such day, prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

(iii) Letter of Credit Outstandings Exceed Letter of Credit Commitment If on any date the Letter of Credit Outstandings exceed the Letter of Credit Commitment Amount, then the applicable Letter of Credit Obligor or the Borrower shall, on such day, pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the applicable Letter of Credit Obligors hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Borrower until the proceeds are applied to any Unpaid Drawings or to any other Obligations in accordance with any such cash collateral agreement).

(iv) Excess Cash Flow. Within 90 days after each fiscal year of the Borrower, commencing with the fiscal year ended December 31, 2010, if the Borrower’s Leverage Ratio for any such fiscal year is equal to or greater than 2.0 to 1.0, the Borrower shall prepay the principal of the Loans in an aggregate amount (an “Excess Cash Flow Prepayment Amount”) at least equal to 50% of Excess Cash Flow for such fiscal year with such amount, if any, to be applied as set forth in Section 5.1(d) below.

(v) Certain Proceeds of Asset Sales. If during any fiscal year of the Borrower, the Borrower and its Subsidiaries have received cumulative Cash Proceeds during such fiscal year from one or more Asset Sales of at least $500,000, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale shall be applied as a mandatory prepayment of the Loans in accordance with Section 5.1(d) below; provided, that (A) if no Default or Event of Default shall have occurred and be continuing, (B) the Borrower and its Subsidiaries have scheduled Consolidated Capital Expenditures to be made during the following 270 days, and (iii) the Borrower notifies the Administrative Agent of the amount and nature thereof and of its intention to reinvest all or a portion of such Net Cash Proceeds in such Consolidated Capital Expenditures during such 270 day period, then no such prepayment shall be required to the extent of the amount of such Net Cash Proceeds as to which the Borrower so indicates such reinvestment will take place. If at the end of any such 270 day period any portion of such Net Cash Proceeds has not been so reinvested, the Borrower will immediately make a prepayment of the Loans, as provided above.

(vi) Certain Proceeds of Equity Sales. Not later than the Business Day following the date of the receipt by any Credit Party or any of its Subsidiaries of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance by the Borrower or any of its Subsidiaries of its own Equity Interests as the case may be, after the Closing Date (other than (A) any sale or issuance to management, employees (or key employees) or directors pursuant to stock option or similar plans for the benefit of management, employees (or key employees) or directors generally or (B) any sale or issuance to management or employees pursuant to stock purchase plans or similar plans for the benefit of management or employees (or key employees) generally, up to an aggregate amount of $550,000 per fiscal year), (C) the issuance or sale of any Equity Interests by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower or (D) the issuance or sale of any Equity Interests by the Borrower on or before the 30th day following the Closing Date pursuant to the Equity Financing Documents or (E) the issuance or sale by a Care For Kids Subsidiary to a Minority Holder of any Equity Interests in such Care For Kids Subsidiary to the extent permitted by Section 9.15), the Borrower will make a prepayment of the Loans in an amount equal to 100% of such net proceeds in accordance with Section 5.1(d) below.

(vii) Certain Proceeds of Indebtedness. Not later than the Business Day following the date of the receipt by any Credit Party of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of any Indebtedness (other than any Indebtedness incurred pursuant to Section 9.4 after the Closing Date, the Borrower will make a prepayment of the Loans in an amount equal to 100% of such net proceeds in accordance with Section 5.1(d) below.

(viii) Certain Proceeds of an Event of Loss. If during any fiscal year of the Borrower, any Credit Party has received cumulative Cash Proceeds during such fiscal year from one or more Events of Loss of at least $500,000, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, the Borrower will make a prepayment of the Loans with an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss in accordance with Section 5.1(d) below. Notwithstanding the foregoing, in the event any property suffers an Event of Loss and (A) the Cash Proceeds received in any fiscal year as a result of such Event of Loss are less than $500,000, (B) no Default or Event of Default has occurred and is continuing, and (C) the Borrower notifies the Administrative Agent and the Lenders in writing that it intends to rebuild or restore the affected property, that such rebuilding or restoration can be accomplished within 270 days out of such Cash Proceeds and other funds available to the Borrower, then no such prepayment of the Loans shall be required if the Borrower immediately deposits such Cash Proceeds in a cash collateral deposit account over which the Administrative Agent shall have sole dominion and control, and which shall constitute part of the Collateral under the Security Documents and may be applied as provided in Section 10.3 if an Event of Default occurs and is continuing. So long as no Default or Event of Default has occurred and is continuing, the Administrative Agent is authorized to disburse amounts from such cash collateral deposit account to or at the direction of the Borrower for application to the costs of rebuilding or restoration of the affected property. Any amounts not so applied to the costs of rebuilding or restoration or as provided in Section 10.3 shall be applied to the prepayment of the Loans as provided above.

(d) Applications of Certain Prepayment Proceeds. Each prepayment required to be made pursuant to Sections 5.1(c)(iv), (v), (vi), (vii) or (viii) above shall be applied as a mandatory prepayment of principal of first, the outstanding Term Loans, with such amounts being applied to the Scheduled Repayments thereof in the inverse order of their maturity; provided, however, such prepayment shall first apply to Term Loans that do not constitute the Hedged Portion and secondly, to the Hedged Portion, second, after no Term Loans are outstanding, the outstanding Swing Loans, and third, the outstanding Revolving Loans, and the Total Revolving Commitment shall be permanently reduced on the date of any such prepayment of the Swing Loans or the Revolving Loans, as applicable, by an amount equal to such prepayment in accordance with Section 4.2(b).

(e) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall be Converted into Base Rate Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.10.

(f) Breakage and Other Compensation. Any prepayment made pursuant to this Section 5.1 shall be accompanied by any amounts payable in respect thereof under Section 2.9, Section 2.10, Section 3.9 and Section 5.3.

Section 5.2. Method and Place of Payment.

(a) Generally. All payments made by the Borrower hereunder (including any payments made with respect to the Borrower Guaranteed Obligations under Article XII) under any Note or any other Credit Document, shall be made without setoff, counterclaim or other defense.

(b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 10.3, (i) all payments and prepayments of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such prepayment, (ii) all payments and prepayments of Term Loans shall be applied by the Administrative Agent to reduce the principal amount of the Term Loans made by each Lender with a Term Commitment, pro rata on the basis of their respective Term Commitments, and (iii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c) Payment of Obligations. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in Dollars.

(d) Timing of Payments. Any payments under this Agreement that are made by a Credit Party later than 12:00 noon (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e) Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall promptly distribute to each Lender or the applicable Letter of Credit Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders or the applicable Letter of Credit Issuer, as the case may be, in Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 10.3, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 5.3. Net Payments.

(a) Except as provided for in Section 5.3(b), all payments made by the Borrower hereunder, under any Note or any other Credit Document, including all payments made by the Borrower pursuant to its guaranty obligations under Article XII, will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in this Section 5.3(a), any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction under which such Lender is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender, as applicable, is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts (including additional amounts to compensate for withholding on amounts paid pursuant to this Section 5.3) as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Credit Document, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note or in such other Credit Document. If any amounts are payable in respect of Taxes pursuant to this Section 5.3(a), the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or Applicable Lending Office of such Lender is located, as the case may be, or under the laws of any political subdivision or taxing authority therein, and for any withholding of income or similar taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence, which request shall be accompanied by a statement from such Lender setting forth, in reasonable detail, the computations used in determining such amounts. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the respective Lender, evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes and that is entitled to claim an exemption from or reduction in United States withholding tax with respect to a payment by Borrower agrees to provide to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.5 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this Section), on the date of such assignment or transfer to such Lender, and from time to time thereafter if required by the Borrower or the Administrative Agent: (i) two accurate and complete original signed copies of Internal Revenue Service Forms W-8BEN, W-8ECI, W-8EXP or W-8IMY (or successor, substitute or other appropriate forms and, in the case of Form W-8IMY, complete with accompanying Forms W-8BEN with respect to beneficial owners of the payment) certifying to such Lender’s entitlement to exemption from or a reduced rate of withholding of United States withholding tax with respect to payments to be made under this Agreement, any Note or any other Credit Document, or (ii) if the Lender cannot deliver the appropriate Internal Revenue Service Forms referred to in clause (i) above, (x) a certificate in form and substance satisfactory to the Administrative Agent (any such certificate, an “Exemption Certificate”) and (y) other appropriate documentation certifying to such Lender’s entitlement to a complete exemption from, or reduced rate of withholding from, United States withholding tax with respect to payments of interest to be made under this Agreement, any Note or any other Credit Document. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of the applicable Internal Revenue Service Form, or an Exemption Certificate and related documentation, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, any Note or any other Credit Document, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Exemption Certificate and related documentation, in which case such Lender shall not be required to deliver any such Form or Exemption Certificate and related documentation pursuant to this Section 5.3(b). Notwithstanding anything to the contrary contained in Section 5.3(a), but subject to Section 13.5(c) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and that has not provided to the Borrower such Forms or such Exemption Certificate and related documentation that establish a complete exemption from or reduction in the rate of such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.3(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto (i) if such Lender has not provided to the Borrower the Internal Revenue Service forms required to be provided to the Borrower pursuant to this Section 5.3(b) or (ii) in the case of a payment other than interest, to a

Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in Section 5.3(a), but subject to Section 13.5(c) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and that has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.3(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto (i) if such Lender has not provided to the Borrower the Internal Revenue Service forms required to be provided to the Borrower pursuant to this Section 5.3(b) or (ii) in the case of a payment other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.3 and except as specifically provided for in Section 13.5(c), the Borrower agrees to pay additional amounts and indemnify each Lender in the manner set forth in Section 5.3(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the previous sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(c) If any Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes as to which indemnification has been paid by the Borrower pursuant to this Section 5.3, it shall promptly remit such refund (including any interest received in respect thereof), net of all actual out-of-pocket costs and expenses to the Borrower; provided, however, that the Borrower agrees to promptly return any such refund (plus interest) to such Lender in the event such Lender is required to repay such refund to the relevant taxing authority. Any such Lender shall provide the Borrower with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on any Lender to apply for any such refund.

ARTICLE VI.

CONDITIONS PRECEDENT

Section 6.1. Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans, and of any Letter of Credit Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a) Credit Agreement. This Agreement shall have been executed by the Borrower, the Administrative Agent, each Letter of Credit Issuer and each of the Lenders.

(b) Notes. The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.

(c) Fees, etc. The Borrower shall have paid or caused to be paid all fees required to be paid by it on the Closing Date pursuant to Section 4.1 hereof and all reasonable fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent that have been invoiced on or prior to such date in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby.

(d) Subsidiary Guaranty. The Subsidiary Guarantors shall have duly executed and delivered a Guaranty of Payment (the “Subsidiary Guaranty”), substantially in the form attached hereto as Exhibit C-1.

(e) Security Agreement. The Borrower and each Subsidiary Guarantor shall have duly executed and delivered a Pledge and Security Agreement (the “Security Agreement”), substantially in the form attached hereto as Exhibit C-2, and shall have executed and delivered all of the following in connection therewith, each of which shall be in form and substance satisfactory to the Administrative Agent: (A) the Control Agreements required pursuant to the terms of the Security Agreement, duly executed by the appropriate depositary institution, securities intermediary or issuer as the case may be; (B) a Perfection Certificate; (C) the Collateral Assignment Agreements (as defined in the Security Agreement) required pursuant to the terms of the Security Agreement; and (D) the Collateral Assignment of Contracts (as defined in the Security Agreement).

(f) Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of the Borrower approving the Equity Financing Documents and of the Board of Directors of the Borrower and each other Credit Party approving the Credit Documents to which the Borrower or any such other Credit Party, as the case may be, is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by the Borrower or any such other Credit Party of the Equity Financing Documents and the Credit Documents to which it is or may become a party.

(g) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and of each other Credit Party, certifying the names and true signatures of the officers of the Borrower or such other Credit Party, as the case may be, authorized to sign the Credit Documents to which the Borrower or such other Credit Party is a party and any other documents to which the Borrower or any such other Credit Party is a party that may be executed and delivered in connection herewith.

(h) Opinions of Counsel. The Administrative Agent and the Co-Lead Arrangers shall have received such opinions of counsel from counsel to the Borrower and the other Credit Parties as the Administrative Agent and the Co-Lead Arrangers shall request, each of which shall be addressed to the Administrative Agent and the Co-Lead Arrangers and each of the Lenders and dated the Closing Date and shall be in form and substance satisfactory to the Administrative Agent and the Co-Lead Arrangers.

(i) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. The Security Documents (or proper notices or UCC financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights, Liens and security interests of the parties thereto and their respective successors and assigns, all Collateral items required to be physically delivered to the Administrative Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance and delivery of the Notes shall have been paid in full.

(j) Evidence of Insurance. The Administrative Agent shall have received certificates of insurance and other evidence, satisfactory to it, of compliance with the insurance requirements of this Agreement and the Security Documents.

(k) Search Reports. The Administrative Agent and the Co-Lead Arrangers shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Administrative Agent and the Co-Lead Arrangers, listing all of the effective financing statements and other Liens filed against any Credit Party (i) in the jurisdiction in which each such Credit Party is organized or formed, (ii) in any jurisdiction in which such Credit Party maintains an office or (iii) in any jurisdiction in which any Collateral of such Credit Party is located, together with copies of such financing statements.

(l) Organizational Documents and Good Standing Certificates. The Administrative Agent shall have received: (i) an original certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each Credit Party, and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (ii) a copy of each Credit Party’s by-laws, agreement of limited partnership or other similar document, as applicable, certified by the Secretary or Assistant Secretary of such Credit Party as being true, complete and correct and in full force and effect; (iii) an original good standing certificate from the Secretary of State of the state of incorporation or formation, as applicable, dated as of a recent date, listing all charter documents affecting such Credit Party and certifying as to the good standing of such Credit Party; and (iv) original certificates of good standing from each other jurisdiction in which each Credit Party is authorized or qualified to do business.

(m) Solvency Certificate. The Administrative Agent and the Co-Lead Arrangers shall have received a duly executed solvency certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date, and executed by an Authorized Officer of the Borrower.

(n) Borrower’s Closing Certificate. The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date, of an Authorized Officer of the Borrower to the effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (w) no Default or Event of Default has occurred and is continuing; (x) all representations and warranties of the Credit Parties contained herein and in the other Credit Documents are true and correct as of the Closing Date; (y) all written information and projections provided to the Administrative Agent and the Co-Lead Arrangers is complete and correct in all material respects; and (z) there exist no undisclosed contingencies relating to the Borrower and its Subsidiaries as of the Closing Date.

(o) Management Service Agreements. The Administrative Agent and the Co-Lead Arrangers shall have received a copy of each Management Service Agreement to which the Borrower or any of its Subsidiaries is a party as of the Closing Date certified by an Authorized Officer as being true, correct and complete.

(p) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the Equity Financing and the transactions contemplated hereby shall be satisfactory in substance and form to the Administrative Agent and the Lenders and the Administrative Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel, the Co-Lead Arrangers or any Lender may reasonably request.

(q) Financial Statements. The Administrative Agent and the Lenders shall have received (i) the audited financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, (ii) unaudited quarterly financial statements for the Borrower and its Subsidiaries for each fiscal quarter ending after December 31, 2008 through and including the fiscal quarter ended at least thirty (30) days prior to the Closing Date, and (iii) financial projections prepared by management of the Borrower consisting of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter through the Revolving Facility Termination Date, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(r) Payment of Outstanding Indebtedness, etc. The Administrative Agent and the Co-Lead Arrangers shall have received evidence that immediately after the making of the Loans on the Closing Date, all Indebtedness under the Existing Credit Agreements and any other Indebtedness not permitted by Section 9.4, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall be paid in full from the proceeds of the initial Credit Event, and the commitments in respect of such Indebtedness shall be permanently terminated, and all Liens securing payment of any such Indebtedness shall be released and the Administrative Agent and the Co-Lead Arrangers shall have received all payoff and release letters, Uniform Commercial Code Form UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens.

(s) No Material Adverse Effect. As of the Closing Date, no condition or event shall have occurred since December 31, 2008 that, in the Administrative Agent’s and Co-Lead Arrangers’ reasonable judgment, could reasonably be expected to have a Material Adverse Effect.

(t) Equity Financing The Administrative Agent and the Co-Lead Arrangers shall have received evidence that the Borrower has received Net Cash Proceeds of at least $18,000,000 from the issuance of the Borrower’s Equity Interests pursuant to the terms of the Equity Financing Documents (any such issuance, an “Equity Financing”).

(u) Availability Under Revolving Facility. After giving effect to all Loans made on the Closing Date, the Total Revolving Commitment shall exceed the sum of the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans by at least $25,000,000.

(v) Minimum Consolidated EBITDA. The Administrative Agent and the Co-Lead Arrangers shall have received evidence reasonably satisfactory to the Administrative Agent and the Co-Lead Arrangers that the Consolidated EBITDA for the Credit Parties for the twelve months ended as of June 30, 2009 (with adjustments reasonably acceptable to the Administrative Agent and the Co-Lead Arrangers) is at least $40,000,000.

(w) Leverage Ratio. The Administrative Agent and the Co-Lead Arrangers shall have received evidence reasonably satisfactory to the Administrative Agent and the Co-Lead Arrangers that the Leverage Ratio (including any issued and outstanding letters of credit) as of the Closing Date is not greater than 2.50 to 1.00.

(x) Litigation. The Administrative Agent and the Co-Lead Arrangers shall have received evidence reasonably satisfactory to them that there exists no material litigation or material claims that could reasonably be expected to cause a material adverse change in or affecting the business, operations, property or condition (financial or otherwise) of the Credit Parties taken as a whole.

(y) Equity Financing Documents. The Administrative Agent shall have received a certified copy of the Equity Financing Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Co-Lead Arrangers. The Administrative Agent and the Co-Lead Arrangers shall have received evidence reasonably satisfactory to it that the Equity Financing has been consummated in accordance with the terms of the Equity Financing Documents (without any amendment thereto or waiver thereunder that is adverse to the Lenders unless approved in writing by the Administrative Agent) and in compliance with applicable law and regulatory approvals.

(z) Miscellaneous. The Credit Parties shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent, the Co-Lead Arrangers or the Lenders.

Section 6.2. Conditions Precedent to All Credit Events. The obligations of the Lenders, the Swing Line Lender and each Letter of Credit Issuer to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice. The Administrative Agent (and in the case of subpart (iii) below, the applicable Letter of Credit Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.5(b) with respect to any Borrowing (other than a Continuation or Conversion), (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.12(b) with respect to a Continuation or Conversion, or (iii) a Letter of Credit Request meeting the requirements of Section 2.4(b) with respect to each Letter of Credit Issuance.

(b) No Default; Representations and Warranties. At the time of each Credit Event and after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Credit Documents shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with respect to materiality, in which case such representations and warranties are true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects (except to the extent such representations and warranties are qualified with respect to materiality, in which case such representations and warranties are true and correct in all respects) as of the date when made.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Swing Line Lender, each Letter of Credit Issuer and each of the Lenders that all of the applicable conditions specified in Sections 6.1 and 6.2 have been satisfied as of the times referred to in such Sections.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Co-Lead Arrangers the Lenders and each Letter of Credit Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Administrative Agent, the Co-Lead Arrangers, the Lenders and each Letter of Credit Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 7.1. Corporate Status, etc. Each of the Borrower and Subsidiaries (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect, as applicable, under the laws of the jurisdiction of its organization or formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 7.1 hereto lists, as of the Closing Date, each Subsidiary (and the direct and indirect ownership interest of the Borrower therein).

Section 7.2. Corporate Power and Authority, etc. Each Credit Party has the corporate, partnership or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents and the Equity Financing Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is party. Each Credit Party has duly executed and delivered each Credit Document and the Equity Financing Documents to which it is party and each Credit Document and each Equity Financing Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 7.3. No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit Documents and the Equity Financing Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any material provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its material properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other material agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the Organizational Documents of such Credit Party.

Section 7.4. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

Section 7.5. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries (i) that have had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Credit Documents or the Equity Financing Documents, or of any action to be taken by the Borrower or any of the other Credit Parties pursuant to any of the Credit Documents or the Equity Financing Documents.

Section 7.6. Use of Proceeds; Margin Regulations.

(a) The proceeds of all Loans and Letter of Credit Issuances shall be utilized (i) to refinance Existing Facilities, provide funds for Permitted Acquisitions and provide working capital and funds for general corporate and other lawful purposes and (ii) the payment of certain fees incurred in connection with the Credit Documents and the Equity Financing, in each case, not inconsistent with the terms of this Agreement.

(b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 7.7. Financial Statements, etc.

(a) The Borrower has furnished to the Lenders, the Administrative Agent and the Co-Lead Arrangers complete and correct copies of (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2008 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year of the Borrower then ended, accompanied by the report thereon of PricewaterhouseCoopers or another accounting firm of nationally recognized standing that is reasonably acceptable to the Administrative Agent; and (ii) the condensed consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal quarters ended as of March 31, 2009 and June 30, 2009 and the related condensed consolidated statements of income and of cash flows of the Borrower and its consolidated Subsidiaries for the fiscal period then ended. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the Borrower and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which will involve a Material Adverse Effect. The Borrower and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans or Letter of Credit Issuances hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the Borrower or any of its Subsidiaries.

(b) The financial projections of the Borrower and its Subsidiaries for the fiscal years 2009 through 2012 prepared by the Borrower and delivered to the Administrative Agent, the Co-Lead Arrangers and the Lenders (the “Financial Projections”) were prepared on behalf of the Borrower in good faith after taking into account historical levels of business activity of the Borrower and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Borrower and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Borrower’s projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial

Projections may differ materially from the Financial Projections. No facts are known to the Borrower as of the Closing Date which, if reflected in the Financial Projections, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

Section 7.8. Solvency. The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent, each Letter of Credit Issuer and the Lenders under the Credit Documents. The Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and the Borrower, as of the Closing Date, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower’s debts; and the Borrower is not entering into the Credit Documents with the intent to hinder, delay or defraud its creditors. For purposes of this Section 7.8, “debt” means any liability on a claim, and “claim” means (x) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 7.9. No Material Adverse Change. Since December 31, 2008, there has been no change in the financial or other condition, business, affairs or prospects of the Borrower and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

Section 7.10. Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. The Borrower and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. The Borrower knows of no proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

Section 7.11. Title to Properties, etc. The Borrower and each of its Subsidiaries has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens. The interests of the Borrower and each of its Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 7.7, taken as a whole, were sufficient, in the judgment of the Borrower, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Borrower and such Subsidiaries.

Section 7.12. Lawful Operations, etc. The Borrower and each of its Subsidiaries: (i) hold all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business, except to the extent the failure to so hold could not reasonably be expected to have a Material Adverse Effect; (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material

Adverse Effect; (iii) conduct their business in compliance with all provisions of the Fair Debt Practices Collection Act and all other applicable federal, state or local laws governing the collection of debts and neither the Borrower nor any of its Subsidiaries is in material violation of any of such laws; and (iv) are in compliance with all federal, state and local privacy laws.

Section 7.13. Environmental Matters.

(a) The Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or that would affect the ability of the Borrower or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of the Borrower, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Borrower or any of its Subsidiaries or on any property adjacent to any such Real Property, that are known by the Borrower or as to which the Borrower or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of its Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.

Section 7.14. Compliance with ERISA. Compliance by the Borrower with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Borrower and each of its Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (ii) has satisfied all contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multiple Employer Plan, or any trust established thereunder (other than liabilities for any required premiums). No Plan or trust created thereunder has been terminated, and there have been no Reportable Events with respect to any Plan or trust created thereunder or with respect to any Multiple Employer Plan, which termination or Reportable Event will or could give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof. Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate is at the date hereof, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Plan. Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “employee welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Administrative Agent and the Lenders in writing.

Section 7.15. Intellectual Property, etc. The Borrower and each of its Subsidiaries has obtained or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts which, in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 7.16. Investment Company Act, etc. Neither the Borrower nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, the Energy Policy Act of 2005, or any applicable state public utility law.

Section 7.17. Insurance. The Borrower and each of its Subsidiaries maintains insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of the Credit Documents.

Section 7.18. Certain Contracts; Labor Relations. Neither the Borrower nor any of its Subsidiaries (i) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (ii) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (iii) is subject to any strike, slowdown, workout or other concerted interruptions of operations by employees of the Borrower or any Subsidiary, whether or not relating to any labor contracts, (iv) is subject to any pending or, to the knowledge of the Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board, (v) is subject to any pending or, to the knowledge of the Borrower, threatened, grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (vi) is subject to any pending or, to the knowledge of the Borrower, threatened, strike, labor dispute, slowdown or stoppage, or (vii) is, to the knowledge of the Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in any of the above clauses), for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.19. True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 7.7), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such person in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by the Borrower or any of its Subsidiaries is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

Section 7.20. Defaults. No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.

Section 7.21. Management Service Agreements.

(a) Schedule 7.21 hereto sets forth each service agreement relating to the affiliation with a professional corporation or other dental group that the Borrower or any of its Subsidiaries is a party to as of the Closing Date (each such service agreement, together with each additional service agreement entered into by the Borrower or any of its Subsidiaries after the Closing Date, and as any of the foregoing may be amended from time to time are referred to herein as a “Management Service Agreement” and collectively, the “Management Service Agreements”). The Borrower has provided the Administrative Agent a true, correct and complete copy of each Management Service Agreement in effect as of the Closing Date.

(b) No Management Service Agreement Termination Event exists under any Management Service Agreement that individually, or when taken together with all other existing Management Service Agreement Termination Events, could reasonably be expected to have a Material Adverse Effect.

(c) Subject to any restrictions under applicable law, except as set forth on Schedule 7.21, all of the Management Service Agreements are freely assignable to third parties and collaterally assignable to the Administrative Agent, for the benefit of the Secured Creditors, without the consent of any party to such Management Service Agreement.

Section 7.22. Malpractice Insurance. The senior management of the Borrower and each of its Subsidiaries has concluded, after the exercise of reasonable business judgment, that such entities are not engaged in the practice of dentistry and are not required to maintain malpractice insurance and if such senior management concludes after the Closing Date that such entities are required to maintain malpractice insurance, the Borrower covenants and agrees to, and will require each of its Subsidiaries to, obtain and maintain comprehensive malpractice insurance against bodily injury and death with financially sound and reputable insurance companies in such amounts and against such risks as are usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate.

Section 7.23. Anti-Terrorism Law Compliance. Neither the Borrower nor any of its Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain persons specified therein or that prohibits or limits any Lender or Letter of Credit Issuer from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

ARTICLE VIII.

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Credit Documents, have been paid in full:

Section 8.1. Reporting Requirements. The Borrower will furnish to each Lender and the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, the consolidated and consolidating (by region consistent with the Borrower’s past accounting practices) balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating (by region consistent with the Borrower’s past accounting practices) statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the quarterly accounting periods in each fiscal year of the Borrower, the unaudited consolidated and consolidating (by region consistent with the Borrower’s past accounting practices) balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and consolidating (by region consistent with the Borrower’s past accounting practices) statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Borrower by an Authorized Officer of the Borrower, subject to changes resulting from normal year-end audit adjustments.

(c) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by an Authorized Officer of the Borrower to the effect that (i) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Borrower has taken or proposes to take with respect thereto, and (ii) the representations and warranties of the Credit Parties are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth (i) the calculations required to establish compliance with the provisions of Section 9.7, (ii) evidence of pro forma compliance with the financial covenants set forth in Section 9.7 with respect to each Share Repurchase made during the period for which such certificate is being delivered as though such Share Repurchases had occurred at the beginning of such fiscal quarter and (iii) evidence of pro forma compliance with the financial covenants set forth in Section 9.7 with respect to each Capital Distribution made during the period for which such certificate is being delivered as though such Capital Distributions had been made at the beginning of such fiscal quarter.

(d) Budgets and Forecasts. Not later than 90 days after the commencement of any fiscal year of the Borrower and its Subsidiaries, commencing with the fiscal year ending December 31, 2009, consolidated projections and budget in reasonable detail for each of the four fiscal quarters of such fiscal year, and (if and to the extent prepared by management of the Borrower) for any subsequent fiscal years, as approved by the Borrower’s Board of Directors setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.

(e) Notice of Default, Litigation, Violation of Material Agreement. Promptly, and in any event within three Business Days, after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of:

(i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(ii) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against the Borrower or any of its Subsidiaries or the occurrence of any other event, if the same would be reasonably likely to have a Material Adverse Effect; or

(iii) the occurrence of any Management Service Agreement Termination Event or the termination of any Management Service Agreement.

(f) ERISA. Promptly, and in any event within 10 days after the Borrower or any other Credit Party knows of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by the Borrower, the Subsidiary, the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by the Borrower, any Subsidiary, any ERISA Affiliate, the PBGC or any other person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (iii) the institution of any steps by the Borrower, any Subsidiary or any ERISA Affiliate to withdraw from any Plan; (iv) the institution of any steps by the Borrower or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $1,000,000; (v) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (vi) that a Plan has Unfunded Benefit Liabilities exceeding $1,000,000; (vii) any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement welfare liability; (viii) the cessation of operations at a facility of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (ix) the conditions for imposition of a lien under Section 303(k)

of ERISA shall have been met with respect to a Plan; (x) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f)(i) of the Code; (xi) the insolvency of or commencement of reorganization proceedings with respect to a Multiemployer Plan; or (xii) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

(g) Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters: (i) any pending or threatened material Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Borrower or any of its Subsidiaries that (A) results in material noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Borrower’s or such Subsidiary’s response thereto and, to the extent reasonably ascertainable, the potential exposure in Dollars of the Borrower and its Subsidiaries with respect thereto.

(h) SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that the Borrower or any of its Subsidiaries files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms).

(i) Annual and Quarterly Reports, Proxy Statements and other Reports Delivered to Stockholders Generally. Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that the Borrower furnishes to its stockholders generally.

(j) Auditors’ Internal Control Comment Letters, etc. Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Borrower and/or any of its Subsidiaries that is submitted to the Borrower by its independent accountants in connection with any annual or interim audit made by them of the books of the Borrower or any of its Subsidiaries.

(k) Information Relating to Collateral. At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of the Borrower (i) setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificate and (ii) certifying that neither the Borrower nor any of its Subsidiaries has taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests and Liens under the Security Documents.

(l) Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all notices received or sent by the Borrower or any Subsidiary to or from the holders of any Indebtedness having an unpaid principal amount, or Capitalized Lease Obligations, of $250,000 or greater, or any trustee with respect thereto.

(m) Notice of Termination of any Key Employee. Promptly, and in any event within ten Business Days after the occurrence thereof, notice of the termination for any reason (including, without limitation, by resignation or death) of any Key Employee; provided, however, that filing a current report on Form 8-K with the SEC relating to such termination of a Key Employee shall be deemed notice to each Lender and the Administrative Agent for purposes of this Section 8.1(m).

(n) Other Information. Promptly, but in any event within 10 Business Days upon request therefor, such other information or documents (financial or otherwise) relating to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request from time to time.

Section 8.2. Books, Records and Inspections. Subject to Section 13.14, the Borrower will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower or such Subsidiaries, as the case may be, in accordance with GAAP; and (ii) permit, upon at least two Business Days’ notice (or without notice if an Event of Default exists) to the Borrower, officers and designated representatives of the Administrative Agent (accompanied by any designated representatives of the Lenders) to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever’s possession (but only to the extent the Borrower or such Subsidiary has the right to do so to the extent in the possession of another person), to examine the books of account of the Borrower and any of its Subsidiaries, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals (or at any time if an Event of Default exists) and to such reasonable extent as the Administrative Agent or any of the Lenders may request. All such visits and inspections shall be at the Borrower’s cost and expense, provided that so long as no Event of Default is in existence, the Borrower shall not be required to pay for more than two such visits of the Administrative Agent (who may be accompanied by any designated representatives of the Lenders) in any calendar year.

Section 8.3. Insurance.

(a) The Borrower will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrower and its Subsidiaries as of the Closing Date, and (ii) forthwith upon the Administrative Agent’s or any Lender’s written request, furnish to the Administrative Agent or such Lender such information about such insurance as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent or such Lender and certified by an Authorized Officer of the Borrower.

(b) The Borrower will, and will cause each other Credit Party to, at all times keep its and their respective property that is subject to the Lien of any Security Document insured in favor of the Administrative Agent, for the benefit of the Secured Creditors and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower or any such Credit Party) (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as an additional loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured as its interests may appear), (ii) shall state that such insurance policies shall not be canceled, reduced or expire without 30 days’ prior written notice thereof (or 10 days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Administrative Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Administrative Agent and the Lenders, (iv) shall in the case of any such certificates or endorsements in favor of the Administrative Agent, be delivered to or deposited with the Administrative Agent, and (v) shall provide that the interests of the Administrative Agent shall not be invalidated by an act or negligence of the Borrower or any Subsidiary or any person having an interest in any facility owned, leased or used by the Borrower or any of its Subsidiaries nor by occupancy or use of any facility owned, leased or used by the Borrower or any Subsidiary for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to any facility owned, leased or used by the Borrower or any Subsidiary. The Borrower shall deliver to the Administrative Agent contemporaneously with the expiration or replacement of any policy of insurance required to be maintained by this Agreement a certificate as to the new or renewal policy. The Borrower shall advise the Administrative Agent promptly upon the cancellation, reduction or amendment of any policy. If requested to do so by the Administrative Agent at any time, the Borrower shall deliver copies of all insurance policies maintained by it as required by this Agreement. The Administrative Agent shall deliver copies of any certificates of insurance to a Lender upon such Lender’s reasonable request.

(c) If the Borrower or any other Credit Party shall fail to maintain any insurance in accordance with this Section, or if the Borrower or any such Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation), upon prior written notice to the Borrower, to procure such insurance and the Borrower agrees to reimburse the Administrative Agent on demand for all actual costs and expenses of procuring such insurance.

Section 8.4. Payment of Taxes and Claims. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law.

Section 8.5. Corporate Franchises. The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority, qualification, franchises, licenses and permits; provided that nothing in this Section 8.5 shall be deemed to prohibit any transaction permitted by Section 9.2.

Section 8.6. Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.

Section 8.7. Compliance with Statutes, etc. The Borrower will comply, and will cause each of its Subsidiaries to comply, with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not have, and that would not be reasonably expected to have, a Material Adverse Effect.

Section 8.8. Compliance with Environmental Laws. Without limitation of the covenants contained in Section 8.7 hereof,

(a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and an adverse outcome in such proceedings is not reasonably expected to have a Material Adverse Effect.

(b) The Borrower will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(c) Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except for such noncompliance as would not have, and that would not be reasonably expected to have, a Material Adverse Effect.

(d) If required to do so under any applicable order of any Governmental Authority, the Borrower will undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that the Borrower or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP or the outcome of such proceeding would not reasonably be expected to have a Material Adverse Effect.

(e) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time after the Lenders receive notice under Section 8.1(g) for any Environmental Claim involving potential expenditures by the Borrower or any of its Subsidiaries in excess of $500,000 in the aggregate for any Real Property, the Borrower will provide, at its sole cost and expense, an environmental site assessment report concerning any such Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or a remedial action in connection with any Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and the Borrower shall grant and hereby grants, to the Administrative Agent and the Lenders and their agents, access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower’s expense.

Section 8.9. Fiscal Years, Fiscal Quarters. The Borrower shall not change its or any of its Subsidiaries’ fiscal years or fiscal quarters (other than the fiscal year or fiscal quarters of a person that becomes a Subsidiary, made at the time such person becomes a Subsidiary to conform to the Borrower’s fiscal year and fiscal quarters).

Section 8.10. Certain Subsidiaries to Join in Subsidiary Guaranty.

(a) In the event that at any time after the Closing Date (x) the Borrower creates, holds, acquires or at any time has any Subsidiary (other than the Excluded Subsidiary or the Insurance Subsidiary and other than a Foreign Subsidiary as to which Section 8.10(b) applies) that is not a party to the Subsidiary Guaranty, or (y) an Event of Default shall have occurred and be continuing and the Borrower has any Subsidiary (other than the Insurance Subsidiary) that is not a party to the Subsidiary Guaranty, the Borrower will promptly, but in any event within 5 Business Days, notify the Administrative Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section. The Borrower will, within 15 days following request therefor from the Administrative Agent (who may give such request on its own initiative or upon request by the Required Lenders), cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a Guaranty Supplement (as defined in the Subsidiary Guaranty), duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, and (ii) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Credit Documents to which such Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as the Administrative Agent may reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, in the event the Excluded Subsidiary shall cease to be an inactive Subsidiary or shall acquire any material assets or liabilities, the Borrower will promptly, and in any event within 5 Business Days, notify the Administrative Agent in writing of such event, referring specifically to the rights of the Administrative Agent and the Lenders under this Section. The Borrower will, within 15 days following request therefor from the Administrative Agent (who may give such request on its own initiative or upon request by the Required Lenders), cause the Excluded Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a Guaranty Supplement (as defined in the Subsidiary Guaranty), duly executed by the Excluded Subsidiary, pursuant to which the Excluded Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, and (ii) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Credit Documents to which such Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as the Administrative Agent may reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(b) Notwithstanding the foregoing, (i) the Borrower shall not, unless the Administrative Agent otherwise notifies the Borrower in writing (who may give such notification on its own initiative and shall give such notification upon the request of the Required Lenders), be required to pledge its Equity Interests in the Insurance Subsidiary, and (ii) the Borrower shall not, unless an Event of Default shall have occurred and be continuing, be required to pledge (or cause to be pledged) more than 65% of the Equity Interests in any first tier Foreign Subsidiary, or any of the Equity Interests in any other Foreign Subsidiary, or to cause a Foreign Subsidiary to join in the Subsidiary Guaranty or to become a party to the

Security Agreement or any other Security Document, if (x) to do so would subject the Borrower to liability for additional United States income taxes by virtue of Section 956 of the Code in an amount the Borrower considers material, and (y) the Borrower provides the Administrative Agent with documentation, including computations prepared by the Borrower’s internal tax officer, its independent accountants or tax counsel, reasonably acceptable to the Required Lenders, in support thereof.

Section 8.11. Additional Security; Further Assurances.

(a) Additional Security. Subject to Section 8.10 above, if the Borrower or any Subsidiary Guarantor acquires, owns or holds an interest in any personal property that is not at the time included in the Collateral, the Borrower will promptly notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section, and the Borrower will, or will cause such Subsidiary to, within 30 days following request by the Administrative Agent, grant to the Administrative Agent for the benefit of the Secured Creditors a Lien on such Real Property or such personal property pursuant to the terms of such security agreements, assignments, Mortgages or other documents as the Administrative Agent deems appropriate (collectively, the “Additional Security Document”) or a joinder in any existing Security Document. Furthermore, the Borrower shall cause to be delivered to the Administrative Agent such opinions of local counsel, corporate resolutions, a Perfection Certificate, Landlord’s Agreements and other related documents as may be reasonably requested by the Administrative Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b) Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require. If at any time the Administrative Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.

Section 8.12. Casualty and Condemnation.

(a) The Borrower will promptly (and in any event within 10 days) furnish to the Administrative Agent and the Lenders written notice of any Event of Loss involving any property included in the Collateral that is reasonably believed to be in excess of $250,000.

(b) If any Event of Loss results in Net Cash Proceeds (whether in the form of insurance proceeds, a condemnation award or otherwise), a portion or all of which is required to be applied as a prepayment of the Loans or to the rebuilding or restoration of any affected property pursuant to Section 5.1, the Administrative Agent is authorized to collect such Net Cash Proceeds and, if received by any Credit Party, the Borrower will, or will cause any applicable Credit Party, to pay over such Net Cash Proceeds to the Administrative Agent.

Section 8.13. Most Favored Covenant Status. If any Credit Party at any time after the Closing Date, issues or guarantees any Indebtedness in an aggregate amount exceeding $5,000,000 (to the extent, if any, that any such Credit Party is permitted to do so under Section 9.4 hereof) pursuant to a loan agreement, credit agreement, note purchase agreement, indenture, guaranty or other similar instrument, which agreement, indenture, guaranty or instrument, includes affirmative or negative business or financial covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any “put” or mandatory prepayment of such Indebtedness upon the occurrence of a “change of control”) that are applicable to any Credit Party, other than those set forth herein or in any of the other Credit Documents, the Borrower shall promptly so notify the Administrative Agent and the Lenders and, if the Administrative Agent shall so request by written notice to the Borrower (after a determination has been made by the Required Lenders that any of the above-referenced documents or instruments contain any such provisions, that either individually or in the aggregate, are more favorable to the holders of such unsecured Indebtedness than any of the provisions set forth herein), the Borrower, the Administrative Agent and the Lenders shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Administrative Agent and the Required Lenders, into this Agreement and, to the extent necessary and reasonably desirable to the Administrative Agent and the Required Lenders, into any of the other Credit Documents, all at the election of the Administrative Agent and the Required Lenders.

Section 8.14. Senior Debt. The Obligations shall, and the Borrower shall take all necessary action to ensure that the Obligations shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior secured Indebtedness of the Borrower and each Subsidiary Guarantor.

Section 8.15. Management Service Agreements.

(a) The Borrower and each of its Subsidiaries shall comply in all respects with all of their material obligations under each Management Service Agreement and shall promptly enforce and diligently pursue all of their material rights under each Management Service Agreement.

(b) At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), the Borrower shall provide to the Administrative Agent, who shall promptly deliver a copy of the same to the Lenders, (i) a copy of any Management Service Agreement entered into by the Borrower or any of its Subsidiaries during such period covered by the financial statements to the extent not previously delivered to the Administrative Agent, and (ii) a copy of any amendment or other modification to the terms or provisions of any Management Service Agreement, other than immaterial amendments or modifications, such as amendments or modifications relating to address changes, correcting scrivener’s errors and the like, entered into during such period covered by the financial statements to the extent not previously delivered to the Administrative Agent. The Borrower shall, and shall cause each of its Subsidiaries to, ensure that each Management Service Agreement entered into on or after the Closing Date is in substantially the same form as previously delivered to the Administrative Agent and shall not enter into, or permit any of its Subsidiaries to enter into, any amendment or other modification to any Management Service Agreement that results in such Management Service Agreement not being in substantially the same form as the form of Management Service Agreement previously delivered to the Administrative Agent; provided, however, that the Borrower and its Subsidiaries shall be permitted to make non-material amendments or other modifications to any Management Service Agreement so long as such amendment or other modification does not materially adversely affect (i) the Lenders or any of their rights under the Credit Documents or (ii) any of the Collateral or any of the Lenders’ rights in or to any of the Collateral.

Section 8.16. Landlord/Mortgagee Waivers. The Credit Parties will use their commercially reasonable efforts to obtain, and to maintain in effect, promptly following the Closing Date, Landlord’s Agreements on any leased Real Property (a) on which any items of Collateral owned by a Scheduled Subsidiary are located as of the Closing Date (as more particularly described on Schedule 4), and on which any items of Collateral owned by a Scheduled Subsidiary are located from time to time (but solely to the extent relating to a Schedule 4 Affiliation) from and after the Closing Date, (b) on which any other items of Collateral are located such that the aggregate value of Collateral covered by Landlord’s Agreements is at least equal to 75% of the aggregate value of Collateral located at all such locations at any time (excluding for purposes of this clause (b) the value of the Collateral at the locations covered by clause (a) of this Section 8.16), (c) that functions as the chief executive office of the Borrower and (d) at which material books and records of any Credit Party are located.

Section 8.17. Mortgages. If at any time any Credit Party acquires, owns or holds an interest in any Real Property with a fair market value in excess of $2,000,000 for any Real Property and $4,000,000 in the aggregate for all Real Properties not covered by Mortgages (in each case, with a fair market value determined at the time of acquisition and agreed to by the Borrower and the Administrative Agent), upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent, (i) if no Event of Default is in existence at the time of such request, within 60 days of the request therefor by the Administrative Agent, and (ii) if an Event of Default is in existence at the time of such request, within 45 days of the request therefor by the Administrative Agent, in each case with respect to each parcel of Real Property owned by the Borrower or any Subsidiary Guarantor, each of the following (in the case of each item below, to the extent requested by the Administrative Agent):

(a) an American Land Title Association ( ALTA) mortgagee title insurance policy or policies, or unconditional commitments therefor (a “Title Policy”) issued by a title insurance company reasonably satisfactory to the Administrative Agent (a “Title Company”), in an amount not less than the amount reasonably required therefor by the Administrative Agent (taking into account the estimated value of the property involved), insuring fee simple title to, or a valid leasehold interest in, such Real Property vested in the applicable Credit Party and assuring the Administrative Agent that the applicable Mortgage creates a valid and enforceable first priority mortgage lien on the respective Real Property encumbered thereby, subject only to Permitted Liens and a standard survey exception, which Title Policy (1) shall include an endorsement for mechanics’ liens, for revolving, “variable rate” and future advances under this Agreement and for any other matters reasonably requested by the Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

(b) copies of all recorded documents listed as exceptions to title or otherwise referred to in the Title Policy or in such title report relating to such Real Property;

(c) evidence, which may be in the form of a letter or other certification from the Title Company or from an insurance broker, surveyor, engineer or other provider, as to whether (1) such Real Property is a Flood Hazard Property, and (2) the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and if such Closing Date Mortgaged Property is a Flood Hazard Property, evidence that the applicable Credit Party has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System;

(d) a survey, in form and substance reasonably satisfactory to the Administrative Agent, of such Real Property, certified in a manner reasonably satisfactory to the Administrative Agent by a licensed professional surveyor reasonably satisfactory to the Administrative Agent;

(e) a certificate of the Borrower identifying any Phase I, Phase II or other environmental report received in draft or final form by any Credit Party during the five-year period prior to the date of execution of the Mortgage relating to such Real Property and/or the operations conducted therefrom, or stating that no such draft or final form reports have been requested or received by any Credit Party (or its counsel), together with true and correct copies of all such environmental reports so listed (in draft form, if not finalized); and all such environmental reports shall be satisfactory in form and substance to the Administrative Agent;

(f) an opinion of local counsel admitted to practice in the jurisdiction in which such Real Property is located, satisfactory in form and substance to the Administrative Agent, as to the validity and effectiveness of such Mortgage as a lien on such Real Property encumbered thereby, and covering such other matters of law in connection with the execution, delivery, recording and enforcement of such Mortgage as the Administrative Agent may reasonably request;

(g) the Administrative Agent and the Lenders shall have received appraisals, satisfactory in form and substance to the Administrative Agent and each Lender, dated not more than 60 days prior to the date of execution of each Mortgage and addressed to the Administrative Agent and the Lenders or accompanied by a separate letter indicating that the Administrative Agent and the Lenders may rely thereon, from one or more nationally recognized appraisal firms, satisfactory to the Administrative Agent, covering (i) the Real Properties, and (ii) all other tangible property, plant and equipment owned by the Borrower or any of its Subsidiaries, that is to be subjected to the Lien of the Security Agreement and is located at any plant or facility owned or leased by the Borrower or any of its Subsidiaries in the United States of America, which appraisals shall set forth (A) the “fair market value” of such property (i.e., the amount at which such property would equitably exchange between a willing buyer and a willing seller, neither being under a compulsion and both having reasonable knowledge of all relevant facts on the premise that such property will continue in its present use as part of an ongoing business enterprise), (B) the “orderly disposal value” of such property (i.e., the amount which may be realized through a forced sale disposal of such property when a reasonable time to find a buyer is allowed), and (C) the “forced liquidation value” of such property (i.e., the amount which may be realized through an immediate forced sale disposal of such property), in each case as determined in accordance with sound appraisal standards; and

(h) the Borrower shall have paid or caused to be paid all costs and expenses payable in connection with all of the actions set forth in this Section 8.17, including but not limited to (A) all mortgage, intangibles or similar taxes or fees, however characterized, payable in respect of this Agreement, the execution and delivery of the Notes, any of the Mortgages or any of the other Credit Documents or the recording of any of the same or any other documents related thereto; and (B) all expenses and premiums of the Title Company in connection with the issuance of such policy or policies of title insurance and to all costs and expenses required for the recording of the Mortgages or any other Credit Documents or any other related documents in the appropriate public records.

Section 8.18. Compass Bank Account. No later than the date that is 45 days after the Closing Date, the Borrower shall cause Care for Kids of Arizona, LLC to close its deposit account currently maintained at Compass Bank d/b/a BBVA Compass and shall provide evidence of the same to the Administrative Agent.

ARTICLE IX.

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Credit Documents, have been paid in full:

Section 9.1. Changes in Business. Neither the Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries, would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the Closing Date.

Section 9.2. Consolidation, Merger, Acquisitions, Asset Sales, etc. The Borrower will not, and will not permit any Subsidiary to, (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any Acquisition, (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, except that the following shall be permitted:

(a) Certain Intercompany Mergers, etc. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, each of the following shall be permitted: (i) the merger, consolidation or amalgamation of any Domestic Subsidiary with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation; (ii) the merger, consolidation or amalgamation of any Domestic Subsidiary with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; and (iii) the transfer or other disposition of any property by the Borrower to any Subsidiary Guarantor or by any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

(b) Acquisitions. The Borrower or any Subsidiary Guarantor may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied;

(c) Permitted Dispositions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any of its Subsidiaries may consummate any Asset Sale, provided that (i) the consideration for such Asset Sale represents fair value (as determined by any Authorized Officer of the Borrower), and at least 90% of such consideration consists of cash; (ii) the cumulative aggregate consideration for all such Asset Sales completed during any fiscal year does not exceed $1,000,000; (iii) in the case of any such Asset Sale involving consideration in excess of $500,000, at least five Business Days prior to the date of completion of such Asset Sale, the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed on behalf of the Borrower by an Authorized Officer of the Borrower, which certificate shall contain (1) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (2) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction, and (iv) contemporaneously with the completion of such transaction the Borrower prepays its Loans as and to the extent required by Section 5.1 hereof;

(d) Leases. The Borrower or any of its Subsidiaries may enter into leases of property or assets not constituting Acquisitions in the ordinary course of business, provided such leases are not otherwise in violation of this Agreement; and

(e) Permitted Investments. The Borrower and it Subsidiaries shall be permitted to make the Investments permitted pursuant to Section 9.5.

Section 9.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with or without recourse to the Borrower or any of its Subsidiaries, other than for purposes of collection of delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except that the foregoing shall not apply to:

(a) Standard Permitted Liens. Standard Permitted Liens;

(b) Existing Liens, etc. Liens (i) in existence on the Closing Date that are listed, and the Indebtedness secured thereby and the property subject thereto on the Closing Date described, in Schedule 9.3, and (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets; and

(c) Purchase Money Liens. Liens (i) that are placed upon fixed or capital assets, acquired, constructed or improved by the Borrower or any Subsidiary, provided that (A) such Liens only secure Indebtedness permitted by Section 9.4(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets.

(d) Liens on Acquired Properties. Any Lien (i) existing on any fixed assets prior to the acquisition thereof by the Borrower or any Subsidiary, or existing on any property or asset of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary; provided that (A) such Lien secures Indebtedness permitted by Section 9.4(c), (B) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, (C) such Lien shall not attach or apply to any other property or assets of the Borrower or any Subsidiary, and (D) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets.

Section 9.4. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Subsidiaries, except:

(a) Credit Documents: Indebtedness incurred under this Agreement and the other Credit Documents;

(b) Existing Indebtedness: The Indebtedness set forth on Schedule 9.4 hereto, and any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof or a reduction of more than 10% in the remaining weighted average life to maturity thereof (computed in accordance with standard financial practice);

(c) Certain Priority Debt: To the extent not permitted by the foregoing clauses, (i) Indebtedness consisting of Capital Lease Obligations of the Borrower and its Subsidiaries, (ii) Indebtedness consisting of obligations under Synthetic Leases of the Borrower and its Subsidiaries, (iii) Indebtedness secured by a Lien referred to in Section 9.3(c) or 9.3(d), and (iv) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof or a reduction of more than 10% in the remaining weighted average life to maturity thereof (computed in accordance with standard financial practice), provided that (A) at the time of any incurrence thereof after the date hereof, and after giving effect thereto, the Borrower would be in compliance with Section 9.7 hereof and no Default or Event of Default shall have occurred and be continuing or would result therefrom; and (B) the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease, and using the present value, based on the implicit interest rate, in lieu of principal amount, in the case of any Synthetic Lease) of Indebtedness permitted by this clause (c), when taken together with any outstanding Indebtedness permitted by clause (b) above that is represented by a Capital Lease or a Synthetic Lease or that is secured by any Lien, shall not exceed $5,000,000 at any time;

(d) Intercompany Debt: (i) unsecured Indebtedness of the Borrower owed to any Subsidiary Guarantor, provided such Indebtedness constitutes Subordinated Indebtedness; (ii) unsecured Indebtedness of any Subsidiary Guarantor to the Borrower; and (iii) unsecured Indebtedness of any Subsidiary Guarantor owed to any other Subsidiary Guarantor, provided such Indebtedness constitutes Subordinated Indebtedness;

(e) Hedge Agreements: Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements, provided that such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes;

(f) Guaranty Obligations: any Guaranty Obligations permitted by Section 9.5;

(g) Certain Subordinated Debt. Subordinated Indebtedness incurred in connection with a Permitted Acquisition in an aggregate amount not to exceed $8,000,000 at any time after the Closing Date; and

(h) Other Unsecured Debt: other unsecured Indebtedness of the Borrower or any of its Subsidiaries to the extent not permitted by any of the foregoing clauses provided that: (i) at the time of any incurrence thereof after the date hereof, and after giving effect thereto, the Borrower would be in compliance with Section 9.7 hereof and no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) the aggregate outstanding principal amount of Indebtedness permitted by this clause (h) shall not exceed $5,000,000 at any time; and (iii) contemporaneously with the receipt of any proceeds from the issuance of such Indebtedness, the Borrower prepays the Loans as and to the extent required by Section 5.1 hereof.

Section 9.5. Investments and Guaranty Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, (1) make or commit to make any Investment or (2) be or become obligated under any Guaranty Obligations, except:

(a) Investments by the Borrower or any of its Subsidiaries in cash and Cash Equivalents;

(b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c) the Borrower and its Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) investments acquired by the Borrower or any of its Subsidiaries (i) in exchange for any other investment held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, or (ii) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(e) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, provided that the aggregate outstanding amount of all such loans and advances shall not exceed $1,000,000 at any time;

(f) to the extent not permitted by the foregoing clauses, Investments existing as of the Closing Date and described on Schedule 9.5 hereto;

(g) any Guaranty Obligations of the Borrower or any Subsidiary in favor of the Administrative Agent, the Lenders and each Letter of Credit Issuer and any other Benefited Creditors under any Designated Hedge Agreements or any Bank Product Document pursuant to the Credit Documents;

(h) Investments of the Borrower and its Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(i) (i) Investments existing as of the Closing Date of the Borrower or any of its Subsidiaries in any other Subsidiary, (ii) any additional Investments of the Borrower or any of its Subsidiaries in any Subsidiary Guarantor, and (iii) Investments made after the Closing Date in the Insurance Subsidiary in an aggregate amount for all such Investments made after the Closing Date not to exceed $250,000, provided further that insurance premiums paid by the Borrower or any Subsidiary to the Insurance Subsidiary in the ordinary course of business shall not constitute investments under this Section 9.5;

(j) intercompany loans and advances permitted by Section 9.4(d);

(k) the Acquisitions permitted by Section 9.2;

(l) any unsecured Guaranty Obligation incurred by any Credit Party with respect to Indebtedness of another Credit Party which Indebtedness is permitted under Section 9.4;

(m) loans and advances made in the ordinary course of business by any Credit Party to any Provider, and reimbursable by such Provider, pursuant to the terms of the applicable Management Service Agreement; and

(n) other Investments made after the Closing Date and not permitted pursuant to the foregoing clauses, provided that (i) at the time of making any such Investment no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of all such Investments that are so made pursuant to this clause (m) and outstanding at any time shall not exceed an aggregate of $1,000,000, taking into account the repayment of any loans or advances comprising such Investments.

Section 9.6. Dividends and Other Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

(b) any Subsidiary may declare and pay or make Capital Distributions (i) to the Borrower or any Subsidiary Guarantor and (ii) to any Minority Holder, but solely to the extent a corresponding Capital Distribution is paid or made to the Borrower or a Subsidiary Guarantor;

(c) the Borrower may declare and pay or make any other Capital Distributions, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrower is in compliance with the financial covenants set forth in Section 9.7 hereof after giving pro forma effect to each such Capital Distribution, and (iii) the aggregate amount of all Capital Distributions made by the Borrower pursuant to this clause shall not exceed (A) during any fiscal year of the Borrower an amount equal to 50% of the Consolidated Net Income for the most recently completed fiscal year of the Borrower, to the extent positive and (B) $10,000,000 in the aggregate on and after the Closing Date;

(d) the Borrower may make Share Repurchases, provided that (i) prior to or contemporaneously with any such Share Repurchase, the Borrower shall provide written evidence to the Administrative Agent and the Lenders of compliance on a pro forma basis with the covenants contained in Section 9.7, (ii) no Default or Event of Default shall have occurred and be continuing or shall result therefrom and (iii) the aggregate amount of all such Share Repurchases made on or after the Closing Date shall not exceed $10,000,000.

Section 9.7. Financial Covenants.

(a) Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth at any time to be less than the sum of (i) 85% of the Consolidated Net Worth reflected on the Form 10-Q of the Borrower filed with the SEC for the fiscal quarter ended June 30, 2009 plus 100% of the proceeds of the Equity Financing, plus (iii) 50% of Consolidated Net Income (to the extent a positive number) for each fiscal quarter ending after June 30, 2009 plus (iv) 100% of the proceeds of any equity offering (or any debt offering to the extent converted into equity) by the Borrower occurring after the Closing Date.

(b) Leverage Ratio. The Borrower will not permit the Leverage Ratio for any Testing Period ending during the periods set forth below to exceed the maximum ratio for such Testing Period opposite such maximum ratio:

Period	Maximum Ratio
Closing Date through December 31, 2009	2.75 to 1.00
From January 1, 2010 through December 31, 2010	2.50 to 1.00
On January 1, 2011 and thereafter	2.25 to 1.00

(c) Fixed Charge Coverage Ratio. The Borrower will not at any time permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00.

(d) Minimum Consolidated EBITDA. The Borrower will not permit the Consolidated EBITDA for any Testing Period ending during the periods set forth below to be less than the amount specified below for such Testing Period opposite such amount:

Period	Consolidated EBITDA
Closing Date through December 31, 2009	$35,000,000
From January 1, 2010 through December 31, 2010	$37,500,000
On January 1, 2011 and thereafter	$40,000,000

Section 9.8. Limitation on Certain Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, or to make loans or advances to the Borrower or any of the Borrower’s other Subsidiaries, or transfer any of its property or assets to the Borrower or any of the Borrower’s other Subsidiaries, or (c) make any Share Repurchases, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 9.3(b) or 9.3(c), (vi) restrictions contained in the agreements relating to the Indebtedness set forth on Schedule 9.4 hereto as in effect on the Closing Date (and any similar restrictions contained in any agreement governing any refinancing or refunding thereof not prohibited by this Agreement), (vii) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 9.4, (viii) restrictions affecting any Foreign Subsidiary under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 9.4, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (ix) any document relating to Indebtedness secured by a Lien permitted by Section 9.3, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other person.

Section 9.9. Prepayments and Refinancings of Other Debt, etc. The Borrower will not, and will not permit any of its Subsidiaries to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of the Borrower or its Subsidiaries that has an outstanding principal balance (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) greater than $1,000,000 (other than the Obligations and intercompany loans and advances among the Borrower and its Subsidiaries); provided that the Borrower or any Subsidiary may refinance or refund any such Indebtedness (other than any Subordinated Indebtedness) if the aggregate principal amount thereof (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) is not increased and the weighted average life to maturity thereof (computed in accordance with standard financial practice) is not reduced by more than 10%.

Section 9.10. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a person other than an Affiliate, except agreements and transactions with and payments to officers, directors and shareholders that are either (i) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (ii) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation. Nothing in this Section 9.10 shall be construed to prohibit any action otherwise permitted by Section 9.6.

Section 9.11. Plan Terminations, Minimum Funding, etc. The Borrower will not, and will not permit any Subsidiary or any ERISA Affiliate to, (i) terminate any Plan or Plans so as to result in liability of the Borrower or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to the greater of (x) $250,000, or (y) 5% of the Borrower’s Consolidated Net Worth as of the date of the then most recent financial statements furnished to the Lenders pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions that reasonably present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Borrower, any Subsidiary or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan, or (iv) incur an obligation to contribute to, or become a contributing sponsor (as such term is defined in Section 4001 of ERISA) in, any Multiemployer Plan or Multiple Employer Plan.

Section 9.12. Anti-Terrorism Laws. Neither the Borrower nor any of its Subsidiaries shall be subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain persons specified therein or that prohibits or limits any Lender or Letter of Credit Issuer from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

Section 9.13. Use of Proceeds. No Credit Party will use any part of the proceeds of any Loan directly or indirectly, and whether immediately, incidentally or ultimately except as permitted by Section 7.6 hereof.

Section 9.14. Sale and Lease-Back Transaction. Except as approved in writing by the Administrative Agent and the Required Lenders, no Credit Party will enter into any Sale and Lease-Back Transaction.

Section 9.15. Care For Kids Subsidiaries. Unless agreed to in writing by the Administrative Agent, no Care For Kids Subsidiary shall issue Equity Interests to Minority Holders that would, in the aggregate, exceed 15% of the issued and outstanding Equity Interests of such Care For Kids Subsidiary.

Section 9.16. Charter Amendments. Each Credit Party will not, and will not permit any of its Subsidiaries to, amend its Organizational Documents in any way, except as would not reasonably be expected to materially adversely affect the rights and remedies of the Administrative Agent or the Lenders or the Lien of the Administrative Agent and the Lenders on the Collateral.

Section 9.17. Issuance of Disqualified Equity Interests. On and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or sell any Disqualified Equity Interests.

ARTICLE X.

EVENTS OF DEFAULT

Section 10.1. Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or

(b) Representations, etc.: any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (except to the extent such representations and warranties are qualified by materiality, in which case any such representation or warranty proves to be untrue in any respect) on the date as of which made or deemed made; or

(c) Certain Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.1, 8.2(ii), 8.10, 8.11, 8.12, 8.13, 8.14, 8.15 or 8.17 or Article IX of this Agreement; or

(d) Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Credit Document, other than those referred to in Section 10.1(a) or (b) or (c) above, and such default is not remedied within 30 days after the earlier of (i) an officer of any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e) Cross Default Under Other Agreements: the Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) having an unpaid principal amount or Capitalized Lease Obligation of $250,000 or greater, and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, the Borrower or any of its Subsidiaries shall default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

(f) Invalidity of Credit Documents or Liens: any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Credit Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other person contests in any manner the validity or enforceability of any provision of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(g) Judgments: (i) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $500,000 or more in the aggregate for all such judgments, orders and decrees for the Borrower and its Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $500,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(h) Bankruptcy, etc.: any of the following shall occur:

(i) the Borrower or any of its Subsidiaries (the Borrower and each of such other Subsidiaries, each a “Principal Party”) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or

(ii) an involuntary case is commenced against any Principal Party under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or

(iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Principal Party; or

(iv) any Principal Party commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Principal Party; or

(v) any such proceeding of the type set forth in clause (iv) above is commenced against any Principal Party to the extent such proceeding is consented by such person or remains undismissed for a period of 60 days; or

(vi) any Principal Party is adjudicated insolvent or bankrupt; or

(vii) any order of relief or other order approving any such case or proceeding is entered; or

(viii) any Principal Party suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; or

(ix) any Principal Party makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or

(x) any corporate (or similar organizational) action is taken by any Principal Party for the purpose of effecting any of the foregoing; or

(i) ERISA: (i) any of the events described in clauses (i) through (xii) of Section 8.1(f) shall have occurred; and (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability in excess of $500,000; or

(j) Material Adverse Effect: a Material Adverse Effect shall occur; or

(k) Exclusion from Reimbursement Programs: the Borrower or any Subsidiary becomes excluded from any material healthcare reimbursement program; or

(l) Change of Control: there occurs a Change of Control; or

(m) Management Service Agreement Termination Event: one or more Management Service Agreement Termination Events occur that relate to one or more Management Service Agreements that generated at least three percent (3.00%) of the Consolidated Revenue for the Testing Period most recently ended and that are not cured within thirty (30) days after the receipt of notice of the termination of the applicable Management Service Agreements.

Section 10.2. Acceleration, etc. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

(a) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c) terminate any Letter of Credit that may be terminated in accordance with its terms;

(d) direct the Borrower to pay (and the Borrower hereby agrees that on receipt of such notice or upon the occurrence of an Event of Default with respect to the Borrower under Section 10.1(h), it will pay) to the Administrative Agent an amount of cash equal to the aggregate Stated Amount of all Letters of Credit then outstanding (such amount to be held as security for the Borrower’s (and any Subsidiary that is an account party) reimbursement obligations in respect thereof; and/or

(e) exercise any other right or remedy available under any of the Credit Documents or applicable law;

provided that, if an Event of Default specified in Section 10.1(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

Section 10.3. Application of Liquidation Proceeds. All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Credit Documents or under any other documents relating to this Agreement shall, unless otherwise required by the terms of the other Credit Documents or by applicable law, be applied as follows:

(a) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Section 2.9, Section 2.10, Section 3.9 and Section 5.3) payable to the Administrative Agent in its capacity as such;

(b) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Section 2.9, Section 2.10, Section 3.9 and Section 5.3) payable to each Lender or each Letter of Credit Issuer, ratably among them in proportion to the aggregate of all such amounts;

(c) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(d) fourth, pro rata to the payment of that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lenders and each Letter of Credit Issuer in proportion to the aggregate of all such amounts;

(e) fifth, pro rata to the payment of (A) the amounts due to Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice, and (B) the amounts due to Bank Product Creditors under the Bank Product Documents;

(f) sixth, to the Administrative Agent for the benefit of each Letter of Credit Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;

(g) seventh, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are then due and payable to the Administrative Agent, each Letter of Credit Issuer, the Swing Line Lender, the Lenders, the Designated Hedge Creditors and the Bank Product Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(h) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE XI.

THE ADMINISTRATIVE AGENT

Section 11.1. Appointment. Each Lender hereby irrevocably designates and appoints KeyBank as Administrative Agent to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes KeyBank as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, nor any fiduciary relationship with any Lender or Letter of Credit Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

Section 11.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.3.

Section 11.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Credit Document (except for its or such Related Party’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any Subsidiary or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 11.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders or all of the Lenders (other than any Defaulting Lender), as applicable, as to any matter that, pursuant to Section 13.11, can only be effectuated with the consent of the Required Lenders or all Lenders (other than any Defaulting Lender), as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 11.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 11.6. Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 11.7. Indemnification. The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure

(excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Party in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Party under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Party for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Party’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent or any such Related Party for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of all Obligations.

Section 11.8. The Administrative Agent in Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 11.9. Successor Administrative Agent. The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders, each Letter of Credit Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each Letter of Credit Issuer, appoint a successor Administrative Agent, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any Letter of Credit Issuer under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 13.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 11.10. Other Agents. Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Co-Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Credit Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 11.11. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereinafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower or any of its Subsidiaries, any of its respective Affiliates or agents, the Credit Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 11.12. USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank), shall deliver to Administrative Agent the certification, or, if applicable, re-certification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations, (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

ARTICLE XII.

GUARANTY

Section 12.1. Guaranty by the Borrower. The Borrower hereby unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Borrower Guaranteed Obligations”): (a) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued (or deemed issued) for the benefit of any Letter of Credit Obligor (other than the Borrower) under this Agreement, (b) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Credit Party (other than the Borrower) under any Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, and (c) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Credit Party (other than the Borrower) under any Bank Product Document or any other document or agreement executed and delivered in connection therewith to any Bank Product Creditor in all cases under subparts (a), (b) or (c) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Upon failure by any Credit Party to pay punctually any of the Borrower Guaranteed Obligations, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

Section 12.2. Additional Undertaking. As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any Borrower Guaranteed Obligations not be recoverable from the Borrower under Section 12.1 for any reason whatsoever (including, without limitation, by reason of any provision of any Credit Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Credit Documents or any other applicable agreement or instrument.

Section 12.3. Guaranty Unconditional. The obligations of the Borrower under this Article shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(a) any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement, any Note, any other Credit Document, or any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;

(c) any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligations;

(d) any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;

(e) the existence of any claim, set-off or other rights which the Borrower may have at any time against any other Credit Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other person, whether in connection herewith or any unrelated transactions;

(f) any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Borrower Guaranteed Obligations; or

(g) any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other person or any other circumstance whatsoever which might, but for the provisions of this Article, constitute a legal or equitable discharge of the Borrower’s obligations under this Section other than the irrevocable payment in full of all Borrower Guaranteed Obligations.

Section 12.4. Borrower Obligations to Remain in Effect; Restoration. The Borrower’s obligations under this Article shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Borrower Guaranteed Obligations, and all other amounts payable by the Borrower, any other Credit Party or other Subsidiary, under the Credit Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrower’s obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 12.5. Waiver of Acceptance, etc. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other person, or against any collateral or guaranty of any other person.

Section 12.6. Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this Section to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

Section 12.7. Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by the Borrower under this Article forthwith on demand by the Administrative Agent.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1. Payment of Expenses etc.

(a) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay (or reimburse the Administrative Agent for) all reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Credit Documents and the documents and instruments referred to therein and the syndication of the Commitments, including, without limitation, all out-of-pocket expenses and reasonable legal fees and disbursements of counsel to the Administrative Agent.

(b) The Borrower agrees to pay (or reimburse the Administrative Agent, the Lenders and their Affiliates for) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with any amendment, waiver, consent or other modification of or relating to any of the Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

(c) The Borrower agrees to pay (or reimburse the Administrative Agent, the Lenders and their Affiliates for) all out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Credit Documents or the other documents and instruments referred to therein, including, without limitation, (i) the reasonable fees and disbursements of counsel to the Administrative Agent, and (ii) the reasonable fees and disbursements of any individual counsel to any Lender (including, without limitation, allocated costs of internal counsel), including all such out-of-pocket costs and expenses incurred during any workout, restructuring or similar negotiations in respect of the Loans or Letters of Credit.

(d) Without limitation of the preceding Section 13.1(c), in the event of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of the Borrower or any of its Subsidiaries, the Borrower agrees to pay all costs of collection and defense, including reasonable attorneys’ fees in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

(e) The Borrower agrees to pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified person) to pay such taxes.

(f) The Borrower agrees to indemnify the Administrative Agent, each Lender, and their respective Related Party’s and Affiliates (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of

(i) any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it, or

(ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, if the Borrower or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against the Borrower or any of its Subsidiaries, in respect of any such Real Property, including, in each case, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the person to be indemnified or of any other Indemnitee who is such person or an Affiliate of such person). To the extent that the undertaking to indemnify, pay or hold harmless any person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

Section 13.2. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each Letter of Credit Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such Letter of Credit Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or Letter of Credit Issuer wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender or Letter of Credit Issuer under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations the Borrower purchased by such Lender or Letter of Credit Issuer pursuant to Section 13.5(c), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender or Letter of Credit Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender and Letter of Credit Issuer agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 13.3. Equalization.

(a) Equalization. If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), Letter of Credit Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or a Letter of Credit Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

(b) Recovery of Amounts. If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c) Consent of Borrower. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 13.4. Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subparagraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower, to it at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, Attention: Chief Financial Officer (Telecopier No. (781) 224-4216; Telephone No. (781) 224-0880), with a courtesy copy to Gary A. Wadman, Esq., Baker & Hostetler LLP, 65 East State Street, Suite 2100, Columbus, Ohio 43215 (Telecopier No. (614) 462-2616; Telephone No. (614) 462-2678);

(ii) if to any other Credit Party other than the Borrower, to it c/o of American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, Attention: Chief Financial Officer (Telecopier No. (781) 224-4216; Telephone No. (781) 224-0880);

(iii) if to the Administrative Agent, to KeyBank at KeyCenter, 127 Public Square, Cleveland, Ohio 44114, Attention: J.T. Taylor (Telecopier No. (216) 689-4814; Telephone No. (216) 689-4490); and

(iv) if to a Lender, to it at its address (or telecopier number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 13.5 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

(b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subparagraph (c) below, shall be effective as provided in said subparagraph (c).

(c) Electronic Communications. Notices and other communications to the Administrative Agent, a Letter of Credit Issuer or any Lender hereunder and required to be delivered pursuant to Sections 8.1(a), (b), (c), (d), (h), (i) and (k) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with subpart (a) above.

Section 13.5. Benefit of Agreement.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders (other than any Defaulting Lender), and, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section.

(b) Participations. Each Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, grant participations in any of its rights hereunder or under any of the Notes to any person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries), provided that in the case of any such participation,

(i) the participant shall not have any rights under this Agreement or any of the other Credit Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

(ii) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged,

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv) such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Section 2.9, Section 2.10, Section 3.9 and Section 5.3 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (w) extend the final scheduled maturity of the date of any Scheduled Repayment of any of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (x) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except strictly in accordance with the terms of the Credit Documents, or (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

(c) Assignments by Lenders.

(i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, Letter of Credit Participations, Swing Loan Participations and Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement, provided that,

(A) except in the case (x) of an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender, the Administrative Agent or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder), shall not be less than $1,000,000;

(B) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments; and

(D) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and, provided further, that such transfer or assignment will not be effective until the Assignment Agreement in respect thereof is recorded by the Administrative Agent on the Lender Register maintained by it as provided herein.

(ii) To the extent of any assignment pursuant to this Section 13.5(c) the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

(iii) At the time of each assignment pursuant to this Section 13.5(c) to a person that is not already a Lender hereunder and that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and, if applicable, an Exemption Certificate and any necessary additional documentation) described in Section 5.3(b).

(iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c).

(v) Nothing in this Section 13.5(c) shall prevent or prohibit (i) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section 13.5, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each person that becomes a Lender pursuant to an assignment permitted by this Section 13.5 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding Sections 13.5(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

Section 13.6. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any Letter of Credit Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Letter of Credit Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 13.7. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF OHIO. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO GOVERNS THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the Court of Common

Pleas of Cuyahoga County, Ohio, or of the United States for the Northern District of Ohio, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices pursuant to Section 13.4, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in Section 13.7(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 13.8. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 13.9. Integration. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

Section 13.10. Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 13.11. Amendment or Waiver.

(a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower and the Required Lenders, or by the Administrative Agent acting at the written direction of the Required Lenders, provided that

(i) no change, waiver or other modification shall:

(A) increase the Commitment of any Lender hereunder, without the written consent of such Lender;

(B) extend or postpone the Revolving Facility Termination Date, the Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is a Letter of Credit Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;

(C) reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates and (y) any amendment or modification of defined terms used in financial covenants) without the written consent of such Lender;

(D) reduce the amount of any Unpaid Drawing as to which any Lender is a Letter of Credit Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or

(E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and

(ii) no change, waiver or other modification or termination shall, without the written consent of each Lender (other than a Defaulting Lender) affected thereby,

(A) release the Borrower from any of its obligations hereunder;

(B) release the Borrower from its guaranty obligations under Article XII or release any Credit Party from the Subsidiary Guaranty, except in connection with a transaction permitted under this Agreement;

(C) release all or any substantial portion of the Collateral, except in accordance with a transaction permitted under this Agreement;

(D) amend, modify or waive any provision of this Section 13.11 or Section 10.3, or any other provision of any of the Credit Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;

(E) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders;

(F) amend, modify or waive any provision of Section 2.2, Section 2.6(b), Section 5.2(b), Section 5.2(e), Section 10.3 or Section 11.7, in each case solely to the extent any such section addresses the pro rata treatment of Lenders or the pro rata sharing of payments amongst the Lenders; or

(G) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

Any waiver, consent, amendment or other modification with respect to this Agreement given or made in accordance with this Section 13.11 shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision of Article III or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of (x) any Letter of Credit Issuer adversely affected thereby or (y) the Administrative Agent, respectively.

(c) No provision of Article XI may be amended without the consent of the Administrative Agent and no provision of Section 2.4 may be amended without the consent of the Swing Line Lender.

(d) No change in, or waiver or other modification otherwise affecting, the amount or time of payment of the Scheduled Repayments provided for in Section 5.1(b) to which a Lender shall be entitled shall be made without the written consent of each Lender with a Term Commitment and the Required Lenders.

(e) To the extent the Required Lenders (or all of the Lenders, or all of the Lenders (other than any Defaulting Lender), as applicable, as shall be required by this Section 13.11) waive the provisions of Section 9.2 hereof with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 9.2 hereof, (i) such Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Subsidiary Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock shall be released from the Security Agreement and such Subsidiary shall be released from the Subsidiary Guaranty; and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

Section 13.12. Survival of Indemnities. All indemnities set forth herein including, without limitation, in Section 2.9, Section 2.10, Section 3.9 and Section 5.3 (subject to the limitations set forth Section 2.9(d)), Section 11.7 or Section 13.1(f) shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 13.13. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrower shall not be responsible for costs arising under Section 2.9 resulting from any such transfer (other than a transfer pursuant to Section 2.11) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 13.14. Confidentiality.

(a) Each of the Administrative Agent, each Letter of Credit Issuer and the Lenders agrees to maintain the confidentiality of all Confidential Information (as defined below), except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.14, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) to any other creditor of the Borrower or any other Credit Party that is a direct or intended beneficiary of any of the Credit Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Credit Documents, or any suit, action or proceeding relating to this Agreement or any of the other Credit Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section 13.14, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (9) with the consent of the Borrower, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 13.14, or (ii) becomes available to the Administrative Agent, any Letter of Credit Issuer or any Lender on a non-confidential basis from a source other than the Borrower.

(b) As used in this Section, “Confidential Information” shall mean all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Letter of Credit Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower, provided that in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Notwithstanding anything herein to the contrary, “Confidential Information” shall not include, and the Administrative Agent and each Lender may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure.

(c) Any person required to maintain the confidentiality of Confidential Information as provided in this Section 13.14 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own confidential information. The Borrower hereby agrees that the failure of the Administrative Agent, any Letter of Credit Issuer or any Lender to comply with the provisions of this Section 13.14 shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Credit Documents.

Section 13.15. Limitations on Liability of the Letter of Credit Issuers. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any Letter of Credit Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by a Letter of Credit Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Letter of Credit Obligor shall have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer shall be liable to such Letter of Credit Obligor, to the extent of any direct, but not consequential, damages suffered by such Letter of Credit Obligor that such Letter of Credit Obligor proves were caused by (i) such Letter of Credit Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such Letter of Credit Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, a Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 13.16. General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, any Letter of Credit Issuer or any other person against the Administrative Agent, any Letter of Credit Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Credit Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower, each Lender, the Administrative Agent and each Letter of Credit Issuer hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 13.17. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Credit Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 13.18. Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, each Letter of Credit Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each Letter of Credit Issuer and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Credit Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 13.19. Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans and all Letter of Credit Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

Section 13.20. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 13.21. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 13.22. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 13.23. USA Patriot Act. Each Lender subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 13.24. Press Releases and Related Matters. The Borrower and the other Credit Parties each hereby agree that the Administrative Agent, the Co-Lead Arrangers or any Lender may use the name, logo or other identifying information or trademark of the Borrower or any other Credit Party solely in connection with a press release, “tombstone” or similar advertisements, or in connection with other disclosure to the “gold sheets” or similar bank trade publications with respect to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

THE BORROWER:

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President, Planning and Investment

THE SUBSIDIARY GUARANTORS:

ADP OF NEW YORK, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF ALABAMA, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF CALIFORNIA, INC., a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF LOUISIANA, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MARYLAND, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MICHIGAN, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MISSOURI, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF NORTH CAROLINA, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

2

AMERICAN DENTAL PARTNERS OF OKLAHOMA, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF PENNSYLVANIA, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF TENNESSEE, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF VIRGINIA, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PROFESSIONAL SERVICES, LLC, a Subsidiary Guarantor

By:	/s/ Breht T. Feigh
Name:	Breht T. Feigh
Title:	Vice President

3

APPLE PARK ASSOCIATES, INC., a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF ARIZONA, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF WISCONSIN, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

PDHC, LTD., a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF TEXAS, LLC, (as successor by merger to Texas Dental Management, Inc. and Texas Dental Partners, L.P.), a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

VOSS DENTAL LAB, INC., a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

4

ADP-CFK, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

CARE FOR KIDS — USA, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

CARE FOR KIDS OF ARIZONA, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MINNESOTA, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

METROPOLITAN DENTAL HOLDINGS, INC., a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

METROPOLITAN DENTAL MANAGEMENT, INC., a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

5

ZETASYS, LLC (formerly known as Integrated Solutions, LLC), a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

CFK OF TEXAS, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

FOCUS PRACTICE CONSULTANTS, LLC, a Subsidiary Guarantor

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President

[OTHER SIGNATURE PAGES FOLLOW]

6

THE ADMINISTRATIVE AGENT AND THE LENDERS:

KEYBANK NATIONAL ASSOCIATION, as a Letter of Credit Issuer, a Co-Lead Arranger and Administrative Agent

By:	/s/ J.T. Taylor
Name:	J.T. Taylor
Title:	Senior Vice President

KBCM BRIDGE LLC, as a Lender and the Swing Line Lender

By:	/s/ Laurie Muller-Girard
Name:	Laurie Muller-Girard
Title:	Vice President

7

RBS CITIZENS, N.A., as Syndication Agent and a Lender

By:	/s/ Michael Clayborne
Name:	Michael Clayborne
Title:	Vice President

8

BANK OF AMERICA, N.A., as Documentation Agent and a Lender

By:	/s/ Lynette M. Songy
Name:	Lynette M. Songy
Title:	Senior Vice President

9

TORONTO DOMINION (NEW YORK) LLC, as a Lender

By:	/s/ Debbi L. Brito
Name:	Debbi L. Brito
Title:	Authorized Signatory

CAPITALSOURCE BANK, as a Lender

By:	/s/ Kenneth Elias
Name:	Kenneth Elias
Title:	Banking Officer

REGIONS BANK, as a Lender

By:	/s/ Kap Yarbrough
Name:	Kap Yarbrough
Title:	Vice President

10

Schedule 1

Lenders and Commitments

Lender	Revolving Commitment	Revolving Facility Percentage as of the Closing Date	Term Commitment
KBCM Bridge LLC	$14,000,000	28.00%	$22,000,000
RBS Citizens, N.A.	$11,500,000	23.00%	$18,500,000
Bank of America, N.A.	$11,500,000	23.00%	$18,500,000
Toronto Dominion (New York) LLC	$5,000,000	10.00%	$8,000,000
Regions Bank	$5,000,000	10.00%	$7,000,000
CapitalSource Bank	$3,000,000	6.00%	$6,000,000
Total:	$50,000,000	100.00%	$80,000,000

11

Schedule 2

Subsidiary Guarantors

12

Schedule 3

Existing Letters of Credit

Applicant	Letter of Credit No.	Issuance Date	Expiry Date	Beneficiary	Amount
American Dental Partners, Inc.	S308052000	12/23/03	12/23/09	Safety National Casualty Corporation	$650,000
American Dental Partners, Inc.	S312214000A	1/2/07	1/4/10	Commissioner of Insurance—State of Vermont	$250,000
American Dental Partners, Inc.	S312254000A	1/18/07	1/15/10	TD BankNorth N.A.	$769,200

13

Schedule 4

Scheduled Subsidiaries

14

AMERICAN DENTAL PARTNERS, INC.

AND

ITS SUBSIDIARIES WHICH ARE OR BECOME A PARTY HERETO,

AS GRANTORS

WITH

KEYBANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT

PLEDGE AND SECURITY AGREEMENT

DATED AS OF

AUGUST 21, 2009

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT, dated as of August 21, 2009 (as the same may be amended, restated modified, or supplemented from time to time, this “Agreement”), among:

(i) AMERICAN DENTAL PARTNERS, INC., a Delaware corporation (the “Borrower”);

(ii) each of the Subsidiaries (as defined in the Credit Agreement referred to below) of the Borrower that is a signatory hereto (each such Subsidiary, together with each Additional Grantor (defined below) that becomes a party hereto pursuant to Section 9.14 hereof and together with the Borrower, collectively, the “Grantors” and individually, each a “Grantor”); and

(ii) KEYBANK NATIONAL ASSOCIATION, as administrative agent (in such capacity as administrative agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below):

PRELIMINARY STATEMENTS:

(1) Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined. Certain terms used herein are defined in Section 1.1 hereof.

(2) This Agreement is made pursuant to the Credit Agreement, dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions named as lenders therein (together with their successors and assigns, the “Lenders”), and the Administrative Agent.

(3) It is a condition precedent to the making of Loans and the Letter of Credit Issuances (each as defined in the Credit Agreement), under the Credit Agreement that each Grantor shall have executed and delivered to the Administrative Agent this Agreement.

(4) Each Subsidiary Grantor is a direct or indirect Subsidiary of the Borrower.

(5) Each Grantor will obtain benefits from the Credit Agreement and, accordingly, desires to execute this Agreement in order to satisfy the condition described above and to induce the Secured Creditors to extend credit pursuant to the Credit Agreement and other Credit Documents, the Designated Hedge Documents and the Bank Product Documents.

NOW, THEREFORE, in consideration of the benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to the Administrative Agent and to the other Secured Creditors and hereby covenants and agrees with the Administrative Agent and to the other Secured Creditors as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in the Credit Agreement. Unless otherwise defined herein, all terms used herein and defined in the UCC shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term shall have the meaning specified in Article 9 of the UCC.

Section 1.2. Additional Defined Terms. The following terms shall have the meanings herein specified unless the context otherwise requires:

“Account” shall mean any “account,” as such term is now or hereafter defined in the UCC.

“Account Debtor” shall mean any “account debtor,” as such term is now or hereafter defined in the UCC.

“Accounts Receivable” shall mean (i) all Accounts, now existing or hereafter arising; and (ii) without limitation of the foregoing, in any event shall include, but shall not be limited to, (1) all right to a payment, whether or not earned by performance, for Goods or other property (other than Money) that has been or is to be sold, consigned, leased, licensed, assigned or otherwise disposed of, for services rendered or to be rendered, for a policy of insurance issued or to be issued, for a suretyship obligation incurred or to be incurred, for energy provided or to be provided, or for the use or hire of a vessel under a charter or other contract whether due or to become due, whether or not it has been earned by performance, and whether now existing or hereafter acquired or arising in the future, including Accounts Receivable from employees and Affiliates of any Grantor, (2) all rights evidenced by an Account, invoice, purchase order, requisition, bill of exchange, note, contract, security agreement, lease, chattel paper, or any evidence of indebtedness or security related to the foregoing, (3) all security pledged, assigned, hypothecated or granted to or held by a Grantor to secure the foregoing, including all supporting obligations, (4) all guarantees, letters of credit, banker’s acceptances, drafts, endorsements, credit insurance and indemnifications on, for or of, any of the foregoing, including all rights to make drawings, claims or demands for payment thereunder, and (5) all powers of attorney for the execution of any evidence of indebtedness, guaranty, letter of credit or security or other writing in connection therewith.

“Additional Grantor” shall have the meaning specified in Section 9.14.

“Administrative Agent” shall have the meaning specified in the first paragraph of this Agreement.

“Agreement” shall have the meaning specified in the first paragraph of this Agreement.

“As-Extracted Collateral” shall mean any “as-extracted collateral,” as such term is now or hereafter defined in the UCC.

“Bank Products” means treasury management, cash management, deposit, disbursement or other bank account services, credit card or purchase card programs or other similar banking products.

“Bank Product Creditor” means each Lender or Affiliate of a Lender that is a provider of Bank Products to a Grantor pursuant to any Bank Product Document.

“Bank Product Document” means any document, instrument or agreement executed and delivered in connection with any Bank Product Obligations provided by a Bank Product Creditor to any Grantor.

“Bank Product Obligations” means all obligations and liabilities owing by the Borrower or any other Grantor under all existing and future Bank Product Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

“Borrower” shall have the meaning specified in the first paragraph of this Agreement.

“Chattel Paper” shall mean any “chattel paper,” as such term is now or hereafter defined in the UCC.

“Collateral” shall have the meaning provided in Section 2.1.

“Collateral Account” shall mean any Controlled Deposit Account or Controlled Securities Account.

“Collateral Assignment Agreement” shall mean a Collateral Assignment of Patents, a Collateral Assignment of Trademarks or a Collateral Assignment of Copyrights.

“Collateral Assignment of Copyrights” means a Collateral Assignment of Copyrights in the form of Exhibit G hereto, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Collateral Assignment of Patents” shall mean a Collateral Assignment of Patents in the form of Exhibit D hereto, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Collateral Assignment of Trademarks” shall mean a Collateral Assignment of Trademarks in the form of Exhibit E hereto, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Collateral Concentration Account” shall mean a cash collateral Deposit Account established in the name of the Administrative Agent, and under the sole dominion and control of the Administrative Agent, for the benefit of the Secured Creditors, at an office of the Administrative Agent.

“Commercial Tort Claim” shall mean any “commercial tort claim,” as such term is now or hereafter defined in the UCC.

“Contract Rights” shall mean all rights of a Grantor under or in respect of a Contract, including, without limitation, all rights to payment, damages, liquidated damages, and enforcement.

“Contract” shall mean any contract, agreement or other writing between a Grantor and one or more additional parties.

“Control” or “control” shall mean (i) when used with respect to any Security or Security Entitlement, the meaning specified in Section 8-106 of the UCC; and (ii) when used with respect to any Deposit Account, the meaning specified in Section 9-104 of the UCC.

“Control Agreement” shall mean any Deposit Account Control Agreement or Securities Account Control Agreement or any other control agreement delivered in connection with this Agreement.

“Controlled Deposit Account” means a Deposit Account (i) that is subject to a Deposit Account Control Agreement or (ii) as to which the Administrative Agent is the Depositary Bank’s “customer” (as defined in Section 4-104 of the UCC).

“Controlled Securities Account” shall mean a Securities Account that (i) is maintained in the name of a Grantor at an office of a Securities Intermediary located in the United States of America and (ii) together with all Financial Assets credited thereto and all related Security Entitlements, is subject to a Securities Account Control Agreement.

“Copyrights” shall mean any U.S. copyright to which a Grantor now or hereafter has title, as well as any application for a U.S. copyright hereafter made by such Grantor.

“Credit Agreement” shall have the meaning provided in the Preliminary Statements of this Agreement.

“Credit Document Obligations” shall mean all Obligations, including without limitation, (i) the principal of and interest on the Notes issued by, and the Loans made to, the Borrower under the Credit Agreement, (ii) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued under the Credit Agreement, (iii) all indebtedness and other obligations of each Subsidiary Guarantor under the Subsidiary Guaranty and (iv) all of other indebtedness, obligations and liabilities owing by the Borrower and the other Credit Parties to the Administrative Agent, any Letter of Credit Issuer, the Swing Line Lender or any of the Lenders under the Credit Agreement and the other Credit Documents to which the Borrower or any other Credit Party is now or may hereafter become a party (including, without limitation, indemnities, Fees and other amounts payable thereunder), whether primary, secondary, direct, contingent, fixed or otherwise, in all cases whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

“Deposit Account” shall mean any “deposit account,” as such term is now or hereafter defined in the UCC.

“Deposit Account Control Agreement” shall mean, with respect to a Deposit Account of a Grantor, a Deposit Account Control Agreement substantially in the form of Exhibit B hereto (or in such other form as may have been agreed to by the Administrative Agent) among such Grantor, the Administrative Agent and the relevant Depositary Bank.

“Depositary Bank” shall mean a bank at which a Deposit Account is maintained.

“Designated Hedge Creditor” shall mean each Lender or Affiliate of a Lender that participates as a counterparty to a Grantor pursuant to any Designated Hedge Document.

“Designated Hedge Document” shall mean (i) each Designated Hedge Agreement to which the Borrower or any other Grantor is now or may hereafter become a party, and (ii) each confirmation, transaction statement or other document executed and delivered in connection therewith to which the Borrower or any other Grantor is now or may hereafter become a party.

“Designated Hedge Document Obligations” shall mean all obligations and liabilities owing by the Borrower or any other Grantor under all existing and future Designated Hedge Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

“Document” shall mean any “document,” as such term is now or hereafter defined in the UCC.

“Entitlement Holder” shall mean an “entitlement holder,” as such term is now or hereafter defined in the UCC.

“Entitlement Order” shall mean an “entitlement order,” as such term is now or hereafter defined in the UCC.

“Equipment” shall mean any “equipment,” as such term is now or hereafter defined in the UCC.

“Equity Interests” shall mean (i) all of the issued and outstanding shares of all classes of capital stock of any corporation at any time directly owned by any Grantor and the certificates representing such capital stock, (ii) all of the membership interests in a limited liability company at any time owned or held by any Grantor, and (iii) all of the equity interests in any other form of organization at any time owned or held by any Grantor.

“Event of Default” shall mean any Event of Default under, and as defined in, the Credit Agreement.

“Excluded Deposit Account” shall have the meaning given to such term in Section 5.1(a) hereof.

“Financial Assets” shall mean any “financial asset,” as such term is now or hereafter defined in the UCC.

“Fixtures” shall mean any “fixtures,” as such term is now or hereafter defined in the UCC.

“General Intangibles” shall mean any “general intangibles,” as such term is now or hereafter defined in the UCC.

“Goods” shall mean any “goods,” as such term is now or hereafter defined in the UCC.

“Governing Documents” shall mean all agreements and instruments evidencing or relating to investments in or ownership, voting or disposition of, any of the Pledged Collateral.

“Grantor” shall have the meaning specified in the first paragraph of this Agreement.

“Instrument” shall mean any “instrument,” as such term is now or hereafter defined in the UCC.

“Intercompany and Third Party Notes” shall mean all Promissory Notes, Instruments, debentures, bonds, evidences of indebtedness and similar securities from time to time issued to, or held by, any Grantor.

“Issuer” shall mean the issuer of any Pledged Collateral.

“Intellectual Property” shall mean (i) all Trademarks, together with the registrations and right to all renewals thereof, and the goodwill of the business of any Grantor symbolized by the Trademarks; (ii) all Patents; (iii) all Copyrights; (iv) all computer programs and software applications and source code of such Grantor and all intellectual property rights therein and all other Proprietary Information of such Grantor, including, but not limited to, Trade Secrets; and (v) all Permits.

“Inventory” shall mean (i) any “inventory,” as such term is now or hereafter defined in the UCC; and (ii) without limitation of the foregoing, and in all cases shall include, but shall not be limited to, all merchandise and other Goods held for sale or lease, or furnished or to be furnished under contracts for service, including, without limitation, (1) raw materials, (2) works in process, (3) finished goods, (4) products made or processed, (5) intermediates, (6) packing materials, (7) shipping materials, (8) labels, (9) semi-finished inventory, (10) scrap inventory, (11) spare parts inventory, (12) manufacturing supplies, (13) consumable supplies, (14) other substances commingled therewith or added thereto, and (15) all such Goods that have been returned, reclaimed, repossessed or exchanged.

“Investment Property” shall mean any “investment property,” as such term is now or hereafter defined in the UCC.

“Lender” shall have the meaning provided in the Preliminary Statements of this Agreement.

“Letter-of-Credit Rights” shall mean any “letter-of-credit rights,” as such term is now or hereafter defined in the UCC.

“Minerals” shall mean any “minerals,” as such term is now or hereafter defined in the UCC.

“Money” shall mean any “money,” as such term is now or hereafter defined in the UCC.

“Notice of Exclusive Control” shall mean a “Notice of Exclusive Control” as defined in each of the Deposit Account Control Agreements and Securities Account Control Agreements.

“Patents” shall mean any U.S. patent to which a Grantor now or hereafter has title, as well as any application for a U.S. patent now or hereafter made by a Grantor.

“Payment Intangible” shall mean any “payment intangible,” as such term is now or hereafter defined in the UCC.

“Perfection Certificate” shall mean a certificate in the form of Exhibit A hereto, completed and supplemented with the schedules contemplated thereby to the reasonable satisfaction of the Administrative Agent, and signed by an Authorized Officer of the applicable Grantor delivering the same.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority.

“Pledged Collateral” shall mean the Pledged Equity Interests and the Pledged Debt.

“Pledged Debt” shall mean all of the Intercompany and Third Party Notes presently owned or hereafter acquired from time to time by any Grantor, and all interest, cash, instruments and other property hereafter from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Entity” shall mean the Issuer of any Pledged Equity Interests.

“Pledged Equity Interests” shall mean all of the Equity Interests now owned or hereafter acquired by each Grantor, and all of such Grantor’s other rights, title and interests in, or in any way related to, each Pledged Entity to which any of such Equity Interests relate, including, without limitation: (i) all additional Equity Interests hereafter from time to time acquired by such Grantor in any manner, together with all dividends, cash, instruments and other property hereafter from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests and in all profits, losses and other distributions to which such Grantor shall at any time be entitled in respect of any such Equity Interest; (ii) all other payments due or to become due to such Grantor in respect of any such Equity Interest, whether under any partnership agreement, limited liability company agreement, other agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise; (iii) all of such Grantor’s claims, rights, powers, privileges, authority, puts, calls, options, security interests, liens and remedies, if any, under any partnership agreement, limited liability company agreement, other agreement or at law or otherwise in respect of any such Equity Interest; (iv) all present and future claims, if any, of such Grantor against any such Pledged Entity for moneys loaned or advanced, for services rendered or otherwise; (v) all of such Grantor’s rights under any partnership agreement, limited liability company agreement, other agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Grantor relating to any such Equity Interest; (vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing; (vii) all certificates and instruments representing or evidencing any of the foregoing and (viii) all cash, securities, interest, distributions, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof.

“Proceeds” shall mean (i) any “proceeds,” as such term is now or hereafter defined in the UCC; and (ii) without limitation of the foregoing and in all cases, shall include, but not be limited to, (1) whatever is acquired upon the sale, lease, license, exchange, or other disposition of any Collateral, (2) whatever is collected on, or distributed on account of, any Collateral, (3) rights arising out of any Collateral, (4) claims arising out of the loss or nonconformity of, defects in, or damage to any Collateral, (5) claims and rights to any proceeds of any insurance, indemnity, warranty or guaranty payable to a Grantor (or the Administrative Agent, as assignee, loss payee or an additional insured) with respect to any of the Collateral, (6) claims and rights to payments (in any form whatsoever) made or due and payable to a Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority), (7) all cash, Money, checks and negotiable instruments received or held on behalf of the Administrative Agent pursuant to any lockbox or similar arrangement relating to the payment of Accounts Receivable or other Collateral, and (8) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Products” shall mean any “products,” as such term is now or hereafter defined in the UCC.

“Promissory Notes” shall mean any “promissory note,” as such term is now or hereafter defined in the UCC.

“Proprietary Information” means all information and know-how worldwide, including, without limitation, technical data; manufacturing data; research and development data; data relating to compositions, processes and formulations, manufacturing and production know-how and experience; management know-how; training programs; manufacturing, engineering and other drawings; specifications; performance criteria; operating instructions; maintenance manuals; technology; technical information; software; computer programs; engineering and computer data and databases; design and engineering specifications; catalogs; promotional literature; financial, business and marketing plans; and inventions and invention disclosures.

“Secured Creditors” shall mean, collectively, the Administrative Agent, the Lenders, the Swing Line Lender, each Letter of Credit Issuer, each Designated Hedge Creditor, each Bank Product Creditor and the respective successors and assigns of each of the foregoing (but in the case of a successor or assign of a Designated Hedge Creditor or a Bank Product Creditor, as applicable, solely to the extent such successor or assign meets the definition of a Designated Hedge Creditor or a Bank Product Creditor, as applicable).

“Secured Obligations” shall mean and include

(i) in the case of the Borrower as one of the Grantors, (A) its primary obligations in respect of all Credit Document Obligations as to which it is a primary obligor; (B) its surety obligations as a guarantor in respect of all Credit Document Obligations as to which any of its Subsidiaries or Affiliates is a primary obligor; (C) its primary obligations in respect of all Designated Hedge Document Obligations as to which it is a primary obligor; (D) its surety obligations as a guarantor in respect of all Designated Hedge Document Obligations as to which any other Grantor is a primary obligor; (E) its primary obligations in respect of all Bank Product Obligations as to which it is a primary obligor; and (F) its surety obligations as a guarantor in respect of all Bank Product Obligations as to which any other Grantor is a primary obligor;

(ii) in the case of any Subsidiary Guarantor as one of the Grantors, (A) its primary obligations in respect of all Credit Document Obligations as to which it is a primary obligor; (B) its surety obligations as a Subsidiary Guarantor under the Subsidiary Guaranty; (C) its primary obligations in respect of all Designated Hedge Document Obligations as to which it is a primary obligor; and (D) its primary obligations in respect of all Bank Product Obligations as to which it is a primary obligor;

(iii) in the case of any Grantor, any and all sums advanced by the Administrative Agent in compliance with the provisions of this Agreement or any of the other Credit Documents in order to preserve the Collateral of such Grantor or to preserve or protect its Security Interest in such Collateral, including, without limitation, sums advanced to pay or discharge insurance premiums, taxes, Liens and claims; and

(iv) in the case of any Grantor, in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Grantor referred to in clauses (i), (ii) and (iii) above, after an Event of Default shall have occurred and be continuing, the expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral of such Grantor, or of any exercise by the Administrative Agent of its rights hereunder in respect of such Grantor or its Collateral, together with reasonable attorneys’ fees and court costs.

“Securities Account” shall mean any “securities account,” as such term is now or hereafter defined in the UCC.

“Securities Account Control Agreement” shall mean, with respect to a Securities Account of a Grantor, a Securities Account Control Agreement substantially in the form of Exhibit C hereto (or in such other form as may have been agreed to by the Administrative Agent) among the relevant Securities Intermediary, such Grantor and the Administrative Agent.

“Securities Intermediary” shall mean a clearing corporation or a person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security” shall mean any “security,” as such term is now or hereafter defined in the UCC.

“Security Agreement Joinder” shall mean a Security Agreement Joinder, substantially in the form of Exhibit F hereto, or otherwise in form and substance reasonably acceptable to the Administrative.

“Security Entitlement” shall mean any “security entitlement,” as such term is now or hereafter defined in the UCC.

“Security Interest” shall mean the security interest granted by a Grantor and/or by all Grantors, as applicable, pursuant to Section 2.1 hereof.

“Significant Intellectual Property” shall have the meaning provided in Section 7.4 of this Agreement.

“Subsidiary Grantor” means each Grantor other than the Borrower.

“Supporting Obligations” shall mean any “supporting obligation,” as such term is now or hereafter defined in the UCC.

“Trademarks” shall mean any trademarks and service marks now held or hereafter acquired by a Grantor, which are registered in the United States Patent and Trademark Office, as well as any unregistered marks used by a Grantor in the United States and trade dress including logos and/or designs in connection with which any of these registered or unregistered marks are used.

“Trade Secrets” shall mean any secretly held existing engineering and other data, information, production procedures and other know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and servicing of any products or business of a Grantor worldwide whether written or not written.

“UCC” shall mean, unless the context indicates otherwise, the Uniform Commercial Code, as at any time adopted and in effect in the State of Ohio, specifically including and taking into account all amendments, supplements, revisions and other modifications thereto.

Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) unless otherwise specified, all references herein to Sections, Schedules, Annexes and Exhibits shall be construed to refer to Sections of, and Schedules, Annexes and Exhibits to, this Agreement.

ARTICLE II.

SECURITY INTERESTS

Section 2.1. Grant of Security Interests. As security for the prompt and complete payment and performance when due of all of the Secured Obligations, each Grantor does hereby pledge, sell, assign and transfer unto the Administrative Agent, and does hereby grant to the Administrative Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title and interest of such Grantor in, to and under all of the following of each Grantor, whether now existing or hereafter from time to time arising or acquired and wherever located (collectively, the “Collateral”):

(i) all Accounts, including, without limitation, each and every Account Receivable;

(ii) all Goods;

(iii) all Inventory;

(iv) all Equipment;

(v) all Documents;

(vi) all Instruments;

(vii) all Chattel Paper;

(viii) all Money;

(ix) all Deposit Accounts, including, but not limited to, the Collateral Concentration Account and all Controlled Deposit Accounts, together with all monies, securities and instruments at any time deposited in any such Deposit Account or otherwise held for the credit thereof;

(x) all Securities Accounts, together with all Financial Assets credited therein from time to time, and all Financial Assets, monies, securities, cash and other property held therein or credited thereto;

(xi) all Investment Property;

(xii) all Fixtures;

(xiii) all As-Extracted Collateral, including, without limitation, all Minerals;

(xiv) all General Intangibles, including, but not limited to, all Contract Rights;

(xv) all Commercial Tort Claims;

(xvi) all Intellectual Property;

(xvii) all letters of credit and Letter-of-Credit Rights;

(xviii) all Payment Intangibles;

(xix) all Promissory Notes;

(xx) all Supporting Obligations;

(xxi) all other items, kinds and types of personal property, tangible or intangible, of whatever nature, and regardless of whether the creation or perfection or effect of perfection or non-perfection of a security interest therein is governed by the UCC of any particular jurisdiction or by any other applicable treaty, convention, statute, law or regulation of any applicable jurisdiction;

(xxii) all additions, modifications, alterations, improvements, upgrades, accessions, components, parts, appurtenances, substitutions and/or replacements of, to or for any of the foregoing; and

(xxiii) all Proceeds and Products of any and all of the foregoing.

Section 2.2. Excluded Property. Notwithstanding anything in Section 2.1 hereof to the contrary, there is specifically excluded from the Security Interest, and the term Collateral shall not include: (i) any Equipment or Goods that is subject to a “purchase money security interest,” to the extent that such purchase money security interest (x) constitutes a Permitted Lien under the Credit Agreement and (y) prohibits the creation by a Grantor of a junior security interest therein, unless the holder thereof has consented to the creation of such a junior security interest; (ii) any Equity Interest in any Foreign Subsidiary that is not a first tier Subsidiary of the Borrower or any other Grantor; (iii) any Equity Interest in a Foreign Subsidiary to the extent the same represents, for all Grantors in the aggregate, more than 65% of the total combined voting power of all classes of capital stock or similar equity interests of such Foreign Subsidiary which are entitled to vote; and (iv) upon the written consent of the Administrative Agent, any Equity Interests in any Pledged Entity acquired on or after the Closing Date that is not a Subsidiary of the Borrower, if the terms of the Organizational Documents of such Pledged Entity do not permit the grant of a security interest in such Equity Interests by the owner thereof or the applicable Grantor has been unable to obtain any approval or consent to the creation of a security interest therein which is required under such Organizational Documents but only for so long as (a) such restrictions on the granting of a security interest remain in effect or (b) the applicable Grantor has been unable to obtain any required approval or consent to the creation of a security interest therein.

Section 2.3. No Assumption of Liability. The Security Interest of any Grantor is granted as security only and shall not subject the Administrative Agent or any other Secured Creditor to, or in any way alter or modify, any obligation or liability of such Grantor with respect to or arising out of any of the Collateral.

Section 2.4. Power of Attorney. Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent its true and lawful agent and attorney-in-fact, and in such capacity the Administrative Agent shall have, without any further action required by or on behalf of any Grantor, the right, with full power of substitution, in the name of such Grantor or otherwise, for the use and benefit of the Administrative Agent and the other Secured Creditors, after the occurrence of and during the continuance of an Event of Default: (i) to receive, endorse, present, assign, deliver and/or otherwise deal with any and all notes, acceptances, letters of credit, checks, drafts, money orders, or other evidences of payment relating to the Collateral of such Grantor or any part thereof; (ii) to demand, collect, receive payment of, and give receipt for and give credits, allowances, discounts, discharges, releases and acquittances of and for any or all of the Collateral of such Grantor; (iii) to sign the name of such Grantor on any invoice or bill of lading relating to any of the Collateral of such Grantor; (iv) to send verifications of any or all of the Accounts Receivable of such Grantor to its Account Debtors; (v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in or before any court or other tribunal (including any arbitration proceedings) to collect or otherwise realize on all or any of the Collateral of such Grantor, or to enforce any rights of such Grantor in respect of any of its Collateral; (vi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to any or all of the Collateral of such Grantor; (vii) to notify, or require such Grantor to notify or cause to be notified, its Account Debtors to make payment directly to the Administrative Agent or to a Controlled Deposit Account; or (viii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any or all of the Collateral of such Grantor, and to do all other acts and things necessary or appropriate to carry out the intent and purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral of such Grantor for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent or any other Secured Creditor to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent or any other Secured Creditor, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Administrative Agent or any other Secured Creditor with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Administrative Agent or any other Secured Creditor. It is understood and agreed that the appointment of the Administrative Agent as the agent and attorney-in-fact of each of the Grantors for the purposes set forth above is a presently effective appointment, is coupled with an interest sufficient at law and is irrevocable. The provisions of this Section shall in no event relieve any Grantor of any of its obligations under this Agreement or any of the other Credit Documents with respect to the Collateral or any part thereof or impose any obligation on the Administrative Agent or any other Secured Creditor to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Administrative Agent or any other Secured Creditor of any other or further right it may have on the date of this Agreement or hereafter, whether hereunder, under any other Credit Document, by law or otherwise.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the other Secured Creditors, which representations and warranties shall survive the execution and delivery of this Agreement until the termination of this Agreement in accordance with Section 9.9, as follows:

Section 3.1. Title and Authority. Such Grantor has (i) good, valid and unassailable title to all tangible items owned by it and constituting any portion of the Collateral with respect to which it has purported to grant the Security Interest, and good, valid and unassailable rights in all other Collateral with respect to which it has purported to grant the Security Interest, and (ii) full power and authority to grant to the Administrative Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained.

Section 3.2. Absence of Other Liens.

(a) There is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind of such Grantor in the Collateral, except for any filings or recordings made in connection with any Permitted Liens.

(b) Such Grantor is, and as to any Collateral acquired by it from time to time after the date hereof such Grantor will be, the owner of all of its Collateral free and clear of any Lien, and the Security Interest of such Grantor in its Collateral is and will be superior and prior to any other security interest or other Lien, except for Permitted Liens.

Section 3.3. Validity of Security Interest. The Security Interest of such Grantor constitutes a legal, valid and enforceable first priority (except as to any Permitted Liens) security interest in all of the Collateral of such Grantor, securing the payment and performance of the Secured Obligations.

Section 3.4. Perfection of Security Interest under UCC.

(a) All notifications and other actions, including, without limitation, (i) all deposits of certificates and instruments evidencing any Collateral (duly endorsed or accompanied by appropriate instruments of transfer), (ii) all notices to and acknowledgments of any bailee or other person, (iii) all acknowledgments and agreements respecting the right of the Administrative Agent to obtain control with respect to any Collateral, and (v) all filings, registrations and recordings, which are (x) required by the terms of this Agreement to have been given, made, obtained, done and accomplished, and (y) necessary to create, preserve, protect and perfect the Security Interest granted by such Grantor to the Administrative Agent hereby in respect of its portion of the Collateral, have been given, made, obtained, done and accomplished.

(b) After giving effect to all such actions, the Security Interest granted by such Grantor to the Administrative Agent pursuant to this Agreement in and to its portion of the Collateral will be perfected to the maximum extent a security interest in such Grantor’s portion of the Collateral can be perfected under the UCC of any applicable jurisdiction.

Section 3.5. Perfection Certificates. Each Perfection Certificate delivered by any Grantor (whether delivered pursuant to Section 4.8(a) of this Agreement or pursuant to the Credit Agreement), and all information set forth therein, is true and correct in all material respects in each case as of the Closing Date or as of the date such Perfection Certificate is delivered pursuant to the terms of this Agreement, as the case may be.

Section 3.6. Places of Business, Jurisdiction Where Organized, Locations of Collateral, etc. Each Grantor represents and warrants that (i) the principal place of business of such Grantor, or its chief executive office, if it has more than one place of business, is located at the address indicated on the most recent Perfection Certificate executed and delivered by such Grantor to the Administrative Agent; (ii) the jurisdiction of formation or organization of such Grantor is set forth on the most recent Perfection Certificate executed and delivered by such Grantor to the Administrative Agent; (iii) the U.S. Federal Tax I.D. Number and, if applicable, the organizational I.D. Number of such Grantor is set forth on the most recent Perfection Certificate executed and delivered by such Grantor to the Administrative Agent; and (iv) all Inventory and Equipment of such Grantor is located at one of the locations set forth on the most recent Perfection Certificate executed and delivered by such Grantor to the Administrative Agent. Such Grantor does not, at and as of the date hereof, conduct business in any jurisdiction, and except as set forth in the most recent Perfection Certificate delivered to the Administrative Agent, in the preceding five years, such Grantor and any predecessors in interest have not conducted business in any jurisdiction, under any trade name, fictitious name or other name (including, without limitation, any names of divisions or predecessor entities), except the current legal name of such Grantor and such other trade, fictitious and other names as are listed on the most recent Perfection Certificate executed and delivered by such Grantor to the Administrative Agent.

Section 3.7. Pledged Collateral. Schedule 1 hereto sets forth a true and complete list of all of the Pledged Collateral owned by each Grantor as of the Closing Date.

Section 3.8. Deposit Accounts. The most recent Perfection Certificate delivered by each Grantor to the Administrative Agent sets forth a true and complete list of all Deposit Accounts owned by each Grantor or in which any such Grantor’s Collateral is held. Except as permitted pursuant to Section 5.1(a) of this Agreement, all of the Deposit Accounts of each Grantor are, and all cash and Money of each Grantor is held in, Controlled Deposit Accounts.

Section 3.9. Securities Accounts. The most recent Perfection Certificate delivered by each Grantor to the Administrative Agent sets forth a true and complete list of all Securities Accounts owned by each Grantor or in which any such Grantor’s Collateral is held. No Grantor has any Securities Accounts or otherwise owns or is entitled to any Financial Assets or Securities Entitlements other than Controlled Securities Accounts and Financial Assets or Securities Entitlements that are subject to a Controlled Securities Account.

Section 3.10. Status of Pledged Collateral. All of the Pledged Equity Interests of each Grantor hereunder have been duly and validly issued and are fully paid and nonassessable. All of the Pledged Debt of each Grantor is the legal, valid and binding obligation of the Issuer thereof, enforceable in accordance with its terms. No Grantor has any obligation to make any further or additional loans or advances to, or purchases of securities from, any Issuer with respect to any of the Pledged Debt. No Grantor is in default in the payment of any portion of any mandatory capital contribution, cash call, or other funding, if any, required to be made under any Governing Document relating to any of the Pledged Equity Interests of such Grantor. No Grantor is in violation or default of any other material provisions of any such Governing Document. No Pledged Collateral of any Grantor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any person.

Section 3.11. No Conflict with Organizational Documents. Each Grantor represents and warrants that the rights and remedies of the Administrative Agent and the Secured Creditors granted by such Grantor hereunder do not conflict with the terms of any Organizational Document of such Grantor.

ARTICLE IV.

GENERAL COVENANTS

Section 4.1. No Other Liens; Defense of Title, etc. No Grantor will make or grant, or suffer or permit to exist, any Lien on any of its Collateral, other than the Permitted Liens. Each Grantor, at its sole cost and expense, will take any and all actions reasonably necessary and appropriate to defend title to its Collateral against any and all persons and to defend the validity, enforceability, perfection, effectiveness and priority of the Security Interest of the Administrative Agent therein against any Lien other than Permitted Liens.

Section 4.2. Further Assurances; Filings and Recordings, etc.

(a) Each Grantor, at its sole cost and expense, will duly execute, acknowledge and deliver all such agreements, instruments and other documents and take all such actions (including, without limitation, (i) physically pledging Instruments, Documents, Promissory Notes, Chattel Paper and certificates evidencing any Investment Property or any of the Pledged Collateral with the Administrative Agent, (ii) obtaining Securities Account Control Agreements and Deposit Account Control Agreements in accordance with this Agreement, (iii) obtaining from other persons lien waivers and bailee letters as the Administrative Agent shall reasonably request, (iv) obtaining from other persons agreements evidencing the exclusive control and dominion of the Administrative Agent over any of the Collateral, in instances where obtaining control over such Collateral is the only or best method of perfection, and (v) making filings, recordings and registrations), as the Administrative Agent may from time to time instruct to better assure, preserve, protect and perfect the Security Interest of the Administrative Agent in the Collateral of such Grantor, and the rights and remedies of the Administrative Agent hereunder, or otherwise to further effectuate the intent and purposes of this Agreement and to carry out the terms hereof.

(b) Each Grantor, at its sole cost and expense, will (i) at all times cause this Agreement (and/or proper notices, financing statements or other registrations or filings in respect hereof, and supplemental collateral assignments or collateral security agreements in respect of any portion of the Collateral) to be duly filed, recorded, registered and published, and re-filed, re-recorded, re-registered and re-published in such manner and in such places as may be required under the UCC or other applicable law in order to establish, perfect, preserve and protect the rights, remedies and Security Interest of the Administrative Agent in or with respect to the Collateral of such Grantor, and (ii) pay all taxes, fees and charges and comply with all statutes and regulations applicable to such filing, recording, registration and publishing and such re-filing, re-recording, re-registration and re-publishing.

Section 4.3. Use and Disposition of the Collateral.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors thereof in writing that the rights of any or all of the Grantors under this Section 4.3(a) are suspended during the continuance of such Event of Default, each Grantor may use and dispose of its Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Credit Document.

(b) No Grantor will consign any of its Inventory to any person unless all filings of financing statements under the UCC and other actions and filings, registrations and recordings required under other applicable laws have been made in order to perfect the rights and interests of such Grantor in the consigned Inventory against creditors of and purchasers from the consignee and such financing statements have been assigned to the Administrative Agent for the benefit of the Secured Creditors.

(c) No Grantor will permit any of its Inventory or Equipment having a value in excess of $250,000 (or such larger amount as shall be acceptable to the Administrative Agent, in its sole discretion) to be in the possession or control of any single warehouseman, bailee, processor, supplier or agent at any time, unless such warehouseman, bailee, processor, supplier or agent shall have been notified of the Security Interest and shall have agreed in writing to hold such Collateral subject to the Security Interest and the instructions of the Administrative Agent and to waive and release any Lien held by it with respect to such Collateral, whether arising by operation of law or otherwise.

Section 4.4. Delivery or Marking of Chattel Paper; Assignment of Security From Account Debtors and Consignments; etc. Without limitation of any of the provisions of Section 4.2(a) or Section 4.16 hereof:

(a) If any amount payable to a Grantor under or in connection with any of the Collateral shall be or become evidenced by any Chattel Paper, Document, Promissory Note or Instrument, such Grantor will, unless otherwise agreed to in writing by the Administrative Agent, cause such Chattel Paper, Document, Promissory Note or Instrument to be delivered to the Administrative Agent and pledged as part of the Collateral hereunder, accompanied by any appropriate instruments or endorsements or transfer. In the case of any Chattel Paper, the Administrative Agent may require, in lieu of the delivery thereof to the Administrative Agent, that the writings evidencing the Chattel Paper be legended to reflect the Security Interest of the Administrative Agent therein, all in a manner acceptable to the Administrative Agent.

(b) If at any time any Grantor shall take and perfect a security interest in any property of an Account Debtor, as security for the Accounts Receivable owed by such Account Debtor and/or any of its Affiliates, or take and perfect a security interest arising out of the consignment to any person of any Inventory or other Collateral, such Grantor shall, if requested by the Administrative Agent (which request may be made by the Administrative Agent only upon the written instructions of the Required Lenders, issued by the Required Lenders, in their sole respective discretion), promptly execute and deliver to the Administrative Agent a separate assignment of all financing statements and other filings made to perfect the same. Such separate assignment need not be filed of public record unless necessary to continue the perfected status of the security interest of such Grantor against creditors of any transferees from the Account Debtor or consignee.

Section 4.5. Authorization to File Financing Statements. Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time to file in any jurisdiction any initial financing statements and all amendments thereto that (a) indicate the Collateral (i) as “all assets” or “all personal property” of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required pursuant to the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including, but not limited to, (i) whether such Grantor is an organization, the type of organization and any organization identification number, and (ii) in the case of a financing statement that is filed as a fixture filing or indicating Collateral as As-Extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.

Section 4.6. Modification of Terms of Accounts and Contracts, etc. Each Grantor shall be permitted to modify the terms or provisions of any of its Accounts Receivable or Contracts so long as such modification is made in the reasonable business judgment of such Grantor and does not result in a Default or Event of Default or a Material Adverse Effect.

Section 4.7. Maintenance of Records, etc. Each Grantor will keep and maintain at its own cost and expense satisfactory and complete records of its Accounts Receivable, Contracts and other Collateral, including, but not limited to, the originals of all documentation with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith. All billings and invoices issued by a Grantor with respect to its Accounts Receivable will be in compliance with, and conform to, the requirements of all applicable federal, state and local laws and any applicable laws of any relevant foreign jurisdiction. If an Event of Default shall have occurred and be continuing and the Administrative Agent so directs, each Grantor shall legend, in form and manner satisfactory to the Administrative Agent, its Accounts Receivable and Contracts, as well as books, records and documents of such Grantor evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts Receivable and Contracts have been assigned to the Administrative Agent and that the Administrative Agent has a security interest therein.

Section 4.8. Perfection Certificates; Collateral Reports.

(a) Perfection Certificates. Each Grantor shall provide to the Administrative Agent a completed Perfection Certificate, duly executed by an Authorized Officer of such Grantor, together with all schedules required to be delivered in connection therewith (i) on the Closing Date as required pursuant to the Credit Agreement, (ii) on each date required pursuant to Section 8.1 of the Credit Agreement, and (iii) on the date that any additional Grantor becomes a party to this Agreement pursuant to Section 9.14 hereof. In addition, if any information contained in any Perfection Certificate previously delivered to the Administrative Agent shall become untrue or incorrect in any material respect, or if any Grantor acquires or disposes of any of the Collateral such that any previously delivered Perfection Certificate is no longer accurate or complete in all material respects, then within ten Business Days after such information becoming untrue, incorrect, inaccurate or incomplete, such Grantor shall execute and deliver a new Perfection Certificate to the Administrative Agent, provided that the delivery of such new Perfection Certificate shall not serve to cure, or constitute a waiver of, any Default or Event of Default that may have occurred as a result of such information becoming untrue, incorrect, inaccurate or incomplete in any material respect.

(b) Collateral Reports. Whenever requested to do so by the Administrative Agent, each Grantor will promptly, at its own sole cost and expense, deliver to the Administrative Agent, in written hard copy form or on magnetic tape or other computer or machine readable form, as specified by the Administrative Agent, such listings, agings, descriptions, schedules and other reports with respect to its Accounts Receivable, Inventory, Equipment and other Collateral as the Administrative Agent may instruct, all of the same to be in such scope, categories and detail as the Administrative Agent may have instructed and to be accompanied by copies of invoices and other documentation as and to the extent instructed by the Administrative Agent.

Section 4.9. Legal Status. Each Grantor agrees that (a) it will not change its name, place of business or if more than one, chief executive office, or its mailing address or organizational identification number if it has one, in each case without providing the Administrative Agent at least thirty days prior written notice thereof, (b) if such Grantor does not have an organizational identification number and later obtains one, it will promptly notify the Administrative Agent of such organizational identification number, and (c) it will not change its type of organization, jurisdiction of organization or other legal structure in each case unless (i) it shall have provided the Administrative Agent at least thirty days prior written notice thereof, and (ii) such action is permitted pursuant to the Credit Agreement.

Section 4.10. Inspections and Verification. In addition to any rights granted to the Administrative Agent or the Lenders under the Credit Agreement, the Administrative Agent and such persons as the Administrative Agent may designate shall have the right, at any Grantor’s own cost and expense, at any time or from time to time, on not less than two Business Days’ prior notice to the Borrower (on behalf of any applicable Grantor) if no Default or Event of Default has occurred and is continuing, and in the event a Default or Event of Default has occurred and is continuing, no notice shall be required, to inspect the Collateral of such Grantor, all books and records related thereto (and to make extracts and copies thereof) and the premises upon which any of such Collateral is located, to discuss such Grantor’s affairs with the officers of such Grantor and its independent accountants, and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, such Collateral, including, in the case of Accounts or other Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Collateral (after not less than two days’ prior notice to the applicable Grantor) for the purpose of making such verification. Any procedures or actions taken, prior to the occurrence and continuance of an Event of Default, in order to verify Accounts by contacting Account Debtors, shall be effected by the Borrower’s independent accountants, acting at the direction of the Administrative Agent, in such manner (consistent with their normal auditing procedures) so as not to reveal the identity of the Administrative Agent or the existence of the Security Interest to the Account Debtors. The Borrower will instruct its independent accountants to undertake any such verification when and as requested by the Administrative Agent. The results of any such verification by independent accountants shall be reported by such independent accountants to both the Administrative Agent and the Borrower. The Administrative Agent shall have the absolute right to share any information it gains from any such inspection or verification or from collateral reports furnished to it by a Grantor with the other Secured Creditors (it being understood that any such information shall be subject to the confidentiality provisions of the Credit Agreement).

Section 4.11. Condition of Collateral. Each Grantor will maintain (i) its Equipment in good condition, ordinary wear and tear excepted, (ii) its finished goods Inventory in saleable condition, and (iii) all other tangible items of its Collateral, taken as an entirety, in such condition as is consistent with generally accepted business practices, ordinary wear and tear excepted.

Section 4.12. Insurance. Each Grantor will at all times keep its business and its Collateral insured in accordance with Section 8.3 of the Credit Agreement.

Section 4.13. Proceeds of Casualty Insurance, Condemnation or Taking.

(a) All amounts recoverable under any policy of casualty insurance or any award for the condemnation or taking by any governmental authority of any portion of the Collateral are hereby assigned to the Administrative Agent.

(b) Each Grantor will apply any such proceeds or amounts received by it in the manner provided in the Credit Agreement, including, if required under the terms of the Credit Agreement, by paying over the same directly to the Administrative Agent.

(c) In the event any portion of the Collateral suffers a casualty loss or is involved in any proceeding for condemnation or taking by any Governmental Authority, then if an Event of Default has occurred and is continuing, the Administrative Agent is authorized and empowered, at its option, to participate in, control, direct, adjust, settle and/or compromise any such loss or proceeding, to collect and receive the proceeds therefrom and, after deducting from such proceeds any expenses incurred by it in connection with the collection or handling thereof, to apply the net proceeds to the Secured Obligations in accordance with Section 10.3 of the Credit Agreement.

(d) If any proceeds are received by the Administrative Agent as a result of a casualty, condemnation or taking involving the Collateral and no Event of Default has occurred and is continuing, then the Administrative Agent will promptly release such proceeds to the applicable Grantor, unless the Credit Agreement provides otherwise.

Section 4.14. Protective Advances by the Administrative Agent. At its option, but without being obligated to do so, the Administrative Agent may, upon prior notice to any applicable Grantor, after the occurrence and during the continuance of an Event of Default, (i) pay and discharge past due taxes, assessments and governmental charges, at any time levied on or with respect to any of the Collateral of such Grantor which such Grantor has failed to pay and discharge in accordance with the requirements of this Agreement or any of the other Credit Documents, (ii) pay and discharge any claims of other creditors of such Grantor which are secured by any Lien on any Collateral, other than a Permitted Lien, (iii) pay for the maintenance, repair, restoration and preservation of the Collateral to the extent such Grantor fails to comply with its obligations in regard thereto under this Agreement and the other Credit Documents or the Administrative Agent reasonably believes payment of the same is necessary or appropriate to avoid a material loss or material diminution in value of the Collateral, and/or (iv) obtain and pay the premiums on insurance for the Collateral which such Grantor fails to maintain in accordance with the requirements of this Agreement and the other Credit Documents, and each Grantor agrees to reimburse the Administrative Agent, on demand, for all payments and expenses incurred by the Administrative Agent with respect to such Grantor or any of its Collateral pursuant to the foregoing authorization, provided, however, that nothing in this Section shall be construed as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any other Secured Creditor to cure or perform, any covenants or other agreements of any Grantor with respect to any of the foregoing matters as set forth herein or in any of the other Credit Documents.

Section 4.15. Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim, the recovery from which could reasonably be expected to exceed $1,000,000, such Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor, which sets forth the details thereof and grants to the Administrative Agent (for the benefit of the Secured Parties) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

Section 4.16. Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act, as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control under the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

Section 4.17. Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (i) arrange for the issuer or any confirming bank of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing.

Section 4.18. Collateral Assignments of Contracts. Each Grantor will, upon the Administrative Agent’s request, execute from time to time a Collateral Assignment of Contracts with respect to each Contract that the Administrative Agent desires. Each such Collateral Assignment of Contracts must be executed and delivered to the Administrative Agent upon within 10 Business Days of the Administrative Agent’s request therefore.

ARTICLE V.

SPECIAL PROVISIONS CONCERNING

ACCOUNTS AND COLLECTION OF ACCOUNTS, ETC.

Section 5.1. Deposit Accounts.

(a) The Grantors shall cause all Deposit Accounts to be subject at all times to a fully effective Deposit Account Control Agreement except (i) any payroll account used exclusively for funding the payroll obligations of the Grantors in the ordinary course of business, or (ii) any Deposit Account so long as the aggregate balance in any such Deposit Account is not in excess of $10,000 and the aggregate balance of all Deposit Accounts that are not subject to Deposit Account Control Agreements is not in excess of $100,000 (any Deposit Account that is not required to be subject to a Deposit Account Control Agreement pursuant to this Section shall be referred to as an “Excluded Deposit Account”).

(b) Immediately upon the creation or acquisition of any new Deposit Account or any interest therein by any Grantor, such Grantor shall cause to be in full force and effect, prior to the deposit of any funds therein, a Deposit Account Control Agreement duly executed by such Grantor, the Administrative Agent and the applicable Depositary Bank.

Section 5.2. Securities Accounts.

(a) The Grantors shall cause all Securities Accounts to be subject at all times to a fully effective Securities Account Control Agreement.

(b) Immediately upon the creation or acquisition of any new Securities Account or any interest therein by any Grantor, such Grantor shall cause to be in full force and effect, prior to the crediting of any Financial Asset with respect to which any Grantor is an Entitlement Holder, a Securities Account Control Agreement duly executed by such Grantor, the Administrative Agent and the applicable Securities Intermediary.

Section 5.3. Operation of Collateral Accounts. Except as expressly permitted pursuant to this Agreement or the Credit Agreement, the Grantors shall cause all cash and Cash Equivalents and all Securities Entitlements to be maintained in Collateral Accounts. Prior to the occurrence and continuance of an Event of Default, the Grantors may withdraw, or direct the disposition of, funds and other investments or Financial Assets held in the Collateral Accounts. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be permitted to (i) retain, or instruct the relevant Securities Intermediary or Depositary Bank to retain, all cash and investments held in any Collateral Account, (ii) liquidate or issue Entitlement Orders with respect to, or instruct the relevant Securities Intermediary or Depositary Bank to liquidate, any or all investments or Financial Assets held in any Collateral Account, (iii) issue a Notice of Exclusive Control or other similar instructions with respect to any Collateral Account and instruct the Depositary Bank or Securities Intermediary to follow the instructions of the Administrative Agent, and (iv) withdraw any amounts held in any Collateral Account and apply such amounts in accordance with the terms of this Agreement.

Section 5.4. Collection of Accounts.

(a) Each Grantor shall, in a manner consistent with the provisions of this Article V, endeavor to cause to be collected from the Account Debtor named in each of its Accounts, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures), any and all amounts owing under or on account of such Accounts and shall cause such collections to deposited or held in a Collateral Account.

(b) Each Grantor shall, and the Administrative Agent hereby authorizes each Grantor to, enforce and collect all amounts owing to it on its Inventory and Accounts, for the benefit and on behalf of the Administrative Agent and the other Secured Creditors; provided, however, that such privilege may at the sole option of the Administrative Agent, by notice to the Borrower (on behalf of all Grantors), be terminated upon the occurrence and during the continuance of any Event of Default.

Section 5.5. Collateral Concentration Account.

(a) After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right, upon written notice to the Borrower, to establish the Collateral Concentration Account pursuant to which, among other things, the Administrative Agent shall have sole dominion and control over all funds held to the credit of, and all disbursements from, the Collateral Concentration Account.

(b) Upon the establishment of the Collateral Concentration Account, (i) all of the funds on deposit in or credited to any Controlled Deposit Account (other than, in the discretion of the Administrative Agent, balances of $1,000 or less) shall, upon the instruction of the Administrative Agent to the appropriate Depositary Banks after the issuance of a Notice of Exclusive Control, be transferred to the Collateral Concentration Account on a daily or other basis specified by the Administrative Agent, (ii) no Grantor will have the right of withdrawal from the Collateral Concentration Account or any of the Collateral Accounts, (iii) the Administrative Agent shall have the right to liquidate any investments held in any Controlled Securities Account and have the proceeds thereof deposited in the Collateral Concentration Account, and (iv) all amounts held in the Collateral Concentration Account or any of the Collateral Accounts may be applied, in the Administrative Agent’s discretion, towards payment of the Secured Obligations in accordance with the terms of this Agreement.

(c) Upon the establishment of the Collateral Concentration Account and at all times thereafter, each Grantor agrees (i) to cause all payments by its Account Debtors to be immediately deposited in Controlled Deposit Accounts, if such Account Debtors have not already been instructed to do so, and (ii) to deposit promptly all payments received by it from any other sale of any of its Collateral, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in a Controlled Deposit Account precisely in the form received (but with any endorsements of such Grantor necessary for deposit or collection). Until any such payments are so deposited, such payments shall be held in trust by such Grantor for and as the property of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Creditors hereunder.

ARTICLE VI.

SPECIAL PROVISIONS CONCERNING PLEDGED COLLATERAL

Section 6.1. Delivery of Certificates and Instruments for Pledged Collateral.

(a) On or prior to the Closing Date, each Grantor shall pledge and deposit with the Administrative Agent all certificates or instruments, if any, representing any of the Pledged Collateral at the time owned by such Grantor and subject to the Security Interest hereof, duly endorsed in blank in the case of any instrument, and accompanied by undated stock powers duly executed in blank by such Grantor or such other instruments of transfer as are acceptable to the Administrative Agent, in the case of Pledged Equity Interests.

(b) If a Grantor shall acquire (by purchase, conversion, exchange, stock dividend or otherwise) any additional Pledged Collateral, at any time or from time to time after the date hereof which is or are intended to be subjected to the Security Interest hereof and which is or are represented by certificates or instruments, such Grantor shall (i) forthwith pledge and deposit with the Administrative Agent all such certificates or instruments, duly endorsed in blank in the case of Intercompany and Third Party Notes, and accompanied by undated stock powers duly executed in blank by such Grantor or such other instruments of transfer as are acceptable to the Administrative Agent, in the case of Equity Interests, and (ii) promptly thereafter deliver to the Administrative Agent a certificate executed by an authorized officer of such Grantor describing such additional Pledged Collateral and certifying that the same have been duly pledged with the Administrative Agent hereunder.

(c) Without limitation of any other provision of this Agreement, if any of the Pledged Collateral of a Grantor (whether now owned or hereafter acquired) which is intended to be subjected to the Security Interest hereof is (i) an uncertificated security, at the request of the Administrative Agent, each such Grantor shall cause each such uncertificated security to be certificated in all respects in accordance with applicable laws, accompanied by undated stock powers duly executed in blank by each such Grantor or by such other instruments of transfer as are acceptable to the Administrative Agent, and promptly thereafter deposited with the Administrative Agent or otherwise provide the Administrative Agent Control with respect to such uncertificated security, or (ii) held in a Securities Account that is not already subject to a Securities Account Control Agreement, such Grantor shall promptly take all actions required to make such Securities Account subject to a Securities Account Control Agreement. Each Grantor further agrees to take such actions as the Administrative Agent deems reasonably necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies hereunder in respect thereof, and agrees to provide an opinion of counsel reasonably satisfactory to the Administrative Agent with respect to any such pledge of any of the securities described in clauses (i) and (ii) above, promptly upon the request of the Administrative Agent.

(d) Without limitation of any other provision of this Agreement, if any of the Equity Interests of a Grantor (whether now owned or hereafter acquired) which are intended to be subjected to the Security Interest hereof are issued by an Issuer which is a Foreign Subsidiary or person organized under laws other than the laws of the United States, any State thereof or the District of Columbia, such Grantor shall promptly execute and deliver to the Administrative Agent a separate pledge document covering such Equity Interests, conforming to the requirements of the law of the jurisdiction in which such Foreign Subsidiary or other person is organized and satisfactory in form and substance to the Administrative Agent, together with an opinion of local counsel as to the perfection of the security interest provided for therein. Each Grantor further agrees to take such actions as the Administrative Agent deems reasonably necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies hereunder in respect thereof or under such separate pledge agreement.

Section 6.2. No Assumption of Liability, etc.

(a) The Security Interest of any Grantor is granted as security only and shall not subject the Administrative Agent or any other Secured Creditor to, or in any way alter or modify, any obligation or liability of such Grantor with respect to or arising out of any of the Pledged Collateral.

(b) Nothing herein shall be construed to make the Administrative Agent liable as a general partner or limited partner of any Pledged Entity or a shareholder of any corporation, and the Administrative Agent by virtue of this Agreement or any actions taken as contemplated hereby (except as referred to in the following sentence) shall not have any of the duties, obligations or liabilities of a general partner or limited partner of any Pledged Entity or a stockholder of any corporation. The parties hereto expressly agree that, unless the Administrative Agent shall become the absolute owner of an Equity Interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Administrative Agent and/or a Grantor or any other person.

(c) Except as provided in the last sentence of Section 6.2(b), the Administrative Agent, by accepting this Agreement, did not intend to become a general partner, limited partner or member of any Pledged Entity or a shareholder of any person be deemed to be a co-venturer with respect to any Grantor or any Pledged Entity or a shareholder of any corporation either before or after an Event of Default shall have occurred. The Administrative Agent shall have only those powers set forth herein and shall assume none of the duties, obligations or liabilities of a general partner, or limited partner or member of any Pledged Entity or of a Grantor.

Section 6.3. Registration of Collateral in the Name of the Administrative Agent, etc. The Administrative Agent shall have the right, at any time in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Collateral, subject only to the revocable voting and similar rights specified in this Article VI.

In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations.

Section 6.4. Appointment of Sub-agents; Endorsements, etc. The Administrative Agent shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the instruments and certificates evidencing any of the Pledged Collateral, which may be held (in the sole discretion of the Administrative Agent) in the name of the relevant Grantor, endorsed or assigned in blank or in favor of the Administrative Agent or any nominee or nominees of the Administrative Agent or a sub-agent appointed by the Administrative Agent.

Section 6.5. Voting Rights. Unless and until an Event of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise all voting rights attaching to any and all Pledged Collateral owned by it, and to give consents, waivers or ratifications in respect thereof, provided that no vote shall be cast or any consent, waiver or ratification given or any action taken which would violate, result in breach of any covenant contained in or be inconsistent with any of the terms of this Agreement, any other Credit Document or any Designated Hedge Document, or which would have the effect of impairing the position or interests of the Administrative Agent or any Secured Creditor therein. All such rights of such Grantor to vote and to give consents waivers and ratifications shall cease in case an Event of Default shall occur and be continuing.

Section 6.6. Entitlement of Grantors to Cash Dividends and Distributions. A Grantor shall be entitled to receive all cash dividends or distributions payable in respect of its Pledged Collateral, except as otherwise provided in this Article VI.

Section 6.7. Entitlement of Administrative Agent to Dividends and Distributions. The Administrative Agent shall be entitled to receive and to retain as part of the Pledged Collateral:

(a) all cash dividends and distributions payable in respect of the Pledged Collateral at any time when an Event of Default shall have occurred and be continuing; and

(b) regardless of whether or not an Event of Default shall have occurred and be continuing at the time of payment or distribution thereof, and except to the extent any of the following is otherwise permitted by the Credit Agreement:

(i) all cash dividends and distributions in respect of the Pledged Collateral which are reasonably determined by the Administrative Agent to represent in whole or in part an extraordinary, liquidating or other distribution in return of capital;

(ii) all other or additional stock, other securities, partnership interests, membership interests or property (other than cash to which a Grantor is entitled under Section 6.6) paid or distributed by way of dividend (including, without limitation, any payment in kind dividend) or otherwise in respect of the Pledged Collateral;

(iii) all other or additional stock, other securities, partnership interests, membership interests or property (including cash) paid or distributed in respect of the Pledged Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

(iv) all other or additional stock, other securities, partnership interests, membership interests or property (including cash) which may be paid in respect of the Pledged Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate, partnership or limited liability company reorganization.

Section 6.8. Application of Dividends and Distributions. If no Event of Default shall have occurred and be continuing at such time, the Administrative Agent will, at the request of the Borrower (on behalf of any applicable Grantor or Grantors), pay over to the Administrative Agent, for application to the payment or prepayment of any of the Credit Document Obligations, any cash held by it as Pledged Collateral which is attributable to dividends or distributions received by it and then held as part of the Collateral pursuant to this Article VI. If an Event of Default shall have occurred and be continuing, all dividends and distributions received by the Administrative Agent and then held by it pursuant to this Article VI as part of the Pledged Collateral will be applied as provided in Section 8.5 hereof.

Section 6.9. Turnover by Grantors. All dividends, distributions or other payments which are received by any Grantor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement).

Section 6.10. Registration under 1933 Act, etc. If an Event of Default shall have occurred and be continuing and a Grantor shall have received from the Administrative Agent a written request or requests that such Grantor cause any registration, qualification or compliance under any Federal or state securities law or laws to be effected with respect to all or any part of the Pledged Equity Interest of its Subsidiaries, such Grantor as soon as practicable and at its expense will use its best efforts to cause such registration to be effected (and be kept effective) and will use its best efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such stock, including, without limitation, registration under the Securities Act of 1933, as then in effect (the “Securities Act”) (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with any other governmental requirements, provided that the Administrative Agent shall furnish to such Grantor such information regarding the Administrative Agent as such Grantor may request in writing and as shall be required in connection with any such registration, qualification or compliance. The relevant Grantor will advise the Administrative Agent in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will furnish to the Administrative Agent such number of prospectuses, offering circulars and other documents incident thereto as the Administrative Agent from time to time may reasonably request, and will indemnify the Administrative Agent and all others participating in the distribution of such Pledged Equity Interests against all claims, losses, damages or liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to such Grantor by the Administrative Agent expressly for use therein.

Section 6.11. Sale of Pledged Equity Interests in Connection with Enforcement. If at any time when the Administrative Agent shall determine to exercise its right to sell all or any part of the Pledged Equity Interests pursuant to Section 8.1, such Pledged Equity Interests or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as then in effect, the Administrative Agent may, in its sole and absolute discretion and to the fullest extent permitted by applicable law now or hereafter in effect, sell such Pledged Equity Interests or part thereof by private sale in such manner and under such circumstances as the Administrative Agent may deem necessary or advisable in order that such sale may legally be effected without such registration, provided that at least ten days’ notice of the time and place of any such sale shall be given to the relevant Grantor. Without limiting the generality of the foregoing, in any such event the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Equity Interests or part thereof shall have been filed under such Securities Act, (b) may approach and negotiate with a single possible purchaser to effect such sale and (c) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Pledged Equity Interests or part thereof. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability to any Grantor for selling all or any part of the Pledged Equity Interests at a price which the Administrative Agent may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until the registration as aforesaid.

Section 6.12. Waiver. Each Grantor, to the extent permitted by applicable law, hereby irrevocably waives any and all provisions of each Organizational Document of each Subsidiary of such Grantor that (a) prohibit, restrict, condition or otherwise affect the grant hereunder of any Lien on any of the Collateral (or any enforcement action which may be taken in respect of any such Lien, including, without limitation, any foreclosure upon or subsequent disposition of such equity interest by the Administrative Agent or any Secured Creditor) or (b) otherwise conflict with the terms of this Agreement. In furtherance of the foregoing, each Grantor hereby agrees that, by its signature below, this Agreement shall constitute the consent of such Grantor under each Organizational Document of a Subsidiary of such Grantor (as applicable) to each of the transactions contemplated hereby (including, without limitation, any foreclosure upon or subsequent disposition of such equity interest by the Administrative Agent or any Secured Creditor), to the extent any such consent is required thereunder.

ARTICLE VII.

SPECIAL PROVISIONS CONCERNING INTELLECTUAL PROPERTY

Section 7.1. Intellectual Property. Each Grantor represents and warrants that: (i) it is the true and lawful owner or licensee of the Trademarks listed on the most recent Perfection Certificate delivered by such Grantor to the Administrative Agent and that said listed Trademarks constitute all the marks registered in the United States Patent and Trademark Office that such Grantor now owns or uses in connection with its business; (ii) it is the true and lawful owner or licensee of all rights in the Patents listed on the most recent Perfection Certificate delivered by such Grantor to the Administrative Agent and that said Patents constitute all the United States patents and applications for United States patents that such Grantor now owns or uses in connection with its business; and (iii) it is the true and lawful owner or licensee of all rights in the Copyright registrations listed on the most recent Perfection Certificate delivered by such Grantor to the Administrative Agent and that said Copyrights constitute all the registered United States copyrights that such Grantor now owns. Each Grantor further warrants that it is aware of no third-party claim that any aspect of such Grantor’s present or contemplated business operations infringes or will infringe any trademark, service mark, patent or copyright in a manner which could have a material adverse effect on the financial condition, business or property of such Grantor.

Section 7.2. Collateral Assignments; Further Assurances. Upon request of the Administrative Agent whenever made, any Grantor shall promptly execute and deliver to the Administrative Agent such Collateral Assignment Agreements as the Administrative Agent shall request in connection with such Grantor’s Intellectual Property. Each Grantor agrees that it will take such action, and deliver such documents or instruments, as the Administrative Agent shall request in connection with the preparation, filing or registration and enforcement of any Collateral Assignment Agreement.

Section 7.3. Licenses and Assignments. Each Grantor hereby agrees not to divest itself of any material right under or with respect to any Intellectual Property material to its business other than in the ordinary course of business or as expressly permitted pursuant to the Credit Agreement absent prior written approval of the Administrative Agent.

Section 7.4. Infringements. Each Grantor agrees, promptly upon learning thereof, to notify the Administrative Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who may be infringing or otherwise violating any of such Grantor’s rights in and to any Intellectual Property that could reasonably be expected to have a material adverse effect on the financial condition, business or property of such Grantor taken as a whole (any such Intellectual Property, “Significant Intellectual Property”), or with respect to any party claiming that such Grantor’s use of any Significant Intellectual Property violates any property right of that party, to the extent that such infringement or violation could reasonably be expected to have a material adverse effect on the financial condition, business or property of such Grantor. Each Grantor further agrees, unless otherwise directed by the Administrative Agent, diligently to prosecute any person infringing any Significant Intellectual Property in a manner consistent with its past practice and in the ordinary course of business.

Section 7.5. Trademarks.

(a) Preservation of Trademarks. Each Grantor agrees to use or license the use of its Trademarks in interstate commerce during the time in which this Agreement is in effect, sufficiently to preserve such Trademarks as trademarks or service marks registered under the laws of the United States.

(b) Maintenance of Registration. Each Grantor shall, at its own expense, diligently process all documents required by the Trademark Act of 1946, 15 U.S.C. §§ 1051, et seq. to maintain trademark registration that the failure to so maintain could reasonably be expected to have a Material Adverse Effect, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its Trademarks pursuant to 15 U.S.C. §§ 1058(a), 1059 and 1065, and shall pay all fees and disbursements in connection therewith, and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

(c) Future Registered Trademarks. If any mark registration issues hereafter to a Grantor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, then, in accordance with Section 4.8(a) hereof, within ten Business Days of receipt of such certificate such Grantor shall deliver to the Administrative Agent an updated Perfection Certificate, together with a copy of such certificate, and a grant of security in such mark to the Administrative Agent, confirming the grant thereof hereunder, the form of such confirmatory grant to be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.6. Patents.

(a) Maintenance of Patents. At its own expense, each Grantor shall make timely payment of all post-issuance fees required pursuant to 35 U.S.C. § 41 to maintain in force rights under each Patent.

(b) Prosecution of Patent Applications. At its own expense, each Grantor shall diligently prosecute all applications for United States patents, and shall not abandon any such application, except in favor of a continuation application based on such application, prior to exhaustion of all administrative and judicial remedies, absent written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

Section 7.7. Other Patents and Copyrights. In accordance with Section 4.8(a) hereof, within ten Business Days of acquisition of a United States Patent or Copyright, or of filing of an application for a United States Patent or Copyright, the relevant Grantor shall deliver to the Administrative Agent an updated Perfection Certificate, together with a copy of said Patent or Copyright, as the case may be, with a grant of security as to such Patent or Copyright, as the case may be, confirming the grant thereof hereunder, the form of such confirmatory grant to be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.8. Remedies Relating to Intellectual Property. If an Event of Default shall occur and be continuing, the Administrative Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (i) declare the entire right, title and interest of such Grantor in and to each of the Copyrights, Patents and Trademarks, together with all trademark rights and rights of protection to the same, vested, in which event such rights, title and interest shall immediately vest, in the Administrative Agent for the benefit of the Secured Creditors, in which case such Grantor agrees to execute an assignment in form and substance reasonably satisfactory to the Administrative Agent, of all its rights, title and interest in and to the Copyrights, Patents and Trademarks to the Administrative Agent for the benefit of the Secured Creditors; (ii) take and practice or sell the Copyrights or Patents and take and use or sell the Trademarks and the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of the Grantor in connection with which the Trademarks have been used; and (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Copyrights, Patents and Trademarks in any manner whatsoever, directly or indirectly, and, if requested by the Administrative Agent, change such Grantor’s corporate name to eliminate therefrom any use of any mark and execute such other and further documents that the Administrative Agent may request in connection with such Grantor’s obligations under this Agreement and to transfer ownership of the Copyrights, Patents and Trademarks, and registrations and any pending trademark application, to the Administrative Agent for the benefit of the Secured Parties.

ARTICLE VIII.

REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

Section 8.1. Remedies Generally; Obtaining of the Collateral. Each Grantor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, subject to any mandatory requirements of applicable law then in effect, the Administrative Agent, in addition to any rights now or hereafter existing under applicable law, shall have all rights as a secured creditor under the UCC in all relevant jurisdictions and may exercise any or all of the following rights (all of which each Grantor hereby agrees is commercially reasonable to the fullest extent permitted under applicable law now or hereafter in effect):

(a) personally, or by agents’ attorneys or other authorized representatives, immediately retake possession of the Collateral or any part thereof from such Grantor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Grantor’s or such other person’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor;

(b) instruct the obligor or obligors on any Account, agreement, instrument or other obligation (including, without limitation, Account Debtors) constituting the Collateral to make any payment required by the terms of such Account, agreement, instrument or other obligation directly to the Administrative Agent and/or directly to a lockbox under the sole dominion and control of the Administrative Agent or to the Collateral Concentration Account;

(c) sell, assign or otherwise liquidate, or direct such Grantor to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation;

(d) issue a Notice of Exclusive Control with respect to any or all of the Collateral Accounts and issue Entitlement Orders or instructions with respect thereto;

(e) withdraw any or all monies, securities and/or instruments in the Collateral Concentration Account or any Collateral Account for application to the Secured Obligations in accordance with Section 8.5 hereof;

(f) pay and discharge taxes, Liens or claims on or against any of the Collateral;

(g) pay, perform or satisfy, or cause to be paid, performed or satisfied, for the benefit of any Grantor, any of the obligations, terms, covenants, provisions or conditions to be paid, observed, performed or satisfied by such Grantor under any contract, agreement or instrument relating to its Collateral, all in accordance with the terms, covenants, provisions and conditions thereof, as and to the extent that such Grantor fails or refuses to perform or satisfy the same;

(h) enter into any extension of, or any other agreement in any way relating to, any of the Collateral;

(i) make any compromise or settlement the Administrative Agent deems desirable or necessary with respect to any of the Collateral; and/or

(j) take possession of the Collateral or any part thereof, by directing such Grantor or any other person in possession thereof in writing to deliver the same to the Administrative Agent at any place or places designated by the Administrative Agent, in which event such Grantor shall at its own expense:

(i) forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and delivered to the Administrative Agent,

(ii) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent as provided in Section 8.2, and

(iii) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in substantially the same condition prior to such action;

it being understood that such Grantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by such Grantor of said obligation.

Section 8.2. Disposition of the Collateral. Upon the occurrence and continuance of an Event of Default, any Collateral repossessed by the Administrative Agent under or pursuant to Section 8.1 and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale of the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair which the Administrative Agent shall determine to be commercially reasonable. Except in the case of any Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, (i) in the case of any such disposition which shall be a private sale or other private proceedings permitted by such requirements, such sale shall be made upon not less than ten days’ written notice to such Grantor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the ten days after the giving of such notice, to the right of the relevant Grantor or any nominee of the relevant Grantor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified, and (ii) in the case of any such disposition which shall be a public sale permitted by such requirements, such sale shall be made upon not less than ten days’ written notice to the relevant Grantor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the Administrative Agent’s sole option, be subject to reserve), after publication of notice of such auction not less than ten days prior thereto in two newspapers in general circulation in the city where such Collateral is located. To the extent permitted by any such requirement of law, the Administrative Agent on behalf of the Secured Creditors (or certain of them) may bid for and become the purchaser (by bidding in Secured Obligations or otherwise) of the Collateral or any item thereof offered for sale in accordance with this Section without accountability to the relevant Grantor (except to the extent of surplus money received as provided in Section 8.5). Unless so obligated under mandatory requirements of applicable law, the Administrative Agent shall not be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Grantor as hereinabove specified. The Administrative Agent need give the relevant Grantor only such notice of disposition as the Administrative Agent shall deem to be reasonably practicable in view of such mandatory requirements of applicable law.

Section 8.3. Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Article VIII at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies and for no other purpose, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, assign or sublicense any of the Intellectual Property of such Grantor, now owned or hereafter acquired by such Grantor, and wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

Section 8.4. Waiver of Claims. Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR THE ADMINISTRATIVE AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE GRANTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, and each Grantor hereby further waives, to the extent permitted by law: (i) all damages occasioned by such taking of possession except any damages which are the direct result of the Administrative Agent’s gross negligence or willful misconduct;

(ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder; and (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws to the fullest extent permitted by applicable law now or hereafter in effect. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against the relevant Grantor and against any and all persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the relevant Grantor.

Section 8.5. Application of Proceeds. All Collateral and proceeds of Collateral obtained and realized by the Administrative Agent in connection with the enforcement of this Agreement pursuant to this Article VIII shall be applied as follows:

(i) first, to the payment to the Administrative Agent, for application to the Secured Obligations as provided in Section 10.3 of the Credit Agreement; and

(ii) second, to the extent remaining after the application pursuant to the preceding clause (i) and following the termination of this Agreement pursuant to Section 9.9 hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such payment.

Section 8.6. Remedies Cumulative, etc. Each and every right, power and remedy hereby specifically given to the Administrative Agent shall be in addition to every other right, power and remedy specifically given under this Agreement, any Designated Hedge Agreement, or the other Credit Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Administrative Agent in the exercise of any such right, power or remedy, or partial or single exercise thereof, and no renewal or extension of any of the Secured Obligations, shall impair or constitute a waiver of any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. No notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Administrative Agent to any other or further action in any circumstances without notice or demand. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable, actual expenses, including attorneys’ fees, and the amounts thereof shall be included in such judgment.

Section 8.7. Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the relevant Grantor, the Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

Section 8.8. Purchasers of Collateral. Upon any sale of any of the Collateral by the Administrative Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Administrative Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing, sent by telecopier, mailed or delivered, (i) if to the Borrower, at its address specified in or pursuant to the Credit Agreement, (ii) if to any Subsidiary Grantor, to it c/o the Borrower at its address specified in or pursuant to the Credit Agreement, (iii) if to the Administrative Agent, to it at the Notice Office of the Administrative Agent, (iv) if to any Lender, at its address specified in or pursuant to the Credit Agreement, and (v) if to any Designated Hedge Creditor or Bank Product Creditor, at such address as such Designated Hedge Creditor or Bank Product Creditor shall have specified in writing to each Grantor and the Administrative Agent; or in any case at such other address as any of the persons listed above may hereafter notify the others in writing. All such notices and communications shall be mailed, telecopied, sent by overnight courier or delivered, and shall be effective when received.

Section 9.2. Entire Agreement. This Agreement, the other Credit Documents and any Designated Hedge Documents represent the final agreement among the parties with respect to the subject matter hereof and thereof, supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties.

Section 9.3. Obligations Absolute. The obligations of each Grantor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Secured Obligations, including, without limitation:

(a) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from other Credit Documents or any Designated Hedge Document, or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument or this Agreement except as expressly provided in such renewal, extension, amendment, modification, addition, supplement, assignment or transfer;

(c) any furnishing of any additional security to the Administrative Agent or its assignee or any acceptance thereof or any release of any security by the Administrative Agent or its assignee;

(d) any limitation on any person’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to a Grantor or any Subsidiary of a Grantor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not a Grantor shall have notice or knowledge of any of the foregoing; or

(f) to the fullest extent permitted by applicable law now or hereafter in effect, any other event or circumstance which, but for this provision, might release or discharge a guarantor or other surety from its obligations as such.

Section 9.4. Successors and Assigns. This Agreement shall be binding upon each Grantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Creditor and their respective successors and assigns, provided that no Grantor may transfer or assign any or all of its rights or obligations hereunder without the written consent of the Administrative Agent. All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by such Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement, the other Credit Documents and any Designated Hedge Document regardless of any investigation made by the Secured Creditors on their behalf.

Section 9.5. Headings Descriptive. The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 9.6. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.7. Enforcement Expenses, etc. The Grantors hereby jointly and severally agree to pay, to the extent not paid pursuant to Section 13.1 of the Credit Agreement, all reasonable, actual out-of-pocket costs and expenses of the Administrative Agent and each other Secured Creditor in connection with the enforcement of this Agreement, the preservation of the Collateral, the perfection of the Security Interest, and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by the Administrative Agent or any of the other Secured Creditors).

Section 9.8. Release of Portions of Collateral.

(a) So long as no Event of Default is in existence or would exist after the application of proceeds as provided below, the Administrative Agent shall, at the request of a Grantor, release any or all of the Collateral of such Grantor, provided that (x) such release is permitted by the terms of the Credit Agreement (it being agreed for such purposes that a release will be deemed “permitted by the terms of the Credit Agreement” if the proposed transaction constitutes an exception contained in Section 9.2(c) of the Credit Agreement) or otherwise has been approved in writing by the Required Lenders (or, to the extent required by Section 13.11 of the Credit Agreement, all of the Lenders, or all of the Lenders (other than any Defaulting Lender), as applicable) and (y) the proceeds of such Collateral are to be applied as required pursuant to the Credit Agreement or any consent or waiver entered into with respect thereto.

(b) At any time that a Grantor desires that the Administrative Agent take any action to give effect to any release of Collateral pursuant to the foregoing Section 9.8(a), it shall deliver to the Administrative Agent a certificate signed by a principal executive officer stating that the release of the respective Collateral is permitted pursuant to Section 9.8(a). In the event that any part of the Collateral is released as provided in Section 9.8(a), the Administrative Agent, at the request and expense of a Grantor, will duly release such Collateral and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement. The Administrative Agent shall have no liability whatsoever to any Secured Creditor as the result of any release of Collateral by it as permitted by this Section 9.8.

Section 9.9. Termination. After the termination of all of the Commitments and all Designated Hedge Documents, when no Note or Letter of Credit is outstanding and when all Loans and other Secured Obligations (other than unasserted indemnity obligations) have been paid in full, this Agreement shall terminate, and the Administrative Agent, at the request and expense of the Grantors, will execute and deliver to the relevant Grantor a proper instrument or instruments (including UCC termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the relevant Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Administrative Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

Section 9.10. Administrative Agent. The Administrative Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. The acceptance by the Administrative Agent of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Administrative Agent to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral. By accepting the benefits of this Agreement, each Secured Creditor acknowledges and agrees that the rights and obligations of the Administrative Agent shall be as set forth in Article IX of the Credit Agreement. Notwithstanding anything to the contrary contained in Section 9.3 of this Agreement or Section 13.11 of the Credit Agreement, this Section 9.10, and the duties and obligations of the Administrative Agent set forth in this Section 9.10, may not be amended or modified without the consent of the Administrative Agent.

Section 9.11. Only Administrative Agent to Enforce on Behalf of Secured Creditors. The Secured Creditors agree by their acceptance of the benefits hereof that this Agreement may be enforced on their behalf only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders (or, after all Credit Document Obligations have been paid in full, instructions of the holders of greater than 50% of the outstanding Designated Hedge Obligations) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Secured Creditors, upon the terms of this Agreement.

Section 9.12. Other Creditors, etc. Not Third Party Beneficiaries. No creditor of any Grantor or any of its Affiliates, or other person claiming by, through or under any Grantor or any of its Affiliates, other than the Administrative Agent and the other Secured Creditors, and their respective successors and assigns, shall be a beneficiary or third-party beneficiary of this Agreement or otherwise shall derive any right or benefit herefrom.

Section 9.13. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, including via facsimile transmission or other electronic transmission capable of authentication, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 9.14. Amendments; Additional Grantors. No amendment or waiver of any provision of this Agreement and no consent to any departure by any Grantor shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent acting at the direction of the requisite number of Lenders, if any, required pursuant to Section 13.11 of the Credit Agreement, and the applicable Grantor or Grantors, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon the execution and delivery by any Person of a Security Agreement Joinder, (a) such Person shall be referred to as an “Additional Grantor” and shall become and be a Grantor hereunder, and each reference in this Agreement to a “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in any other Credit Document to a “Grantor” shall also mean and be a reference to such Additional Grantor, and (b) each reference herein to “this Agreement,” “hereunder,” “hereof” or words of like import referring to this Agreement, and each reference in any other Credit Document to the “Security Agreement,” “thereunder,” “thereof” or words of like import referring to this Agreement, shall mean and be a reference to this Agreement as supplemented by such Security Agreement Joinder.

Section 9.15. Effectiveness. This Agreement shall be effective as to any Grantor upon its execution and delivery to the Administrative Agent of a counterpart of this Agreement manually executed on behalf of such Grantor, regardless of the date of this Agreement or the date this Agreement is executed and delivered by any other party hereto.

Section 9.16. Full Recourse Obligations; Effect of Fraudulent Transfer Laws. It is the desire and intent of each Grantor, the Administrative Agent and the other Secured Creditors that this Agreement shall be enforced as a full recourse obligation of each Grantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of any Grantor under this Agreement would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Grantor liability hereunder in respect of the Secured Obligations shall be deemed to be reduced ab initio to that maximum amount that would be permitted without causing such Grantor’s obligations hereunder to be so invalidated.

Section 9.17. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE ADMINISTRATIVE AGENT, THE OTHER SECURED CREDITORS AND OF EACH GRANTOR SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. Any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of Ohio, or of the United States of America for the Northern District of Ohio, Eastern Division, and, by execution and delivery of this Agreement, each Grantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Grantor hereby irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, return receipt requested, to such Grantor at its address provided herein, such service to become effective 30 days after such mailing, or such earlier time as may be provided by applicable law. Nothing herein shall affect the right of the Administrative Agent or any of the other Secured Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Grantor in any other jurisdiction.

(b) Each Grantor hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in Section 9.17(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH GRANTOR, THE ADMINISTRATIVE AGENT AND EACH OTHER SECURED CREDITOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH GRANTOR HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SECURED CREDITOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH SECURED CREDITOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

THE BORROWER:

AMERICAN DENTAL PARTNERS, INC.

By:
Name:	Ian H. Brock
Title:	Vice President, Planning and Investment

THE SUBSIDIARY GRANTORS:

ADP OF NEW YORK, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF ALABAMA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF CALIFORNIA, INC.

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF LOUISIANA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MARYLAND, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MICHIGAN, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MISSOURI, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF NORTH CAROLINA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF OKLAHOMA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF PENNSYLVANIA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF TENNESSEE, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF VIRGINIA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PROFESSIONAL SERVICES, LLC

By:
Name:	Breht T. Feigh
Title:	Vice President

APPLE PARK ASSOCIATES, INC.

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF ARIZONA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF WISCONSIN, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

PDHC, LTD.

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF TEXAS, LLC, (as successor by merger to Texas Dental Management, Inc. and Texas Dental Partners, L.P.)

By:
Name:	Ian H. Brock
Title:	Vice President

VOSS DENTAL LAB, INC.

By:
Name:	Ian H. Brock
Title:	Vice President

ADP-CFK, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

CARE FOR KIDS — USA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

CARE FOR KIDS OF ARIZONA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MINNESOTA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

METROPOLITAN DENTAL HOLDINGS, INC.

By:
Name:	Ian H. Brock
Title:	Vice President

METROPOLITAN DENTAL MANAGEMENT, INC.

By:
Name:	Ian H. Brock
Title:	Vice President

ZETASYS, LLC (formerly known as Integrated Solutions, LLC)

By:
Name:	Ian H. Brock
Title:	Vice President

CFK OF TEXAS, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

FOCUS PRACTICE CONSULTANTS, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

Accepted by:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Pledged Collateral

I.	Equity Interests

Grantor	Issuer and Type of Organization	Certificate Number	Percent of Equity Interest Owned	Percent of Equity Interest Pledged

II.	Instruments

Grantor	Obligor	Amount of Instrument	Date of Instrument

THE SUBSIDIARIES OF AMERICAN DENTAL PARTNERS, INC.

NAMED HEREIN,

as Guarantors

With

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

SUBSIDIARY GUARANTY

dated as of

August 21, 2009

SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY, dated as of August 21, 2009 (as may be amended, restated, modified or supplemented from time to time, this “Guaranty”), made by (i) each of the undersigned (each, a “Guarantor” and collectively, the “Guarantors” and such terms shall include an Additional Guarantor that becomes a party to this Guaranty pursuant to Section 16 hereof), with (ii) KeyBank National Association, as Administrative Agent (herein, together with its successors and assigns in such capacity, the “Administrative Agent”), for the benefit of the Creditors (as defined below):

PRELIMINARY STATEMENTS:

(1) Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined. Certain terms used herein are defined in Section 1 hereof.

(2) This Guaranty is made pursuant to the Credit Agreement, dated as of the date hereof (as may be amended or otherwise modified, restated, replaced or amended and restated from time to time, the “Credit Agreement”), among American Dental Partners, Inc., a Delaware corporation (together with its successors and assigns, the “Borrower”), the financial institutions named as lenders therein (together with their successors and assigns, the “Lenders”), and the Administrative Agent.

(3) Each Guarantor is a direct or indirect Subsidiary of the Borrower. This Guaranty is one of the Credit Documents referred to in the Credit Agreement.

(4) It is a condition to the making of Loans and Letter of Credit Issuances under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty.

(5) Each Guarantor will obtain benefits from the Credit Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Creditors to extend the Credit Document Obligations and the Designated Hedge Document Obligations.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent and the other Creditors and hereby covenants and agrees with the Administrative Agent and each other Creditor as follows:

Section 1. Certain Definitions. As used in this Guaranty, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Additional Guarantor” has the meaning provided in Section 16.

“Bank Products” means treasury management, cash management, deposit, disbursement or other bank account services, credit card or purchase card programs or other similar banking products.

“Bank Product Creditor” means each Lender or Affiliate of a Lender that is a provider of Bank Products to the Borrower or any Guarantor pursuant to any Bank Product Document.

“Bank Product Document” means any document, instrument or agreement executed and delivered in connection with any Bank Product Obligations provided by a Bank Product Creditor to the Borrower or any Guarantor.

“Bank Product Obligations” means all obligations and liabilities owing by the Borrower or any Guarantor under all existing and future Bank Product Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

“Credit Document Obligations” shall mean all Obligations, including without limitation, all of the following:

(a) the principal of and interest on the Notes issued by, and the Loans made to, the Borrower under the Credit Agreement,

(b) all Letter of Credit Outstandings and other amounts owing with respect to Letters of Credit issued under the Credit Agreement, and

(c) all other obligations and liabilities owing by the Borrower and the other Credit Parties to the Administrative Agent, any Letter of Credit Issuer or any of the Lenders under the Credit Agreement and the other Credit Documents to which the Borrower or any other Credit Party is now or may hereafter become a party (including, without limitation, indemnities, Fees and other amounts payable thereunder), whether primary, secondary, direct, contingent, fixed or otherwise, in all cases whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

“Creditor” shall mean the Administrative Agent, each Letter of Credit Issuer, the Swing Line Lender, the Lenders, the Designated Hedge Creditors, the Bank Product Creditors and the respective successors and assigns of each of the foregoing (but in the case of a successor or assign of a Designated Hedge Creditor or a Bank Product Creditor, as applicable, solely to the extent such successor or assign meets the definition of a Designated Hedge Creditor or a Bank Product Creditor, as applicable).

“Designated Hedge Creditor” shall mean each Lender or Affiliate of a Lender that participates as a counterparty to the Borrower or any Guarantor pursuant to any Designated Hedge Document.

“Designated Hedge Document” shall mean and include (i) each Designated Hedge Agreement to which the Borrower or any Guarantor is now or may hereafter become a party, and (ii) each confirmation, transaction statement or other document executed and delivered in connection therewith to which the Borrower or any Guarantor is now or may hereafter become a party.

“Designated Hedge Document Obligations” shall mean, collectively, all obligations and liabilities owing by the Borrower or any Guarantor under all existing and future Designated Hedge Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency,

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reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

“Guaranteed Documents” shall mean, collectively, (i) the Credit Agreement, the Notes and the other Credit Documents to which the Borrower or any of its Subsidiaries is now or may hereafter become a party, (ii) each Designated Hedge Agreement and other Designated Hedge Document to which the Borrower or any Guarantor is now or may hereafter become a party and (iii) each Bank Product Document to which the Borrower or any Guarantor is now or may hereafter become a party.

“Guaranteed Obligations” shall mean, collectively, the Credit Document Obligations, the Designated Hedge Document Obligations and the Bank Product Obligations.

“Guaranty Supplement” has the meaning provided in Section 16.

“Subordinated Obligations” shall have the meaning given to such term in Section 3 hereof.

“Taxes” has the meaning specified in Section 26(a) hereof.

Section 2. Guaranty by the Guarantors, etc.

(a) Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees: (i) to the Administrative Agent, for the benefit of the Creditors, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Guaranteed Obligations. Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Borrower or any other Subsidiary or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. If an Event of Default shall occur and be continuing under the Credit Agreement or any payment default shall occur and be outstanding under any Designated Hedge Document, each Guarantor will, immediately upon (and in any event no later than two Business Days following) its receipt of written notice from the Administrative Agent demanding payment hereunder, pay to the Administrative Agent, for the benefit of the Creditors, in immediately available funds, at the Payment Office, such amount of the Guaranteed Obligations as the Administrative Agent shall specify in such notice.

(b) In addition to the foregoing, each Guarantor also, jointly and severally, irrevocably and unconditionally guarantees that each of the terms, conditions, covenants and agreements of the Borrower under the Credit Agreement, and of the Borrower and the other Credit Parties under the other Guaranteed Documents, will be duly and punctually performed and observed strictly in accordance with the terms thereof and that if for any reason whatsoever the Borrower or the other Credit Parties shall fail to do so, such Guarantor shall duly and punctually perform and observe, or cause the Borrower or such other Credit Party, as applicable, to duly and punctually perform and observe, the same. Such guaranty is an absolute, unconditional, present and continuing guaranty of performance and is in no way conditioned or contingent upon any attempt to enforce performance by the Borrower or any other Subsidiary or Affiliate of the Borrower, or any other act, occurrence or circumstance whatsoever.

(c) In addition to the foregoing, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees to the Creditors the payment of any and all Guaranteed Obligations of the Borrower and each other Credit Party, whether or not due or payable by the obligor thereon, upon the occurrence in respect of the Borrower, any other Credit Party or other applicable

3

obligor of any bankruptcy or insolvency proceeding or case under the Bankruptcy Code, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Administrative Agent, for the benefit of the Creditors, on demand, in such currency and otherwise in such manner as is provided in the Guaranteed Documents governing such Guaranteed Obligations.

(d) As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes and agrees, for the benefit of the Creditors, that, should any amounts constituting Guaranteed Obligations not be recoverable from the Borrower or any other Credit Party for any reason whatsoever (including, without limitation, by reason of any provision of any Guaranteed Document or any other agreement or instrument executed in connection therewith being or becoming, at any time, voidable, void, unenforceable, or otherwise invalid under any applicable law), then notwithstanding any notice or knowledge thereof by the Administrative Agent, any other Creditor, any of their respective Affiliates, or any other person, each Guarantor, jointly and severally, as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Guaranteed Documents.

(e) Each Guarantor understands, agrees and confirms that the Administrative Agent and the other Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against any Guarantor without proceeding against any other Guarantor, the Borrower or any other person, or against any security or other collateral.

(f) All payments by each Guarantor under this Guaranty shall be made to the Administrative Agent, for the benefit of the Creditors, in such currency and otherwise in such manner as is provided in the Guaranteed Documents to which such payments relate.

Section 3. Subordination.

(a) Any Indebtedness or other obligations or liabilities of the Borrower now or hereafter held by any Guarantor (collectively, “Subordinated Obligations”) are hereby subordinated to the Guaranteed Obligations (but solely to the extent constituting a guaranty of any obligation of the Borrower to any Creditor); and such Subordinated Obligations of the Borrower to any Guarantor, if the Administrative Agent, after an Event of Default has occurred, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Administrative Agent and the other Creditors and be paid over to the Administrative Agent, for the benefit of the Creditors, on account of the Indebtedness of the Borrower owing under the Guaranteed Documents to the Administrative Agent and to the other Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any Subordinated Obligation of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

(b) If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Creditor or to any other person pursuant to or in respect of this Guaranty, any reimbursement or similar claim that such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior termination of all of the Commitments and indefeasible payment in full of all Guaranteed Obligations.

Section 4. Guarantors’ Obligations Absolute, etc. The obligations of each Guarantor under this Guaranty shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense based on any claim such Guarantor may have against the Borrower or any other

4

person, including, without limitation, the Administrative Agent, any other Creditor, any of their respective Affiliates, or any other Guarantor, and shall remain in full force and effect without regard to, and shall not be released, suspended, abated, deferred, reduced, limited, discharged, terminated or otherwise impaired or adversely affected by any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Guaranteed Obligations, including, without limitation:

(a) any increase in the amount of the Guaranteed Obligations outstanding from time to time, including, without limitation, any increase in the aggregate outstanding amount of the Loans and Letters of Credit above any specific maximum amount referred to herein or in the Credit Agreement as in effect on the date hereof, and any increase in any interest rate, Fee or other amount applicable to any portion of the Guaranteed Obligations or otherwise payable under any Guaranteed Document;

(b) any direction as to the application of any payment by the Borrower or by any other person;

(c) any incurrence of additional Guaranteed Obligations at any time or under any circumstances, including, without limitation, (i) during the continuance of a Default or Event of Default, (ii) at any time when all conditions to such incurrence have not been satisfied, or (iii) in excess of any borrowing base, sublimit or other limitations contained in the Credit Agreement or any of the other Guaranteed Documents;

(d) any renewal or extension of the time for payment or maturity of any of the Guaranteed Obligations, or any amendment or modification of, or addition or supplement to, or deletion from, the Credit Agreement, any other Guaranteed Document, or any other instrument or agreement applicable to the Borrower or any other person, or any part thereof, or any assignment, transfer or other disposition of any thereof;

(e) any failure of the Credit Agreement, any other Guaranteed Document, or any other instrument or agreement applicable to the Borrower or any other person, to constitute the legal, valid and binding agreement or obligation of any party thereto, enforceable in accordance with its terms, or any irregularity in the form of any Guaranteed Document;

(f) any failure on the part of the Borrower or any other person to perform or comply with any term or provision of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement;

(g) any waiver, consent, extension, indulgence or other action or inaction (including, without limitation, any lack of diligence, any failure to mitigate damages or marshal assets, or any election of remedies) under or in respect of (i) the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or (ii) any obligation or liability of the Borrower or any other person;

(h) any exercise or non-exercise of any right, power or remedy under or in respect of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or any such obligation or liability, including, without limitation, (i) any failure of the Administrative Agent or any other Creditor to give notice of any Default or Event of Default under any Guaranteed Document, or to advance funds for the protection or preservation of, or provision of insurance for, or payment of taxes on, any property that is collateral security for any of the Guaranteed Obligations, and (ii) any act or failure to act on the part of the Administrative Agent or any other Creditor, in any manner referred to in this Guaranty, or otherwise, that may deprive such Guarantor of its right to (A) subrogation against the

5

Borrower to recover full reimbursement or indemnity for any payments made pursuant to this Guaranty, or (B) contribution from any other Guarantor for any such payments made by it, or that otherwise may adversely affect the amount recoverable upon the exercise of any such right of subrogation or contribution;

(i) any application of any amounts by whomsoever paid or howsoever realized to the Guaranteed Obligations or any other liabilities owed to the Administrative Agent or any other Creditor, regardless of the order or priority of any such application, and regardless of what liabilities of the Borrower or any other person remain unpaid;

(j) any settlement or compromise of any of the Guaranteed Obligations, any security therefor or guaranty thereof;

(k) any payment made to the Administrative Agent or any other Creditor on the Guaranteed Obligations that the Administrative Agent or any other Creditor repays, returns or otherwise restores to the Borrower or any other applicable obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding;

(l) any subordination of any of the claims of the Administrative Agent or any other Creditor to any claims of any creditors of the Borrower or any other person, or any subordination of any liens or security interests in favor of the Administrative Agent or any other Creditor to any liens or security interests of any other person;

(m) any sale, exchange, release, surrender or foreclosure of, or any realization upon, or other dealing with, in any manner and in any order, any property, rights or interests by whomsoever at any time granted, assigned, pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations, or any other liabilities or obligations (including any of those hereunder), or any portion of any thereof;

(n) the existence of any right of setoff, offset or banker’s lien, or any failure to exercise rights in respect thereof, or any release thereof;

(o) any furnishing of any new or additional security or any new or additional guaranty to or for the benefit of any Creditor, or any acceptance thereof, including, without limitation, any addition of any Guarantor to this Guaranty;

(p) any release of any security or any guaranty by or at the direction of the Administrative Agent or any other Creditor, or any release or discharge of, or limitation of recourse against, any person furnishing any security or guaranty, including, without limitation, any release or discharge of any Guarantor from this Guaranty;

(q) any limitation on any person’s liability or obligation under the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or any such obligation or liability, or any termination, cancellation, avoidance, commercial or other frustration, impracticability, invalidity, unenforceability or ineffectiveness, in whole or in part, of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement or any such obligation or liability or any term or provision of any thereof;

(r) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, arrangement or other similar proceeding relating to the Borrower or to any of its properties or assets, or any such proceeding by, among or on behalf of any of its creditors, as such, or

6

any proceeding for the voluntary liquidation or dissolution or other winding up of the Borrower, whether or not insolvency or bankruptcy proceedings, or any assignment for the benefit of its creditors, or any other marshaling of its assets, or any action taken by any trustee or receiver or by any court in any such proceeding;

(s) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, arrangement or other similar proceeding relating to a Guarantor or to any of its properties or assets, or any such proceeding by, among or on behalf of any of its creditors, as such, or any proceeding for the voluntary liquidation or dissolution or other winding up of such Guarantor, whether or not insolvency or bankruptcy proceedings, or any assignment for the benefit of its creditors, or any other marshaling of its assets, or any action taken by any trustee or receiver or by any court in any such proceeding;

(t) any disallowance or limitation of any claim of the Administrative Agent, any other Creditor, or any other person, in any such proceeding;

(u) any change in the ownership of all or any part of the capital stock of, or other equity interests in, the Borrower, any of its Subsidiaries or Affiliates, or any other person, or any merger or consolidation involving the Borrower, any of its Subsidiaries or Affiliates, or any other person, or any purchase, acquisition, sale, lease or disposition by the Borrower, any of its Subsidiaries or Affiliates, or any other person, of any assets or properties;

(v) any breach by the Borrower or any of its other Subsidiaries or Affiliates of any of their representations or warranties contained in any of the Guaranteed Documents or any other certificate or document executed and delivered in connection therewith;

(w) any inability of the Borrower to create or incur any Subordinated Indebtedness or other Indebtedness, or the existence of any contractual or other restriction upon the ability of the Borrower to issue and sell shares of its capital stock, to purchase, sell, lease or otherwise dispose of assets, to incur Subordinated Indebtedness or other Indebtedness, or to otherwise conduct its business affairs;

(x) any assignment, transfer or other disposition, in whole or in part, by the Borrower or any other person of its interest in any of the property, rights or interests constituting security for all or any portion of the Guaranteed Obligations or any other Indebtedness, liabilities or obligations;

(y) any failure of any of the Credit Documents, or any other agreement or instrument securing all or any portion of the Guaranteed Obligations, to effectively subject any property, rights or interests to any liens or security interests purported to be granted or created thereby, or any failure of any such liens or security interests to be or become perfected or to establish or maintain the priority over other liens and security interests contemplated thereby;

(z) any condemnation or taking of, or any encumbrance on or interference with any use of, or any damage to, or any destruction of, any such property, or any part thereof or interest therein;

(aa) any lack of notice to, or knowledge by, any Guarantor of any of the matters referred to above; and/or

(bb) to the fullest extent permitted under applicable law now or hereafter in effect, any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, that could or might constitute a defense available to, or a discharge of the obligations of, a guarantor or other surety.

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Section 5. Waivers. Each Guarantor unconditionally waives, to the maximum extent permitted under any applicable law now or hereafter in effect, insofar as its obligations under this Guaranty are concerned, (a) notice of any of the matters referred to in Section 4, (b) all notices required by statute, rule of law or otherwise to preserve any rights against such Guarantor hereunder, including, without limitation, any demand, presentment, proof or notice of dishonor or non-payment of any Guaranteed Obligation, notice of acceptance of this Guaranty, notice of the incurrence of any Guaranteed Obligation, notice of any failure on the part of the Borrower, any of its Subsidiaries or Affiliates, or any other person, to perform or comply with any term or provision of the Credit Agreement, any other Guaranteed Document or any other agreement or instrument to which the Borrower or any other person is a party, or notice of the commencement of any proceeding against any other person or its any of its property or assets, (c) any right to the enforcement, assertion or exercise against the Borrower or against any other person or any collateral of any right, power or remedy under or in respect of the Credit Agreement, the other Guaranteed Documents or any other agreement or instrument, (d) any requirement that such Guarantor be joined as a party to any proceedings against the Borrower or any other person for the enforcement of any term or provision of the Credit Agreement, the other Guaranteed Documents, this Guaranty or any other agreement or instrument and (e) all suretyship defenses available to such Guarantor.

Section 6. Subrogation Rights. Until such time as the Guaranteed Obligations have been paid in full in cash and otherwise fully performed and all of the Commitments under the Credit Agreement have been terminated, each Guarantor hereby irrevocably waives all rights of subrogation that it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Administrative Agent and/or the other Creditors against the Borrower, any other Guarantor or any other guarantor of or surety for the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other Guarantor that it may at any time otherwise have as a result of this Guaranty.

Section 7. Separate Actions. A separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower, and whether or not any other Guarantor, any other guarantor of the Borrower or the Borrower be joined in any such action or actions.

Section 8. Guarantors Familiar with Borrower’s Affairs, etc. Each Guarantor confirms that an executed (or conformed) copy of each of the Credit Documents has been made available to its principal executive officers, that such officers are familiar with the contents thereof and of this Guaranty, and that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Credit Agreement, the other Credit Documents and this Guaranty and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. Each Guarantor confirms that it has made its own independent investigation with respect to the creditworthiness of the Borrower and its other Subsidiaries and Affiliates and is not executing and delivering this Guaranty in reliance on any representation or warranty by the Administrative Agent or any other Creditor or any other person acting on behalf of the Administrative Agent or any other Creditor as to such creditworthiness. Each Guarantor expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and its other Subsidiaries and Affiliates and any circumstances affecting (a) the Borrower’s or any other Subsidiary’s or Affiliate’s ability to perform its obligations under the Credit Agreement and the other Guaranteed Documents to which it is a party, or (b) any collateral securing, or any other guaranty for, all or any part of the Borrower’s or such other Subsidiary’s or Affiliate’s payment and performance obligations thereunder; and each Guarantor further agrees that the Administrative Agent and the other Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or the risks such Guarantor undertakes in this Guaranty.

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Section 9. Covenant Under Credit Agreement, etc. Each Guarantor covenants and agrees that on and after the date hereof and until this Guaranty is terminated in accordance with Section 27 hereof, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no Default or Event of Default, is caused by the actions or inactions of such Guarantor or any of its Subsidiaries.

Section 10. Representations and Warranties. Each Guarantor represents and warrants to the Administrative Agent and each of the other Creditors that:

(a) it is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or full force and effect, as applicable, under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage;

(b) it has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is party;

(c) it has duly executed and delivered each Credit Document to which it is party and each Credit Document to which it is party constitutes the legal, valid and binding agreement or obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(d) neither the execution, delivery and performance by such Guarantor of the Credit Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any material provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Guarantor or its material properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than any Lien created pursuant to the Credit Documents) upon any of the property or assets of such Guarantor pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other material agreement or other instrument, to which such Guarantor is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the Organizational Documents of such Guarantor;

(e) no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, is required to authorize or is required as a condition to (i) the execution, delivery and performance by such Guarantor of any Credit Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which such Guarantor is a party, other than filings and recordings necessary to establish or perfect any security interests or other Liens created pursuant to the Credit Documents;

(f) there are no actions, suits or proceedings pending or, to, the knowledge of such Guarantor, threatened with respect to such Guarantor that question the validity or enforceability of any of the Credit Documents to which such Guarantor is a party, or of any action to be taken by such Guarantor pursuant to any of the Credit Documents to which it is a party; and

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(g) as of the date such Guarantor has become a party to this Guaranty, (i) such Guarantor has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Guarantor has incurred to the Administrative Agent and the other Creditors under this Guaranty and the other Credit Documents to which such Guarantor is a party; (ii) such Guarantor has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is solvent and able to pay its debts as they mature; (iii) such Guarantor owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its debts; and (iv) such Guarantor is not entering into the Credit Documents to which it is a party with the intent to hinder, delay or defraud its creditors.

Section 11. Continuing Guaranty; Remedies Cumulative, etc. This Guaranty is a continuing guaranty, all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon, and this Guaranty shall remain in full force and effect until terminated as provided in Section 27 hereof. No failure or delay on the part of the Administrative Agent or any other Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any other Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any other Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for, and neither the Administrative Agent nor any other Creditor, undertakes any obligation or duty to, inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 12. Application of Payments and Recoveries. All amounts received by the Administrative Agent pursuant to, or in connection with the enforcement of, this Guaranty, together with all amounts and other rights and benefits realized by any Creditor (or to which any Creditor may be entitled) by virtue of this Guaranty, shall be applied as provided in Section 10.3 of the Credit Agreement.

Section 13. Enforcement Expenses. The Guarantors hereby jointly and severally agree to pay, to the extent not paid pursuant to Section 13.1 of the Credit Agreement, all out-of-pocket costs and expenses of the Administrative Agent and each other Creditor in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by the Administrative Agent or any of the other Creditors).

Section 14. Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the other Creditors and their successors and assigns, provided that no Guarantor may transfer or assign any or all of its rights or obligations hereunder except as permitted under the Credit Agreement.

Section 15. Entire Agreement. This Guaranty and the other Guaranteed Documents represent the final agreement among the parties with respect to the subject matter hereof and thereof, supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties.

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Section 16. Amendments; Additional Guarantors. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent acting at the direction of the requisite number of Lenders, if any, required pursuant to Section 13.11 of the Credit Agreement, and the applicable Guarantor or Guarantors, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Credit Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Credit Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 17. Headings Descriptive. The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

Section 18. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 19. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean any “Event of Default” as defined in the Credit Agreement or any payment default under any Designated Hedge Document after any applicable notice and grace period), each Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other person, any such notice being expressly waived, to the fullest extent permitted under applicable law now or hereafter in effect, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Creditor under this Guaranty, irrespective of whether or not the Administrative Agent or such Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Creditor agrees to promptly notify the relevant Guarantor after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 20. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and mailed, sent by telecopier or delivered, (a) if to any Guarantor, at the address specified for it in the Credit Agreement (or if no such address is specified, to it c/o the Borrower), with a courtesy copy to the Borrower at its address specified in or pursuant to the Credit Agreement, (b) if to the Administrative Agent, to it at its Notice Office, (c) if to any Lender, at its address specified in or pursuant to the Credit Agreement, and (d) if to any Designated Hedge Creditor, at such address as such Designated Hedge Creditor shall have specified in writing to each Guarantor and the Administrative Agent; or in any case at such other address as any of the persons listed above may hereafter notify the others in writing. All such notices and communications shall be mailed, sent via telecopier, sent by overnight courier or delivered, and shall be effective when received.

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Section 21. Reinstatement. If claim is ever made upon the Administrative Agent or any other Creditor for recission, repayment, recovery or restoration of any amount or amounts received by the Administrative Agent or any other Creditor in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event (i) any such judgment, decree, order, settlement or compromise shall be binding upon each Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, (ii) each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or otherwise recovered or restored to the same extent as if such amount had never originally been received by any such payee, and (iii) this Guaranty shall continue to be effective or be reinstated, as the case may be, all as if such repayment or other recovery had not occurred.

Section 22. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE ADMINISTRATIVE AGENT, THE OTHER CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. Any legal action or proceeding with respect to this Guaranty may be brought in the Courts of the State of Ohio, or of the United States of America for the Northern District of Ohio, Eastern Division, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor hereby irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, return receipt requested, to such Guarantor at its address provided herein, such service to become effective 30 days after such mailing, or such earlier time as may be provided by applicable law. Nothing herein shall affect the right of the Administrative Agent or any of the other Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

(b) Each Guarantor hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document or Guaranteed Document brought in the courts referred to in Section 22(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH OTHER CREDITOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 23. Sale of Capital Stock of a Guarantor. In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 9.2(c) of the Credit Agreement (or such sale or other disposition has been approved in writing by the Required Lenders (or all Lenders, or all of the Lenders (other than any Defaulting Lender), as applicable, if required by Section 13.11 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied, to the extent applicable, in accordance with

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the provisions of the Credit Agreement, such Guarantor shall be released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more persons that own, directly or indirectly, all of the capital stock or other equity interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 23).

Section 24. Contribution Among Guarantors. Each Guarantor, in addition to the subrogation rights it shall have against the Borrower under applicable law as a result of any payment it makes hereunder, shall also have a right of contribution against all other Guarantors in respect of any such payment pro rata among the same based on their respective net fair value as enterprises, provided any such right of contribution shall be subject and subordinate to the prior payment in full of the Guaranteed Obligations (and such Guarantor’s obligations in respect thereof).

Section 25. Full Recourse Obligations; Effect of Fraudulent Transfer Laws, etc. It is the desire and intent of each Guarantor, the Administrative Agent and the other Creditors that this Guaranty shall be enforced as a full recourse obligation of each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of any Guarantor under this Guaranty would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Guarantor’s liability hereunder in respect of the Guaranteed Obligations shall be deemed to be reduced ab initio to that maximum amount that would be permitted without causing such Guarantor’s obligations hereunder to be so invalidated.

Section 26. Payments Free and Clear of Setoffs, Counterclaims and Taxes, etc.

(a) All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and, except as provided for in this Section 26(a), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax, imposed on or measured by the net income or net profits of a Creditor pursuant to the laws of the jurisdiction under which such Creditor is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Creditor is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non excluded taxes, levies imposts, duties, fees, assessments or other charges (all such nonexcluded taxes levies, imposts, duties, fees assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the applicable Guarantor agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the applicable Guarantor agrees to reimburse each Creditor, upon the written request of such Creditor for taxes imposed on or measured by the net income or profits of such Creditor pursuant to the laws of the jurisdiction in which such Creditor is organized or in which the principal office or Applicable Lending Office of such Creditor is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or Applicable Lending Office of such Creditor is located and for any withholding of income or similar taxes imposed by the United States of America as such Creditor shall determine are payable by, or withheld from, such Creditor in respect of such amounts so paid to or on behalf of such Creditor pursuant to the preceding sentence, which request shall be accompanied by a statement from such Creditor setting forth, in reasonable detail, the computations used in determining such amounts. The applicable Guarantor will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any

13

withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the applicable Creditor, evidencing such payment by the applicable Creditor. Each applicable Guarantor will indemnify and hold harmless the Administrative Agent and each Creditor, and reimburse the Administrative Agent or such Creditor upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Creditor.

(b) Notwithstanding anything to the contrary contained in this Section 26, (i) any applicable Guarantor shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from any amounts payable hereunder for the account of any Creditor that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and that has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding; and (ii) any applicable Guarantor shall not be obligated pursuant to this Section 26 hereof to gross-up payments to be made to a Creditor in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto if such Creditor has not provided to the Borrower such forms.

Section 27. Termination. After the termination of all of the Commitments and all Designated Hedge Documents, when no Note or Letter of Credit is outstanding and when all Loans and other Guaranteed Obligations (other than unasserted indemnity obligations) have been paid in full, this Guaranty will terminate and the Administrative Agent, at the request and expense of the Borrower and/or any of the Guarantors, will execute and deliver to the Guarantors an instrument or instruments acknowledging the satisfaction and termination of this Guaranty.

Section 28. Enforcement Only by Administrative Agent. The Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Creditors, upon the terms of this Guaranty. The Administrative Agent and the other Creditors further agree that this Guaranty may not be enforced against any director, officer or employee of any Guarantor, as such.

Section 29. General Limitation on Claims by Guarantors. NO CLAIM MAY BE MADE BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY OTHER CREDITOR, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS OF ANY OF THEM, FOR ANY DAMAGES OTHER THAN ACTUAL COMPENSATORY DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY OR ANY OF THE OTHER GUARANTEED DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH GUARANTOR HEREBY, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, WAIVES, RELEASES AND AGREES NOT TO SUE OR COUNTERCLAIM UPON ANY SUCH CLAIM FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Section 30. Attorneys, Accountants, etc. of Creditors Have No Duty to Guarantors. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such person may act) retained by the Administrative Agent or any other Creditor with respect to the transactions contemplated by the Guaranteed Documents shall have the right to act exclusively in the interest of the Administrative Agent or such other Creditor, as the case may be, shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or

14

nature whatsoever to any Guarantor, to any of its Affiliates, or to any other person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation and shall be subject to the provisions contained in Section 13.14 of the Credit Agreement. Each Guarantor agrees, on behalf of itself, its Subsidiaries and its other Affiliates, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 31. Creditors Not Fiduciary to Guarantors, etc. The relationship among any Guarantor and its Affiliates, on the one hand, and the Administrative Agent and the other Creditors, on the other hand, is solely that of debtor and creditor, and the Administrative Agent and the other Creditors have no fiduciary or other special relationship with any Guarantor or any of its Affiliates, and no term or provision of any Guaranteed Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 32. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts including, by way of facsimile transmission or other electronic transmission capable of authentication, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

ADP OF NEW YORK, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF ALABAMA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF CALIFORNIA, INC.

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF LOUISIANA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MARYLAND, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MICHIGAN, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MISSOURI, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF NORTH CAROLINA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF OKLAHOMA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF PENNSYLVANIA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF TENNESSEE, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF VIRGINIA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PROFESSIONAL SERVICES, LLC

By:
Name:	Breht T. Feigh
Title:	Vice President

APPLE PARK ASSOCIATES, INC.

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF ARIZONA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF WISCONSIN, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

PDHC, LTD.

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF TEXAS, LLC, (as successor by merger to Texas Dental Management, Inc. and Texas Dental Partners, L.P.)

By:
Name:	Ian H. Brock
Title:	Vice President

VOSS DENTAL LAB, INC.

By:
Name:	Ian H. Brock
Title:	Vice President

ADP-CFK, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

CARE FOR KIDS — USA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

CARE FOR KIDS OF ARIZONA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

AMERICAN DENTAL PARTNERS OF MINNESOTA, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

METROPOLITAN DENTAL HOLDINGS, INC.

By:
Name:	Ian H. Brock
Title:	Vice President

METROPOLITAN DENTAL MANAGEMENT, INC.

By:
Name:	Ian H. Brock
Title:	Vice President

ZETASYS, LLC (formerly known as Integrated Solutions, LLC)

By:
Name:	Ian H. Brock
Title:	Vice President

CFK OF TEXAS, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

FOCUS PRACTICE CONSULTANTS, LLC

By:
Name:	Ian H. Brock
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exhibit A to

Subsidiary Guaranty

SUBSIDIARY GUARANTY SUPPLEMENT

This Subsidiary Guaranty Supplement, dated as of                  , 20     (as amended, restated or otherwise modified from time to time, this “Supplement”), is made by [                                    , a                                  corporation] (the “Additional Guarantor”), in favor of ) KEYBANK NATIONAL ASSOCIATION, a national banking association, as administrative agent (the “Administrative Agent”) for the benefit of the Creditors (as defined in the Guaranty referred to below).

RECITALS:

(1) American Dental Partners, Inc., a Delaware corporation (together with its successors and assigns, the “Borrower”), the financial institutions named as lenders therein (together with their successors and assigns, the “Lenders”), and the Administrative Agent.

(2) In connection with the Credit Agreement, each of the Borrower’s subsidiaries (collectively, the “Guarantors” and, individually, each a “Guarantor”) executed and delivered a Subsidiary Guaranty dated as of August 21, 2009 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Guaranty”) to the Administrative Agent for the benefit of the Creditors (as defined in the Guaranty) pursuant to which the Guarantors guaranteed the payment and performance in full of all of the Guaranteed Obligations (as defined in the Guaranty).

(3) The Additional Guarantor is a newly created or acquired subsidiary of the Borrower and, pursuant to Section 8.10 of the Credit Agreement, is required to become a “Guarantor” under the Guaranty and to guaranty, for the benefit of the Creditors, all of the Guaranteed Obligations.

(4) The Additional Guarantor deems it to be in its direct pecuniary and business interests to become a “Guarantor” under the Guaranty and, accordingly, desires to enter into this Supplement in accordance with Section 16 of the Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Creditors to make financial accommodations to or for the benefit of the Additional Guarantor.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Additional Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Additional Guarantor covenants and agrees with the Administrative Agent and the Creditors as follows:

Section 1. Definitions. Capitalized terms used in this Supplement and not otherwise defined herein shall have the meanings given to such terms in the Guaranty.

Section 2. Supplement; Guaranty. The Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Supplement, on and after the date hereof it shall become a party to the Guaranty and shall be fully bound by, and subject to, all of the covenants, terms, obligations and conditions of the Guaranty applicable to a “Guarantor” as though originally party thereto as a “Guarantor,” and the Additional Guarantor shall be deemed a “Guarantor” for all purposes of the Guaranty and the other Credit Documents (as defined in the Credit Agreement). The Additional Guarantor acknowledges and confirms that it has received a copy of the Guaranty, the other Credit Documents and all exhibits thereto and has reviewed and understands all of the terms and provisions thereof. The Additional Guarantor (i) agrees that it will comply with all the terms and conditions of the Guaranty as if it were an original signatory thereto, and (ii) irrevocably and unconditionally guarantees to the Administrative Agent, for the benefit of the Creditors, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Guaranteed Obligations.

Section 3. Effect of this Agreement. Except as expressly provided in this Supplement, the Guaranty shall remain in full force and effect, without modification or amendment.

Section 4. Representations and Warranties. The Additional Guarantor, as of the date hereof, hereby:

(a) makes to the Administrative Agent and the Creditors each of the representations and warranties contained in the Guaranty applicable to a Guarantor; and

(b) represents and warrants that upon the execution and delivery of this Supplement, all of the conditions set forth in Section 8.10 of the Credit Agreement have been satisfied.

Section 5. Successors and Assigns; Entire Agreement. This Supplement is binding upon and shall inure to the benefit of the Additional Guarantor, the Administrative Agent and each of the Creditors and their respective successors and assigns. This Supplement and the Guaranty set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supercedes all prior discussions, agreements and understandings of any and every nature among them. This Supplement shall be a Credit Document under the Credit Agreement. No Guarantor shall be permitted to assign any of its rights or obligations hereunder except as expressly permitted pursuant to or in accordance with the Credit Agreement.

Section 6. Headings. The descriptive headings of this Supplement are for convenience or reference only and do not constitute a part of this Supplement.

Section 7. Governing Law. This Supplement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Ohio, without application of the rules regarding conflicts of laws.

Section 8. JURY TRIAL WAIVER. THE ADDITIONAL GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Additional Guarantor has executed this Supplement as of the date first written above.

By:
Name:
Title: